Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

by and between

SPX CORPORATION, as Seller,

SPX TRANSFORMER SOLUTIONS, INC., as the Company,

solely for the purposes of Section 11.16, Prolec GE Internacional, S. de R.L.
de C.V., as Guarantor,

and

GE-PROLEC TRANSFORMERS, INC., as Purchaser

Dated as of June 8, 2021

TABLE OF CONTENTS

i

Exhibits

Exhibit A    Accounting Principles

Exhibit B     Net Working Capital Example

Exhibit C     Form of Transition Services Agreement

Exhibit D    Conditional Binder

STOCK PURCHASE AGREEMENT, dated as of June 8, 2021 (the “Agreement”), by and among SPX Corporation, a Delaware corporation (“Seller”), SPX Transformer Solutions, Inc., a Wisconsin corporation (the “Company”) and GE-Prolec Transformers, Inc., a Delaware corporation (“Purchaser”), and solely for the purposes of Section 11.16, Prolec GE Internacional, S. de R.L. de C.V. (the “Guarantor”, and together with Seller, the Company and the Purchaser, the “Parties”).

RECITALS

WHEREAS, the Company is engaged in the business of manufacturing and selling medium power, large power and extra high voltage transformers, components designed for use in such transformers, and maintenance and installation and repair services for such transformers, in each case, in the United States of America (collectively, the “Business”);

WHEREAS, Seller owns, and immediately prior to the Closing will own, all of the outstanding shares of common stock, having no par value (the “Shares”), of the Company;

WHEREAS, on the terms and subject to the conditions set forth herein, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of Seller’s right, title and interest in and to the Shares;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1            Definitions. As used in this Agreement, the following terms have the following meanings:

“Accounting Expert” has the meaning set forth in Section 2.3(c).

“Accounting Principles” has the meaning set forth on Exhibit A.

“Action” means any action, suit, litigation, arbitration, mediation (including any civil, criminal, administrative or appellate proceeding), hearing or other proceeding conducted or heard by or before, or otherwise involving any court or other Governmental Authority or any mediator or mediation tribunal.

“Adjustment Amount” means an amount (which may be positive or negative) equal to the Final Purchase Price minus the Estimated Purchase Price.

“Adjustment Items” means, collectively, each of the following (i) Closing Cash, (ii) Closing Indebtedness, (iii) Net Working Capital, (iv) Transaction Expenses, (v) Healthcare Accrual, and (vi) Workers Comp Reserve.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing. Unless otherwise specified herein, the Company JV shall not be deemed to be an Affiliate of the Company or Seller. For the avoidance of doubt, (i) prior to the Closing, references to Affiliates of Seller shall include the Company and references to Affiliates of Purchaser shall not include the Company; and (ii) as of the Closing and thereafter, references to Affiliates of Seller shall not include the Company and references to Affiliates of Purchaser shall include the Company.

“Affiliated Group” means any affiliated, combined, consolidated, unitary or similar group (including any affiliated group within the meaning of Section 1504(a) of the Code) under U.S. federal, state, local or non-U.S. law.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Law” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, and all other antitrust, competition or trade regulation laws, including all laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Antitrust Restraint” has the meaning set forth in Section 6.2(d).

“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, foreign or other law, constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Audited Financial Statements” has the meaning set forth in Section 4.3(a).

“Balance Sheet Date” has the meaning set forth in Section 4.3(a).

“BIS” has the meaning set forth in Section 4.11(b).

“Books and Records” has the meaning set forth in Section 6.5(b).

“Business” has the meaning set forth in the Recitals.

“Business Contract” means any Contract to which the Company is a party.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Business Employees” means the employees of the Company.

“Caps” has the meaning set forth in Section 8.5(c).

“Cash” means, without duplication, all cash, cash equivalents and marketable securities, provided that Cash shall be calculated (i) net of issued but uncleared checks, wires, ACH, drafts and other payments (in each case, to the extent the liability related thereto is not included in the calculation of Net Working Capital) and (ii) including checks, wire transfers and drafts deposited or available for deposit for the account of the Company (in each case, to the extent the asset related thereto has not been included in the calculation of Net Working Capital); provided, further, that Cash shall not include any amounts included as a current asset in Net Working Capital or any security deposits made by the Company to third parties.

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity.

“C.F.R.” means the Code of Federal Regulations.

“Change Request” has the meaning set forth for such term in the Side Letter.

“Closing” has the meaning set forth in Section 2.4.

“Closing Cash” means the aggregate amount of Cash of the Company as of the Measurement Time. For the avoidance of doubt, Closing Cash shall not include any amounts that are included as current assets in the determination of Net Working Capital.

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Company as of the Measurement Time. For the avoidance of doubt, Closing Indebtedness shall not include any amounts that are included as Transaction Expenses or current liabilities in the determination of Net Working Capital.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” has the meaning set forth in Section 4.10(b).

“Company” has the meaning set forth in the Preamble.

“Company Data” means the data included in the Company IP and other information (including personal information regarding any Person) that is material to the business of the Company and contained in any database used or maintained by the Company.

“Company Employee Plan” means an Employee Plan that is sponsored by the Company or to which the Company is a party.

“Company Fundamental Representations” means Section 4.1(a) (Organization), Section 4.1(b) (Corporate Authorization), Section 4.1(c) (Binding Effect), Section 4.2(a) (Capitalization), and Section 4.29 (Finder’s Fees).

“Company IP” means Company Owned IP and Company Licensed IP.

“Company IT Systems” has the meaning set forth in Section 4.24(a).

“Company JV” means Menk USA, LLC, an Illinois limited liability company.

“Company Licensed IP” means all Intellectual Property that is licensed by the Company from any third party.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company, which shall expressly exclude Seller Trademarks.

“Company Tangible Properties” has the meaning set forth in Section 4.13.

“Conditional Binder” has the meaning set forth in Section 6.15.

“Confidential Information” means any information disclosed to such Party (or its Affiliates or its or their respective Representatives) in connection with negotiations, execution and delivery of this Agreement that relates to (a) the provisions of this Agreement or any Contract entered into pursuant to this Agreement, (b) the negotiations relating to this Agreement (or any such other Contract), (c) any information relating to the business, financial or other affairs (including future plans, customer and supplier information, financial targets, trade secrets and know-how) of the other Parties (to the extent not an Affiliate of the original Party) or (d) any other information provided in a manner which reasonably indicates the confidential or proprietary nature of such information. With respect to Purchaser and its Affiliates, Confidential Information includes all Evaluation Material (as such term is defined in the Confidentiality Agreement).

“Confidentiality Agreement” means the letter agreement, dated as of January 26, 2021, between Seller and Xignux S.A. de C.V., the joinder to such letter agreement, dated February 25, 2021, executed by Prolec GE Internacional, S. de R.L. de C.V. and the Confidentiality Letter Agreement, dated March 8, 2021, by and between Seller and GE Renewable Energy and the joinder to such letter agreement, dated the date hereof by Purchaser.

“Consent” means the approval, authorization, waiver, or other consent of any Person.

“Continuing Employee” has the meaning set forth in Section 6.11(b).

“Contract” means any legally binding contract, agreement, undertaking, indenture, lease or other written instrument of any kind.

“Covered Insurance Claim” has the meaning set forth in Section 6.8(d).

“COVID-19” means the COVID-19 virus and pandemic, including any evolutions or mutations of the COVID-19 disease, any “second” or “subsequent” waves and any further epidemics or pandemics arising therefrom.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction (or any other measures affecting the compensation or benefits of Business Employees), reduced capacity, social distancing, shut down, closure, sequester, safety or similar law, directive or guidelines promulgated by any Governmental Authorities, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act, and all regulations and guidance issued by any Governmental Authority with respect thereto, as in effect from time to time, including subsequent legislation in effect as of the date of this Agreement amending paragraph 36 of Section 7(a) of the Small Business Act (the “CARES Act”), and the Families First Coronavirus Response Act, as may be amended.

“Credit Agreement” means the Credit Agreement, dated September 1, 2015, among SPX Corporation, the Foreign Subsidiary Borrowers (as defined therein), the Lenders (as defined therein), Bank of America, N.A., as Administrative Agent, Deutsche Bank AG Deutschlandgeschäft Branch, as Foreign Trade Facility Agent, Commerzbank Aktiengesellschäft and The Bank Of Nova Scotia, as Co-Syndication Agents, and Credit Agricole Corporate and Investment Bank, The Bank of Tokyo-Mitsubishi UFJ, LTD., JPMorgan Chase Bank, N.A., Suntrust Bank and HSBC Bank USA, National Association, as Co-Documentation Agents, as amended by the First Amendment to the Credit Agreement, dated March 20, 2017, the Second Amendment to the Credit Agreement, dated December 19, 2017 and the Third Amendment to the Credit Agreement, dated December 17, 2019 (as further amended, restated, amended and restated, modified or supplemented prior to the Closing Date).

“Debt Commitment Letter” has the meaning set forth in Section 5.2(a).

“Debt Financing” has the meaning set forth in Section 5.2(a).

“Deductible” has the meaning set forth in Section 8.5(b).

“Deferred Payroll Taxes” means any employer payroll Taxes of the Company incurred at or prior to the Closing which has been deferred under the CARES Act.

“Delivery Period” has the meaning set forth in Section 6.10(b).

“Developer’s Agreement” has the meaning set forth in Section 4.16(a)(xii).

“Direct Claim” has the meaning set forth in Section 8.2(c).

“Disclosing Party” has the meaning set forth in Section 6.6(b).

“Disclosure Schedule” means the disclosure letter delivered by Seller and the Company to Purchaser contemporaneously with the execution and delivery of this Agreement setting forth, among other things, items the disclosure which may be necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations, warranties or covenants of Seller and the Company contained in this Agreement.

“Effect” has the meaning set forth in the definition of Material Adverse Effect.

“Employee Plan” means: (a) each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (b) each employment, termination, severance or similar agreement, plan, policy, program or arrangement, (c) each other plan, policy, agreement, program or arrangement (written or oral) providing for compensation, benefits, bonuses, commission, profit-sharing, excess benefit, stock option, restricted stock, restricted stock unit or other stock- or equity-related rights, incentive or deferred compensation, vacation or paid-time-off benefits, insurance (including any self-insured arrangements), death, life, dental, vision, health or medical benefits, adoption, dependent or employee assistance, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, cafeteria, flex spending, tuition, retention, transaction, change in control payments, savings, pension, post-employment, retirement or other welfare or fringe benefits and (d) each other employee compensation or benefit plan, program, policy, agreement, arrangement or commitment, in each case, which is sponsored, maintained, administered or contributed to by Seller, the Company or any of their respective ERISA Affiliates for the benefit of Business Employees, or with respect to which the Company has any obligation or Liability (whether actual or contingent); provided that, “Employee Plan” does not include any such compensation or benefit plan, program, policy, agreement, arrangement or commitment that is not sponsored by the Company and in which no Business Employee participates.

“Enforcement Exceptions” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

“Enterprise Value” has the meaning set forth in Section 2.2(a)(i).

“Enterprise-Wide Contracts” means any Shared Contract (i) for the purchase, lease, license or other provision of materials, supplies, goods, equipment, Intellectual Property or services to the Seller Group and the Company, or a subset of the Seller Group in a certain jurisdiction generally and (ii) to which the Seller or any member of the Seller Group, but not the Company, is a party.  For the avoidance of doubt, the Company shall not be deemed to be a party to a Shared Contract that refers to “affiliates” or “subsidiaries” of the Seller Group being party to such Contract if the Company is not otherwise expressly a signatory thereto; provided that the Shared Contracts set forth in Section 6.12(c) of the Disclosure Schedule shall expressly not be considered Enterprise-Wide Contracts.

“Environmental Laws” means all Applicable Laws relating to pollution or the protection of the environment, public health and safety, or natural resources, including with respect to the generation, use, handling, manufacture, labeling, transport, treatment, storage, disposal, or Release of, or exposure to, any Regulated Substance. The term “Environmental Law” includes, without limitation: (i) the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Sections 9601-9675, the Emergency Planning and Community Right to Know Act, 42 U.S.C. Sections 11001-11050, the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901-6992k, the Safe Drinking Water Act, 42 U.S.C. Sections 300f to 300j-27, the Toxic Substances Control Act, 15 U.S.C. Sections 2601-2697, the Hazardous Materials Transportation Act, 49 U.S.C. Sections 5101-5128, the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251-1388, the Oil Pollution Act of 1990, 33 U.S.C. Sections 2701-2762, and the Clean Air Act, 42 U.S.C. Sections 7401-7671q; (ii) regulations promulgated pursuant to the foregoing federal statutes; and (iii) counterpart state laws and regulations.

“Environmental Permit” means any Permit required to operate the Business or to occupy and use the Owned Real Property, the Leased Real Property or facilities thereon pursuant to applicable Environmental Law.

“Equity Interest” means, with respect to any Person, any share of capital stock of, or any general, limited or other partnership interest, membership interest or similar ownership interest in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity or trade or business (whether or not incorporate) which, together with such entity, is or was, at the relevant time, treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Estimated Closing Statement” means a statement setting forth the Company’s good faith estimate of the Purchase Price, including the Company’s good faith estimate of each of the Adjustment Items, each of which shall be determined in accordance with the Accounting Principles and a list of the Persons to which the Transaction Expenses are to payable, and, to the extent reasonably available to the Company or Seller, invoices relating thereto.

“Estimated Purchase Price” means the Company’s calculation of the Purchase Price as set forth in the Estimated Closing Statement, which amount shall be based on Company’s calculation of each of the Adjustment Items set forth in the Estimated Closing statement.

“Exchange Act” means Securities and Exchange Act of 1934, as amended.

“Federal Arbitration Act” means the United States Federal Arbitration Act.

“Fee Letter” has the meaning set forth in Section 5.2(a).

“Final Adjustment Items” means each of the Adjustment Items as finally determined pursuant to Section 2.3 of this Agreement.

“Final Purchase Price” means the Purchase Price as finally determined pursuant to Section 2.3(c).

“Financial Statements” has the meaning set forth in Section 4.3(a).

“Financing Sources” means the Persons identified in the Debt Commitment Letter as the providers of the Debt Financing, including any arrangers, agents, lenders, underwriters, initial purchasers, placement agents or other entities that have committed to provide, arrange, underwrite or place or have entered into definitive agreements related to, the Debt Financing, including the parties to the Debt Commitment Letter and any engagement letters, joinder agreements, indentures, credit agreements or other definitive agreements entered into pursuant thereto or relating thereto, together with their respective current and future Affiliates and their and such Affiliates’ respective officers, directors, employees, attorneys, partners (general or limited), controlling parties, advisors, members, managers, accountants, consultants, agents, representatives and funding sources of each of the foregoing, and their successors and assigns (in each case, excluding Purchaser and its Affiliates).

“Former Real Properties” has the meaning set forth in Section 4.14(b).

“Fraud” means a claim for common law fraud defined under the Law of the State of New York (i) in connection with a representation or warranty set forth in Articles III, IV or V of this Agreement that was false or materially misleading, (ii) where the Person making such representation had actual knowledge at the time the representation was made that such representation was false or misleading, (iii) such Person making the representation had the intent to deceive another Person party to this Agreement, and (iv) such other Person party to this Agreement reasonably relied upon the misrepresentation to such Person’s economic detriment. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence.

“GAAP” means generally accepted accounting principles in the United States, as in effect (i) with respect to financial information for period prior to the Closing Date, as of such applicable time and (ii) with respect to financial information for periods on or after the Closing Date, as of the date hereof.

“Governing Documents” means, with respect to any corporation, charter, bylaws and any shareholder agreement in respect of such corporation; with respect to any partnership, its certificate of partnership and any partnership agreement in respect of such partnership; with respect to any limited liability company, its certificate of formation and limited liability company or operating agreement and agreement among the members in respect of such limited liability company; with respect to each other Person, its comparable constitutional instruments or documents (and, in each case, such similar instruments or documents as applicable under a relevant jurisdiction). With respect to the Company JV, the “Governing Documents” includes, in addition to any of the foregoing documents, the Joint Venture Agreement, dated April 12, 2002, by and among the Company, Menk U.S. Holdings, Inc. and Menk Apparatebau GmbH.

“Governmental Authority” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal and including any arbitrator and arbitration panel).

“Group Tax” means any U.S. federal, state or local, or non-U.S. Tax computed or imposed on an Affiliated Group basis for an Affiliated Group that includes or included Seller and the Company, including any interest, penalty or addition thereto, whether disputed or not.

“Guarantee” has the meaning set forth in Section 11.16(a).

“Guaranteed Obligations” has the meaning set forth in Section 11.16(a).

“Guarantor” has the meaning set forth in the Preamble.

“Healthcare Accrual” shall be equal to $1,500,000.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IFRS” has the meaning set forth in Section 6.18(a)(ii).

“Improvements” has the meaning set forth in Section 4.12.

“Inactive Company Employee” means any Business Employee who, as of immediately prior to Closing, is not actively providing services (e.g., an employee on a short or long term disability, military leave or another leave of absence).

“Inbound IP Contracts” has the meaning set forth in Section 4.15(c).

“Indebtedness” means, with respect to the Company and without duplication: (a) indebtedness for borrowed money, including all accrued and unpaid interest, all fees, premiums, prepayment penalties, breakage costs or similar charges or expenses or other obligations owed as a result of the early repayment or redemption thereof, (b) all obligations evidenced by notes, bonds, debentures or other similar instruments, (c) the deferred purchase price of property, assets, securities or services, including all “earn out” or incentive payments, seller notes or similar obligations, contingent or otherwise, in each case, computed as if all the criteria or other conditions of such “earn out”, incentive or similar provision was due (in each case, other than trade payables or accruals incurred in the Ordinary Course to the extent included in Net Working Capital), (d) all reimbursement, payment or similar obligations, contingent or otherwise, under acceptance, letter of credit, bankers’ acceptance, performance bonds or similar facilities, in each case solely to the extent drawn and not repaid prior to Closing, (e) all obligations under any leases classified as capital or finance leases in the Financial Statements or in accordance with GAAP (for the avoidance of doubt, excluding any obligation associated with leases classified as operating leases in the Financial Statements), (f) obligations under any interest rate or currency swaps or other hedging transactions (valued at the termination value thereof), (g) all obligations secured by any Lien (other than Permitted Liens) existing on property or assets owned by such Person, whether or not indebtedness secured thereby has been assumed, (h) any declared but unpaid dividends or distributions or other amounts due to any member of the Seller Group, (i) an amount equal to $5,342,867, (j) payment obligations owing by the Company in respect of repairs for the water main break in June 2020 at the Company’s facility in Dallas, (k) Deferred Payroll Taxes under the CARES Act, (l) 50% of the fees and premium paid by Purchaser to bind the R&W Insurance Policy (which 50% shall not exceed $1,050,000); and (m) all liabilities of another Person described in the foregoing clauses (a) through (l) that are guaranteed by the Company; provided, that Indebtedness shall expressly exclude any deferred revenues of the Company.

“Indemnified Party” means any Person claiming indemnification under any provision of Article VIII.

“Indemnified Taxes” means, without duplication, any liability in respect of (a) any Taxes for which Sellers are responsible pursuant to Section 10.1, (b) any Taxes imposed on the Company, or for which the Company becomes liable, for any Pre-Closing Period (as determined pursuant to Section 10.3(b)), (c) any Taxes imposed on the Company (or any predecessor thereof) by reason of having been a member of an affiliated, combined, consolidated or unitary group with another Person on or prior to the Closing Date by reason of Treasury Regulations Section 1.1502-6(a) (or any analogous or similar provision of law) (any Taxes described in this clause (c), the “SPX Corporate Taxes”), (d) any Taxes imposed on the Company as a result of adjustments required as a result of the Change Request, (e) any Taxes of or imposed on any Person for which the Company is or has been liable as a transferee or successor, by contract (other than any contract entered into in the Ordinary Course, the primary subject matter of which is not Taxes) or assumption, operation of law or otherwise, and (f) any Taxes resulting from or attributable to Tax Contests with respect to Group Taxes that are subject to the final sentence of Section 10.3(c); provided, that Losses described in the foregoing clause (f) shall be determined without regard to any Tax attributes of the Company generated following the Closing.

“Indemnifying Party” means any Person against whom an Action for indemnification is being asserted under any provision of Article VIII.

“Intellectual Property” means, in any and all jurisdictions throughout the world, any intellectual property and intellectual property rights, including (a) trademarks, service marks, Internet domain names, trade dress, trade names, other names or source identifiers, registrations and applications for registration of the foregoing, and the goodwill associated therewith and symbolized thereby (collectively, “Trademarks”), (b) patents (including utility, utility model, plant and design patents, and certificates of invention), patent applications, including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications, reissues, and re-examination applications, and all reissues, divisions, renewals, extensions, provisionals, certificates of invention and statutory invention registrations, continued prosecution applications, requests for continued examination, reexaminations, continuations and continuations-in-part thereof, (c) trade secrets, confidential information, know-how, technology, methods, techniques, formulas, product designs, data, databases, and inventions, and (d) copyrights (including copyrights in computer Software and Internet websites), mask works and all other rights corresponding to works of authorship, including moral and economic rights of authors and inventors, however denominated and registrations and applications for registration of the foregoing.

“Intercompany Payables” means all account, note or loan payables and all advances (cash or otherwise) or any other extensions of credit that are payable by the Company to a member of the Seller Group, including any franchise fee payable by the Company to a member of the Seller Group, whether any such obligation is agreed to in writing or arising out of course of conduct.

“Intercompany Receivables” means all account, note or loan payables and all advances (cash or otherwise) or any other extensions of credit that are payable by a member of the Seller Group to the Company.

“IP Contracts” has the meaning set forth in Section 4.15(d).

“IRS” means the United States Internal Revenue Service.

“IT Assets” means computer systems, networks, data centers, documentation, databases, data rights, Internet domain names, social media accounts, information technology software and hardware assets and infrastructure relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format used in the Business.

“JV Agreements” has the meaning set forth in Section 4.27(d).

“JV’s Knowledge” means the actual knowledge of Brian Mason and Sandeep Arora as of the date any representation or warranty is made, without any inquiry, except as specifically provided in Section 4.27(f).

“Key Customer” has the meaning set forth in Section 4.20(a).

“Key Sales Agent” has the meaning set forth in Section 4.20(c).

“Key Supplier” has the meaning set forth in Section 4.20(b).

“Knowledge” means the actual knowledge after reasonable due inquiry (a) with respect to Purchaser, of each of the following: Oscar de Jesús Martinez Treviño and Teresa Villarreal Torres; (b) with respect to Seller, of each of the following: Franklin McClelland and John Nurkin and (c) with respect to the Company, of each of the following: Karen Spors, Brian Mason, Gary Snyder, Troy Kabrich, Geoff Feagan, Rich Simonelli, Luke Schweng and Darcy Johnson; provided that due inquiry shall not require any Person to conduct any inquiry of any individual other than his or her direct reports.

“Leased Real Property” has the meaning set forth in Section 4.12.

“Legal Advisors” means each of K&L Gates LLP, Robinson, Bradshaw & Hinson, P.A. and Baker & Hostetler, LLP.

“Liabilities” means any liability or obligation, whether asserted or unasserted, determined or determinable, absolute or contingent, accrued or unaccrued and whether due or to become due.

“Licenses” means, whether actual or contingent, all licenses, approvals, permits, authorizations, permissions, consents, grants of right, immunities, covenants not to sue or assert, covenants to delay suit, commitments to license, options, releases, and rights to renew or extend any license or covenant, in each case, relating to any Intellectual Property and granted under any Contract.

“Lien” means any mortgage, deed of trust, easement, pledge, hypothecation, assignment, security interest, restriction, option, warrant, purchase right, call right, preemptive right, commitment, right of first refusal, right of first offer, Equity Interest, preference, participation interest, right of way, License, covenant, title defect, encroachment, claim, lien, or encumbrance; provided, however, no Lien shall be deemed to be created by this Agreement or any other Transaction Document.

“Listed Seller Credit Support” has the meaning set forth in Section 6.12(e).

“Loss” or “Losses” means losses, damages, Liabilities (except to the extent any such Liabilities are contingent), deficiencies, Actions, settlements, payments, obligations, Taxes, interest, awards, penalties, fines, costs (including court costs and investigative and remedial costs) or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, condition, development or state of facts (each, an “Effect”) that, individually or in the aggregate, is, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of the Company taken as a whole; provided, however, that none of the following shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) the entry into this Agreement or the announcement, pendency or anticipated consummation of the transactions contemplated by this Agreement (except to the extent the material adverse effect results from a breach of Section 4.1(d)), including the impact thereof on relationships (contractual or otherwise) with customers, suppliers, distributors, partners, employees or regulators, the loss or departure of employees or service providers as a result thereof; (ii) changes in general local, domestic, foreign, political, social or economic conditions; (iii) changes in general conditions in any industry sector in which the Restricted Business and the Company operate or participate; (iv) changes in interest rates, exchange rates or the financial or commodity markets; (v) any natural or man-made disaster, act of terrorism, sabotage, military action, war, weather condition, global health condition (including any epidemic, pandemic, or disease outbreak (including COVID-19 and any COVID-19 Measures)), change in geopolitical conditions or other force majeure event, or any escalation or worsening thereof; (vi) any failure, in and of itself, by the Company and the Restricted Business to meet any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics before, on or after the date of this Agreement (provided that the underlying factors contributing to such failure shall not be excluded unless such underlying factors would otherwise be excepted from this definition); (vii) changes in general legal or regulatory conditions after the date hereof; (viii) changes in GAAP or Applicable Laws or the interpretation thereof after the date hereof; or (ix) the taking of (or the failure to take), any action that is required (or with respect to a failure to take action, prohibited) by this Agreement or the Transaction Document, or taken (or with respect to a failure to take action, not taken) at Purchaser’s written request or with the written consent of Purchaser; provided that with respect to clauses (ii), (iii), (iv), (v) and (vii), to the extent such Effect is disproportionately adverse to the Restricted Business, taken as a whole, when compared to other Persons operating in the industry in which the Company and the Restricted Business operate.

“Material Contract” has the meaning set forth in Section 4.16(a).

“Measurement Time” means 12:01 a.m. New York, New York time, on the Closing Date.

“Net Working Capital” means, as of the Measurement Time, (i) the amount of current assets of the Company, minus (ii) the amount of current liabilities of the Company, in each case, determined in accordance with the Accounting Principles; provided that current assets and current liabilities shall only include those line items constituting a “current asset” or “current liability” as set forth in Exhibit B. The calculation of Net Working Capital of the Company shall be prepared in a format consistent with the illustrative calculation of Net Working Capital of the Company attached hereto as Exhibit B. For the avoidance of doubt, Net Working Capital shall not include any amounts included as another Adjustment Item (including any accruals for claims under self insured healthcare Employee Plans or workers compensation policies) or within any deferred Tax assets or liabilities, income Taxes, or Transaction Expenses.

“Net Working Capital Target” means $13,800,000.

“Non-Required Action” means, any action that would cause Seller or Purchaser (as applicable) and its Affiliates to incur any Liability, pay any consideration or otherwise expend any money (other than reasonable internal costs), commence an Action or offer or grant any accommodation (financial or otherwise) to any other Person; in the case of Seller and its Affiliates, except for incurrence of Liabilities and payment of amounts that (i) are solely obligations of the Company that would not become payable until after the Closing and (ii) would not reduce Purchase Price.

“OFAC” has the meaning set forth in Section 4.11(b).

“Off-the-Shelf Software” means any Software that is generally, commercially available to the public and licensed to the Company with a replacement cost or annual license, subscription or other fees of less than $50,000 in the aggregate for each such license.

“Order” means, with respect to any Person, any order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement of, or entered, enacted, adopted, promulgated or applied by, with or under the supervision of, a Governmental Authority or arbitrator or arbitration panel.

“Ordinary Course” means the ordinary and usual course of normal day-to-day operations consistent with past practice (including with regard to nature, frequency and magnitude) of the Company or of Seller and its Affiliates in operating the Business; provided that actions taken by the Company that are prudent or reasonably necessary to mitigate the effects of COVID-19 or in response to COVID-19 Measures shall be deemed to be in the “Ordinary Course”. “Ordinary Course” excludes any actions required to be approved by the board of directors or shareholders (or such equivalent body) of the applicable entity other than routine reoccurring approvals.

“Other Bid” has the meaning set forth in Section 6.17.

“Outbound IP Contracts” has the meaning set forth in Section 4.15(d).

“Outside Date” means November 1, 2021.

“Owned Real Property” has the meaning set forth in Section 4.12.

“Parties” has the meaning set forth in the Preamble.

“PCBs” has the meaning set forth in Section 4.14(f).

“Permits” means licenses, permits, certificates, consent, waivers, variances and other authorizations and approvals that are issued by or obtained from any Governmental Authority.

“Permitted Liens” means (a) Liens disclosed in Section 1.1(a) of the Disclosure Schedule; (b) Liens for Taxes, assessments or governmental charges or levies not yet due and payable, or which although delinquent can be paid without penalty, or are being contested in good faith by appropriate proceedings and for which reserves have been maintained in accordance with GAAP; (c) Liens imposed by Applicable Law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course which secure payment of obligations which are being contested in good faith by appropriate proceedings and for which reserves have been maintained in accordance with GAAP; (d) purchase money security interests for the purchase or leasing of office equipment, computers, vehicles and other items of tangible personal property; (e) in the case of real property, zoning, building, subdivision, environmental, entitlement or other land use regulations which are not violated in any material respect by the current use or operation of the real property; (f) in the case of real property, easements, quasi-easements, encumbrances, licenses, covenants, rights-of-way, rights of re-entry or other restrictions and similar agreements, conditions or restrictions or Liens that would be shown by a current title report or other similar report or listing for the Leased Real Property and the Owned Real Property that are not material in amount and do not materially detract from the value or materially impair the existing use and operation of the real property; and (g) licenses to the Company of Intellectual Property granted in the Ordinary Course and licenses of Intellectual Property granted by the Company granted to customers in the Ordinary Course.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Pre-Closing Period” means each taxable period that ends as of or before the Closing and, in the case of a Straddle Period, the portion of such period through the end of the Closing Date.

“Privileged Communications” has the meaning set forth in Section 11.15(a).

“Prohibited Terms” has the meaning set forth in Section 6.19(b).

“Proposed Final Closing Statement” means a statement setting forth Purchaser’s calculation of the Purchase Price, including Purchaser’s calculation of each of the Adjustment Items (and each component thereof) in accordance with the Accounting Principles.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser 401(k) Plan” has the meaning set forth in Section 6.11(g).

“Purchaser Fundamental Representations” means Section 5.1(a) (Organization), Section 5.1(b) (Corporate Authorization), Section 5.1(c) (Binding Effect), Section 5.4 (Finder’s Fees) and Section 5.6 (Securities Law Compliance).

“Purchaser Indemnified Party” has the meaning set forth in Section 8.1.

“Purchaser Material Adverse Effect” means any Effect that, individually or when considered in the aggregate with any other Effect, would prevent or materially impair the ability of Purchaser or any of Purchaser’s Affiliates to perform its obligations hereunder or to consummate the transactions contemplated hereby.

“Purchaser Plan” has the meaning set forth in Section 6.11(e).

“Qualifying Loss” has the meaning set forth in Section 8.5(a).

“R&W Insurance Policy” has the meaning set forth in Section 6.15.

“R&W Insurer” means Illinois Union Insurance Company, Euclid Transactional, LLC and AIG Specialty Insurance Company, as duly authorized agent for North American Capacity Insurance Company, Aspen Specialty Insurance Company, General Security Indemnity Company of Arizona and Steadfast Insurance Company.

“Real Property Lease” has the meaning set forth in Section 4.12.

“Receivables Agreement” means that certain Second Amended and Restated Receivables Purchase Agreement, dated as of September 22, 2015 and as thereafter amended, among SPX Receivables, LLC, SPX Corporation, Atlantic Asset Securitization LLC, Credit Agricole Corporate and Investment Bank, Victory Receivables Corporation and The Bank of Tokyo Mitsubishi, UFJ LTD (as further amended, restated, amended and restated, modified or supplemented prior to the Closing Date).

“Receiving Party” has the meaning set forth in Section 6.6(b).

“Registered IP” means all Company Owned IP that is registered, filed, or issued under the authority of any Governmental Authority or Internet domain name registrar, including all patents, registered copyrights, registered trademarks and domain names and all applications for any of the foregoing.

“Regulated Substance” means any (a) substance, material, chemical, waste, pollutant or contaminant defined or regulated on account of its hazardous or toxic properties by, or for which Liability or standards of care are imposed under, any Environmental Law; (b) gasoline, diesel fuel, motor oil, waste or used oil, heating oil, kerosene and any other petroleum or petroleum product; (c) asbestos or asbestos containing material; (d) polychlorinated biphenyls; and (e) per- and polyfluoroalkyl substances.

“Related Party Contract” means any written Contract between the Company, on one hand, and any of any member of the Seller Group or any officer, employee or director of any member of the Seller Group (other than any individual who is also an officer, employee or director of the Company), on the other hand.

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of a Regulated Substance into or through the indoor or outdoor environment or into or out of any property, including the movement of Regulated Substances through or in the air, soil, surface water, or groundwater.

“Representatives” means a Person’s Affiliates, and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.

“Required Amount” has the meaning set forth in Section 5.2(b).

“Restricted Business” means the Business and the business as conducted through the Company JV prior to the date hereof, of manufacturing, marketing and selling radiators in the United States of America.

“Restricted Employee” has the meaning set forth in Section 6.16(b).

“Restricted Period” has the meaning set forth in Section 6.16.

“Restricted Territory” has the meaning set forth in Section 6.16(a).

“Restrictive Contract” has the meaning set forth in Section 4.16(a)(iii).

“Retention Bonuses” means the bonuses set forth in Section 1.1(b) of the Disclosure Schedule.

“Review Period” has the meaning set forth in Section 2.3(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Seller Credit Support” means Seller Guarantees and Surety Bonds.

“Seller Fundamental Representations” means Section 3.1(a) (Organization), Section 3.1(b) (Corporate Authorization), Section 3.1(c) (Binding Effect), Section 3.2 (Capitalization) and Section 3.4 (Finder’s Fees).

“Seller Group” means Seller and its Affiliates (not including the Company or the Company JV).

“Seller Guarantee” means any letter of credit, guarantee, capital maintenance agreement or commitment entered into by or on behalf of a member of the Seller Group to support an obligation or Liability of the Company.

“Seller Material Adverse Effect” means any Effect that, individually or when considered in the aggregate with any other Effect, would prevent or materially impair the ability of any member of the Seller Group to perform its obligations hereunder or to consummate the transactions contemplated hereby.

“Seller Policy” has the meaning set forth in Section 6.8(d).

“Seller Related Party” shall mean Seller Group and the Company and the respective partners, members, officers, directors, employees, controlling persons, agents and representatives of each of the foregoing (in each case excluding the Company JV).

“Seller Tax Matter” means (a) filing, amending, re-filing or supplementing any Tax Return of the Company with respect to any Pre-Closing Period; (b) causing or permitting the change or adoption of any accounting method or convention or Tax position of the Company that shifts taxable income from a taxable period (or portion thereof) beginning after the Closing Date to a taxable period (or portion thereof) ending on or before the Closing Date or that shifts deductions or losses from a taxable period (or portion thereof) ending on or before the Closing Date to a taxable period (or portion thereof) beginning after the Closing Date; (c) discussing, corresponding, negotiating, making, initiating or entering into any voluntary disclosure agreement or program, or similar process, with any taxing authority regarding any Tax (whether asserted or un-asserted) or Tax Return (whether filed or unfiled) of the Company with respect to a Pre-Closing Period; (d) making (or causing to be made) any Tax election, with respect to the Company with an effect on or before the Closing Date, or any Tax election that adversely affects Seller; (e) surrendering any right to claim any refund payable to Seller under Section 10.3(d); or (f) extending or waiving any statute of limitations relating to any Tax or Tax Return of the Company with respect to a Pre-Closing Period.

“Seller Trademarks” means those Trademarks listed in Section 1.1(c) of the Disclosure Schedule, which shall expressly include the name “SPX” or any Trademarks (including Internet domain names) relating thereto or employing the wording “SPX” or any confusingly similar Trademark (including Internet domain name).

“Separated Contract” has the meaning set forth in Section 6.12(c).

“Service Provider” has the meaning set forth in Section 4.15(b).

“Shared Contract” means any Contract of Seller or any of its Affiliates that, as of the date hereof, provides material services or goods or other benefits to the Business or the Company and also provides material services, goods or other benefits to a member of the Seller Group or any of their respective businesses, including specifically the Contracts listed as Shared Contracts in Section 6.12.

“Shares” has the meaning set forth in the Recitals.

“Side Letter” means that certain letter agreement, dated as of even date herewith, among the Seller, the Company, and the Purchaser.

“Software” means any and all computer software, middleware or firmware, in any form or format (including object code and source code).

“Solvent” has the meaning set forth in Section 5.2(f).

“Statement of Objections” has the meaning set forth in Section 2.3(b).

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Surety Bond” means any surety bond, performance bond, bid bond or payment bonds, entered into by or on behalf of a member of the Seller Group to support an obligation or Liability of the Company.

“Surviving Provisions” means Article I (Definitions), Section 6.6 (Confidentiality), Article IX (Termination) and Article XI (Miscellaneous).

“Tax” and “Taxes” means any (a) United States federal, state, local or foreign taxes, assessments, duties, fees, levies or other governmental charges of any kind whatsoever including all income, excise, gross receipts, premium, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, stamp taxes or other charges (whether payable directly or by withholding), (b) any interest and any penalties thereon or additional amounts with respect thereto and (c) any liability in respect of any items described in clause (a) or (b) payable by reason of contract, assumption, transferee or successor liability, operation of law, Treasury Regulation Section 1.1502-6(a) or any analogous or similar provision of law (or any predecessor or successor thereof) or otherwise.

“Tax Benefit” means any net reduction in any Taxes actually realized as a result of a Loss that has been indemnified under this Agreement equal to the excess, if any, of (i) the Indemnified Party’s liability for Taxes in the year the Loss is incurred not taking into account such Loss or the indemnification payment under this Agreement over (ii) the Indemnified Party’s liability for Taxes in such year taking into account the Loss, with the Loss treated as the last item of expense or deduction realized for such year.

“Tax Contest” means any audit, hearing, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, claim, proceeding or other litigation commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a liability for Taxes.

“Tax Returns” means any return, report, declaration, claim for refund, information return or other document (including schedules thereto, other attachments thereto or amendments thereof, or any supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax.

“Third Party Claim” has the meaning set forth in Section 8.2(a).

“Third Party Claim Notice” has the meaning set forth in Section 8.2(a).

“Third Party Consents” has the meaning set forth in Section 6.2(a).

“Trade Laws” has the meaning set forth in Section 4.11(b).

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Documents” means this Agreement and the Transition Services Agreement.

“Transaction Expenses” means, without duplication and solely to the extent owed, subject to reimbursement or otherwise payable by the Company (whether accrued for or not) but not paid as of immediately prior to the Measurement Time, all (i) fees, costs, or expenses payable to third parties (including attorneys, accountants, financial advisors, investment bankers or other service providers) incurred or subject to reimbursement by the Company (including any such fees and expenses incurred by Seller to the extent such are payable by the Company) in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, (ii) bonuses, retention payments, change-of-control payments or other similar payments payable by the Company as a result of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (excluding any “double-trigger” payment obligations, any other obligations that are triggered by an action or event that occurs after the Closing) and the Retention Bonuses, and (iii) any payroll Taxes associated with payment of the amounts in the foregoing clause (ii). For the avoidance of doubt, Transaction Expenses shall not include any amounts that are included as another Adjustment Item or within the amounts giving rise to the Healthcare Accrual or the Workers Comp Reserve.

“Transaction Litigation” has the meaning set forth in Section 6.14.

“Transfer Taxes” has the meaning set forth in Section 10.1.

“Transition Coordinators” has the meaning set forth in Section 6.9(c).

“Transition Period” has the meaning set forth in Section 6.10(a).

“Transition Services Agreement” means a Transition Services Agreement substantially in the form attached hereto as Exhibit C, together with such changes and other terms as the Parties may mutually agree.

“Unaudited Financial Statements” has the meaning set forth in Section 4.3(a).

“VDR” has the meaning set forth in Section 1.2(m).

“WARN Act” has the meaning set forth in Section 4.10(c).

“Willful Breach” means a material breach of, or failure to perform any of the covenants or other agreements contained in, this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing Party with actual knowledge, or knowledge that a person acting reasonably under the circumstances should have, that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of or failure of performance under this Agreement.

“Workers Comp Reserve” means the net present value (using a 2% discount rate) of benefit obligations (but only to the extent such amounts remain payable after the Closing Date) incurred for the period of time prior to the Closing Date in respect of current or former Business Employees under the workers’ compensation insurance policy maintained by Seller and its Affiliates (including any amounts that are payable directly to such Business Employees under such policy’s deductible or other requirement but excluding any amounts payable under any Company Employee Plans) as calculated by Aon as of June 30, 2021 using the same historical loss data (for periods prior to January 1, 2021) and methodology as the calculation of benefit obligations under the workers’ compensation insurance policy made by Aon for Seller and its Affiliates in prior years.

Section 1.2            Interpretative Provisions.

(a)           The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)           The table of contents and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to the Articles, Sections, Exhibits and Schedules of or to this Agreement unless otherwise specified.

(c)           All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d)           Whenever the context may require, any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires, and where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)           Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f)           The word “or” is used in the inclusive sense of “and/or.” The use of the words “or,” “any” and “either” shall not be exclusive.

(g)           The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(h)           Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(i)           References to “$” and “dollars” are to the currency of the United States of America.

(j)           When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(k)           A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation, in each case, in existence as of the date hereof (unless context requires reference to another date).

(l)           Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parol evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).

(m)           Any statement in this Agreement to the effect that any information, document or other material has been “furnished,” “delivered” or “made available” to Purchaser or any of its Affiliates or Representatives means that such information, document or other material was posted to or referenced by hyperlink with documentation posted to the electronic data room hosted by or on behalf of Seller at Datasite in connection with the transactions contemplated by this Agreement (the “VDR”) no later than 11:59 p.m. New York Time on the date that is one day prior to the date hereof.

ARTICLE II

SALE AND PURCHASE OF THE TARGET EQUITY INTERESTS

Section 2.1            Sale and Purchase of the Shares. On the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, transfer and deliver to Purchaser, free and clear of any Liens other than any restrictions arising under Applicable Law, and Purchaser shall purchase and receive from Seller, all of Seller’s right, title and interest in and to the Shares.

Section 2.2            Purchase Price.

(a)           The aggregate purchase price for the Shares (the “Purchase Price”) shall be an amount in cash equal to:

(i)               $645,000,000 (the “Enterprise Value”);

(ii)              plus, the Closing Cash;

(iii)            minus, the Closing Indebtedness;

(iv)             plus, an amount (solely if such amount is positive) by which Net Working Capital is greater than the Net Working Capital Target;

(v)             minus, an amount (solely if such amount is positive) by which the Net Working Capital Target is greater than Net Working Capital;

(vi)            minus, the Transaction Expenses;

(vii)            plus, the Healthcare Accrual; and

(viii)           plus, the Workers Comp Reserve.

(b)            Each of the Adjustment Items shall be calculated in accordance with the definitions thereof and, to the extent not inconsistent with the definitions of such Adjustment Items, the Accounting Principles.

(c)            No later than five Business Days prior to the Closing Date, the Company shall prepare (in good faith and in accordance with this Agreement) and deliver to Purchaser the Estimated Closing Statement. During the five Business Day prior to the Closing Date, Purchaser shall be entitled to comment on and request reasonable changes to the Estimated Closing Statement, and the Company shall consider in good faith any such changes proposed by Purchaser; provided, that the Company shall have no obligation to incorporate any such changes. If any changes are made to the Estimated Closing Statement prior to the Closing, references herein to the Estimated Closing Statement shall refer to the Estimated Closing Statement as it is so revised.

Section 2.3            Purchase Price Adjustment.

(a)            As soon as reasonably practicable, but in no event later than 90 days following the Closing Date, Purchaser shall prepare (in good faith and in accordance with this Agreement) and deliver to Seller the Proposed Final Closing Statement along with a balance sheet of the Company as of the Closing Date. If Purchaser fails to deliver the Proposed Final Closing Statement by the end of such 90-day period, Purchaser shall be deemed to have accepted the Estimated Closing Statement and the Purchase Price (and related amounts of the Adjustment Items) set forth therein shall be final and binding and shall constitute the Final Purchase Price and Final Adjustment Items for all purposes of this Agreement. If Purchaser delivers a Proposed Final Closing Statement, during the 60-day period immediately following Seller’s receipt of the Proposed Final Closing Statement (the “Review Period”), Seller and its Representatives shall be provided reasonable access during normal business hours and upon reasonable advance notice to the books, records, work papers prepared by Purchaser or its Representatives (subject to the execution of reasonable and customary third-party access and confidentiality agreements in form and substance acceptable to such Representatives, if requested) and other relevant information of Purchaser and its Representatives (including the Company) to the extent relating to the Proposed Final Closing Statement and reasonably necessary, provided that granting such access does not unreasonably disrupt the operations of Purchaser or the Company. During the Review Period, Purchaser shall provide reasonable access during normal business hours upon reasonable advance notice to such personnel of Purchaser and its Affiliates (including the Company) knowledgeable about the information used in, and the preparation of, the Proposed Final Closing Statement in order to respond to reasonable inquiries made by Seller and its Representatives.

(b)               On or prior to the last day of the Review Period, Seller may object to the Proposed Final Closing Statement by delivering to Purchaser a written statement setting forth the amounts, items and basis for Seller’s objections thereto (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections within the Review Period, the Proposed Final Closing Statement shall be deemed to have been accepted by Seller and the Purchase Price (and related amounts of the Adjustment Items) set forth therein shall become final and binding and the Purchase Price (and related amounts of the Adjustment Items) set forth therein shall be final and binding and shall constitute the Final Purchase Price and Final Adjustment Items for all purposes of this Agreement. If Seller delivers the Statement of Objections within the Review Period, the Parties shall negotiate in good faith to resolve such objections, and, if the same are so resolved, the Proposed Final Closing Statement and the Purchase Price (and related amounts of the Adjustment Items) set forth therein, in each case, with such changes that may have been previously agreed in writing by the Parties, shall be final and binding and shall constitute the Final Purchase Price and Final Adjustment Items for all purposes of this Agreement.

(c)            If the Parties shall fail to reach an agreement with respect to any of the matters set forth in the Statement of Objections, then such unresolved matters shall, not later than 15 days after one of the Parties affirmatively terminates discussions in writing with respect to the Statement of Objections, be submitted for resolution to KPMG LLP (or, if such firm shall decline or is unable to act or is not, at the time of such submission, independent of both Seller and Purchaser, to another independent accounting firm of international reputation mutually acceptable to Seller and Purchaser (either KPMG LLP or such other accounting firm, the “Accounting Expert”)). The Accounting Expert shall, limiting its review to matters properly included in the Statement of Objections and acting as an expert and not as an arbitrator, resolve the disputes set forth in the Statement of Objections and make any corresponding adjustments to the Proposed Final Closing Statement in accordance with the Accounting Principles. Subject to, and to the extent permitted by, any Applicable Laws, the Parties shall each make readily available to the Accounting Expert all relevant books, records and other information relating to the Company to the extent related to the matters set forth in the Statement of Objections. Each Party shall concurrently provide the other Party with copies of all such materials and information provided by such Party to the Accounting Expert. The Parties shall jointly instruct the Accounting Expert to make a determination, on the basis of the standard set forth in this Section 2.3(c), as soon as practicable within 30 days (or such other time as the Parties shall agree in writing) after its engagement and to select, with respect to each item in dispute, an amount between or equal to Purchaser’s position on the Proposed Final Closing Statement and Seller’s position as set forth in the Statement of Objections. The Accounting Expert’s resolution of the disputes set forth in the Statement of Objections and the Proposed Final Closing Statement, with any such adjustments made by the Accounting Expert, shall be final and binding and the Purchase Price (including each of the Adjustment Items), as determined by the Accounting Expert and absent manifest error, shall be the Final Purchase Price and Final Adjustment Items for all purposes of this Agreement. The determination of the Accounting Expert shall not be an arbitration within the meaning of the Federal Arbitration Act or any other Applicable Law, and any disputes regarding procedural or legal issues (including with regard to interpretation of this Agreement) relating to adjustment of the Purchase Price pursuant to this Section 2.3 shall be resolved by a court of competent jurisdiction as set forth in Section 11.9. The fees of the Accounting Expert shall be divided between Purchaser, on the one hand, and Seller on the other hand, in proportion to the aggregate dollar amount submitted to the Accounting Expert and unsuccessfully disputed by the applicable Party divided by the aggregate dollar amount of items submitted to the Accounting Expert by both Parties. For the avoidance of doubt, the Purchase Price as accepted and agreed (or deemed to be accepted and agreed) by the Parties or, subject to the limitations of this Section 2.3(c), as determined by the Accounting Expert shall become the “Final Purchase Price” for all purposes of this Agreement.

(d)            Within two Business Days of the determination of the Final Purchase Price pursuant to this Section 2.3, to the extent that Adjustment Amount is not equal to zero:

(i)               if the Adjustment Amount is a negative number, Seller shall pay to Purchaser an amount equal to the absolute value of the Adjustment Amount by wire transfer of immediately available funds to one or more accounts designated by Purchaser; and

(ii)              if the Adjustment Amount is a positive number, Purchaser shall pay to Seller an amount equal to the Adjustment Amount by wire transfer of immediately available funds to one or more accounts designated by Seller.

The Parties agree that any such payment pursuant to this Section 2.3(d) shall be treated as an adjustment to the purchase price for the Shares for Tax purposes.

Section 2.4            Closing. The consummation of the sale and purchase of the Shares (the “Closing”) shall take place electronically by exchange of PDF copies of the documents set forth in Section 2.5 on a date and at 12:01 a.m. New York, New York time, which, unless otherwise agreed between the Parties, shall be the date that is the first Business Day of the fiscal month of the Company immediately following the fiscal month (of the Company) in which the last of the conditions set forth in Article VII has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied or waived at the Closing) in accordance with this Agreement; provided that the Closing Date shall not be earlier than October 1, 2021. The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 2.5            Closing Deliverables.

(a)            At the Closing, Purchaser shall deliver, or cause to be delivered, the following:

(i)               to Seller, an amount in dollars equal to the Estimated Purchase Price, by wire transfer in immediately available funds, to one or more accounts that have been designated by Seller in advance of the Closing;

(ii)              to the Company (for separate disbursement to employees of the Company through the Company’s payroll), an amount in dollars equal to the aggregate amounts payable to employees or directors of the Company to the extent such amounts are included in the amount of Transaction Expenses set forth on the Estimated Closing Statement, which amount shall be paid by wire transfer in immediately available funds to an account of the Company that is designated by the Company in advance of the Closing;

(iii)            without duplication of amounts described in Section 2.5(a)(ii), to the applicable Persons to which any Transaction Expenses are owed, an amount in dollars equal to the amount of Transaction Expenses owed to each such Person as set forth in the Estimated Closing Statement, which amounts shall be paid by wire transfer in immediately available funds to an account of such Person that is provided to Purchaser by Seller in advance of the Closing;

(iv)             a certificate, dated the Closing Date and signed by a duly authorized officer of Purchaser, certifying the satisfaction of the conditions in Section 7.3(a);

(v)              duly executed counterparts to each of the Transaction Documents (other than this Agreement) to which Purchaser or any of its Affiliates is a party; and

(vi)             evidence reasonably satisfactory to Seller that the R&W Insurance Policy has been bound effective as of the date hereof and continues to be bound as of the Closing Date.

(b)            At the Closing, Seller and the Company shall deliver, or cause to be delivered, to Purchaser the following:

(i)                a stock certificate representing the Shares, duly endorsed in blank or accompanied by a stock power duly executed in blank in a form acceptable for transfer on the books of Seller or other appropriate form of sale, assignment and transfer instrument with respect to the Shares;

(ii)              a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, certifying the satisfaction of the conditions in Section 7.2(a);

(iii)              a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, certifying the satisfaction of the conditions in Section 7.2(b) and Section 7.2(c);

(iv)             a “good standing” certificate for the Company and a copy of the Certificate of Incorporation and all amendments thereto of the Company certified by the Secretary of State of Wisconsin, dated as of a date within ten Business Days before the Closing Date;

(v)             a copy of the resolution of the Board of Directors of each of the Company and Seller authorizing entry into and performance of the transactions contemplated herein and in each other Transaction Documents;

(vi)             reasonable and customary guarantee and lien release documentation (which shall include, without limitation, customary authorization to file applicable lien releases contained therein) with respect to the guarantee by the Company and/or pledge of the Company’s equity or property, as applicable, under each of the Credit Agreement and the Receivables Agreement, in each case, in form and substance reasonably acceptable to Purchaser, duly executed by the Company (if required) and each of the creditors providing such releases;

(vii)            evidence, in form and substance reasonably acceptable to Purchaser, of payoff and release of all third-party debt for borrowed money incurred by the Company after the date hereof (which for the avoidance of doubt, shall not include any capital or finance leases), along with customary lien releases documentation in respect thereof to the extent such debt is secured by a Lien (other than Permitted Liens) on any of the Company’s assets or Equity Interests;

(viii)        evidence, in form and substance reasonably acceptable to Purchaser, of the payment of all Intercompany Payables and Intercompany Receivables and the discharge of any ongoing obligations in respect thereof;

(ix)           duly executed counterparts to each of the Transaction Documents (other than this Agreement) to which Seller, the Company or any of their respective Affiliates is a party; and

(x)            a duly executed IRS Form W-9 of Seller.

Section 2.6           Withholding. Purchaser, its Affiliates and, effective upon the Closing, the Company, and any of their agents, shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign law; provided, that, except with respect to any withholding on a compensatory payment or as a result of a failure of Seller to comply with Section 2.5(b)(x), prior to any such withholding, Purchaser shall (i) provide written notice to Seller, at least five Business Days prior to withholding any such amount, or (ii) if sooner, provide written notice to Seller as soon as reasonably practicable after becoming aware thereof, and will reasonably cooperate with Seller to eliminate or reduce the proposed withholding. If any amount is so withheld and timely remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such deduction or withholding was imposed.

Section 2.7           Certain Payments Processed Through Payroll. With respect to Transaction Expenses to be disbursed to employees through the Company’s payroll and deposited into an account of the Company pursuant to Section 2.5(a)(ii), Purchaser shall cause the Company to pay such amounts to the applicable Person in accordance with the Company’s payroll practices on, or as promptly as reasonably practicable after, the Closing Date. If the payments are to be made after the Closing Date, Purchaser shall ensure that such payments are made no later than the Company’s next scheduled payroll date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO SELLER AND THE SHARES

Except as set forth in the Disclosure Schedule (it being understood and agreed that the Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosures in any section of the Disclosure Schedule shall qualify other sections in this Article III only to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections), Seller hereby represents and warrants to Purchaser as of the date hereof as follows:

Section 3.1           Organization, Authorization, Enforceability, Non-Contravention.

(a)          Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate or other organizational power to conduct its business as presently conducted.

(b)          Corporate Authorization. Each of the members of the Seller Group that is a party to any of the Transaction Documents have full corporate or other organizational power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations under, and consummate the transactions contemplated by, each such Transaction Document. The execution, delivery and performance of this Agreement by Seller has been duly and validly authorized by all necessary corporate action on the part of Seller. The execution, delivery and performance of each of the Transaction Documents to which any member of the Seller Group (other than Seller) is a party have been, or prior to Closing will have been, duly and validly authorized by all necessary corporate or other action on the part of such Person.

(c)          Binding Effect. This Agreement has been, and the other Transaction Documents will be at the Closing, duly executed and delivered by the member of the Seller Group that is (or are contemplated to be) party thereto and, assuming due authorization, execution and delivery of this Agreement by Purchaser or its applicable Affiliate, this Agreement is a legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject to the Enforcement Exceptions. Each of the Transaction Documents other than this Agreement to which any member of the Seller Group is or will be a party, when executed and delivered by such Person and assuming due authorization, execution and delivery of such document by the counterparty, will be legal, valid and binding obligations of such Person enforceable in accordance with their terms, subject to the Enforcement Exceptions.

(d)          Non-Contravention. Except as set forth in Section 3.1(d) of the Disclosure Schedule and assuming the expiration or termination of any applicable waiting periods under the HSR Act, the execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated thereby, do not and will not (i) violate or conflict with any provision of the Governing Documents of any member of the Seller Group, (ii) violate or conflict with any Applicable Law or Permit applicable to any member of the Seller Group, or (iii) constitute a breach (or event which, with the giving of notice or the lapse of time, would constitute a breach) under, or give any third party any rights of termination, acceleration or cancellation of, result in the loss of a material benefit of the Company under, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of any member of the Seller Group, in each case, pursuant to any Contract or Order to which such member of the Seller Group is a party; except for conflicts, violations, breaches, terminations, accelerations, cancellations, losses, or creations that (A) in each case of the foregoing, would be required as a result of the identity or regulatory status of Purchaser or its Affiliates, (B) in the case of the foregoing clause (ii), that would not be reasonably be expected to have a Seller Material Adverse Effect, and (C) in the case of the foregoing clause (iii), that would not be reasonably be expected to have an adverse effect in any material respect on the Seller Group.

Section 3.2           Capitalization. Seller has good and valid title to all the outstanding Shares free and clear of any Liens, except for restrictions arising pursuant to this Agreement, the Credit Agreement (as of the date hereof and not as of the Closing Date) or Applicable Law. Except for this Agreement, there are no agreements, arrangements, or commitments of any character relating to the issuance, sale, purchase or redemption of any Shares of the Company.

Section 3.3           Approvals. Other than the expiration or termination of any applicable waiting periods under the HSR Act, none of the members of the Seller Group is required to (i) obtain any Consent of, (ii) make any filing or registration with, or (iii) give any notice to, any Governmental Authority in connection with or as a condition to the execution, delivery and performance of any of the Transaction Documents or the consummation of the transactions contemplated thereby, other than (1) any Consents, filing, registration or notice the failure of which to obtain, make or give would not have or reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, or (2) as would be required as a result of the identity or regulatory status of Purchaser or its Affiliates.

Section 3.4           Finder’s Fees. There is no investment banker, broker, finder or other intermediary, other than J.P. Morgan Securities LLC and its Affiliates, that has been retained by or is authorized to act on behalf of any member of the Seller Group who would be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.5           Litigation. Except as set forth in Section 3.5 of the Disclosure Schedule, as of the date hereof, there is no Action by any Person pending or, to Seller’s Knowledge, threatened in writing against any member of the Seller Group and there are no unsatisfied or outstanding Orders against any member of the Seller Group or against any of the properties or business of any member of the Seller Group that would reasonably be expected to adversely affect the Business in any material respect or have a Seller Material Adverse Effect.

Section 3.6            No Other Representations or Warranties

(a)          Neither Seller nor any of its Affiliates, partners, managers, direct or indirect equityholders, nor any of their respective Representatives nor any other Person has made any representations or warranties, written or oral, express or implied, at law or in equity of any nature whatsoever relating to the Restricted Business, the Seller Group, the Company, the Company JV, or any of their respective Restricted Businesses, assets or properties or otherwise in connection with the transactions contemplated hereby, other than those representations and warranties expressly set forth in this Article III and in Article IV (in each case, as qualified by the Disclosure Schedule to the extent set forth therein), as applicable, each of which is made solely by the party specified herein and subject to the other terms and conditions of this Agreement.

(b)          Without limiting the generality of the foregoing, none of Seller or any of its Affiliates, partners, managers, direct or indirect equityholders, or any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in or any representation or warranty with respect to the completeness or accuracy of (A) the materials relating to the Restricted Business, the Seller Group, the Company or the Company JV made available to Purchaser or its Representatives, including due diligence materials, or (B) any presentation relating to the Restricted Business, the Seller Group, the Company, or the Company JV (whether such presentation was made by management of the Company or others in connection with the transactions contemplated hereby). No statement contained in any of the foregoing referenced materials or made in any such presentation shall be deemed a representation or warranty hereunder and deemed to be relied upon by Purchaser in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any teaser, offering memorandum or similar materials made available by Seller or any of its Affiliates, partners, managers, direct or indirect equityholders, or any of their respective Representatives, are not and shall not be deemed to be or to include representations or warranties of Seller, its Affiliates or any other Person, and are not and shall not be deemed to be relied upon by Purchaser in executing, delivering and performing this Agreement or any other Transaction Document or any of the transactions contemplated hereby and thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Disclosure Schedule (it being understood and agreed the Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosures in any section of the Disclosure Schedule shall qualify other sections in this Article IV only to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections), the Seller and the Company, jointly and severally, hereby represent and warrant to Purchaser as of the date hereof and as of the Closing Date as follows:

Section 4.1            Organization; Authorization; Enforceability; Non-Contravention.

(a)          Organization. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Wisconsin. The Company has the requisite corporate or other organizational power and authority to conduct its business as presently conducted. The Company is duly licensed or qualified to do business as a foreign entity under the Applicable Laws of each jurisdiction where such licensure or qualification is necessary except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect. The Company has previously made available to Purchaser a true and accurate copy of the Governing Documents of the Company.

(b)          Corporate Authorization. The Company has full corporate or other organizational power and authority to execute and deliver each of the Transaction Documents to which it is a party and to perform its obligations under, and consummate the transactions contemplated by, each such Transaction Document. The execution, delivery and performance of this Agreement by the Company have been duly and validly authorized by all necessary corporate action on the part of the Company. The execution, delivery and performance of each of the Transaction Documents (other than this Agreement) to which the Company is a party have been, or prior to Closing will have been, duly and validly authorized by all necessary corporate or other action on the part of the Company.

(c)          Binding Effect. This Agreement has been, and the other Transaction Documents will be at the Closing, duly executed and delivered by the Company party thereto and, assuming due authorization, execution and delivery of this Agreement by Purchaser, this Agreement is a legal, valid and binding obligation of the Company enforceable in accordance with its terms, subject to the Enforcement Exceptions. Each of the Transaction Documents other than this Agreement to which the Company is or will be a party, when executed and delivered by the Company and assuming due authorization, execution and delivery of such document by the counterparty, will be legal, valid and binding obligations of the Company enforceable in accordance with their terms, subject to the Enforcement Exceptions.

(d)          Non-Contravention. Except as set forth in Section 4.1(d) of the Disclosure Schedule and assuming the expiration or termination of any applicable waiting periods under the HSR Act, the execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated thereby, do not and will not (i) violate or conflict with any provision of the Governing Documents of the Company, (ii) violate or conflict with any Applicable Law or Permit applicable to the Company, or (iii) or constitute a breach (or event which, with the giving of notice or the lapse of time, would constitute a breach) under, or give any third party any rights of termination, acceleration or cancellation of, result in the loss of a material benefit of the Company under, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of the Company pursuant to any Material Contract or Order to which the Company is a party; in each case, except for conflicts, violations, breaches, terminations, accelerations, cancellations, losses, or creations that (A) in each case of the foregoing, would be required as a result of the identity or regulatory status of Purchaser or its Affiliates, (B) in the case of the foregoing clause (ii), that would not be reasonably be expected to have a Material Adverse Effect, and (C) in the case of the foregoing clause (iii), that would not be reasonably be expected to have an adverse effect in any material respect on the business of the Company.

Section 4.2            Capitalization.

(a)          The Shares represent all of the issued and outstanding shares of capital stock of the Company. The Shares have been duly authorized, validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive or other similar right. There are no outstanding options, restricted stock, restricted stock units, phantom units or other equity-related awards, warrants, rights of conversion, exchange or purchase or any similar rights in respect of the Shares.

(b)          Other than the Company JV, the Company does not own any Equity Interests in any Person.

Section 4.3            Financial Statements.

(a)          As of the date hereof, Section 4.3(a) of the Disclosure Schedule sets forth true and complete copies of each of (i) the audited balance sheet for the Company as of December 31, 2019 and December 31, 2020, the related statement of income, comprehensive statement of income, changes in stockholders’ equity and cash flow for the fiscal year ended December 31, 2019 and December 31, 2020 and the audited statement of income, comprehensive statement of income, changes in stockholders’ equity and cash flow for the fiscal year ended December 31, 2018 (the “Audited Financial Statements”) and (ii) the unaudited balance sheet for the Company as of March 31, 2021 (the “Balance Sheet Date”) and the related statement of income for the 3-month period ended on the Balance Sheet Date (the “Unaudited Financial Statements”, and collectively, the “Financial Statements”).

(b)          The Financial Statements present fairly in all material respects the financial position and results of operations of the Company as of the dates and for the periods specified therein. Each of the Financial Statements has been prepared in accordance with GAAP consistently applied (except as may be set forth in the notes thereto, for any inconsistency with GAAP which is set forth in Section 4.3(b) of the Disclosure Schedule and, in the case of the Unaudited Financial Statements, subject to normal recurring year-end adjustments and the absence of footnote disclosure, in each case, none of which are expected to be material, individually or in the aggregate, to the Company). The Financial Statements were derived from the management accounts of Seller and its Affiliates and Seller and its Affiliates maintain a reasonable standard system of internal accounting controls established and administered in all material respects in accordance with GAAP. The Books and Records of the Company on which the Financial Statements were derived have been maintained in accordance with sound accounting practices and, to the Company’s Knowledge, are true and accurate in all material respects.

(c)          The Company has implemented and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15(d)-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects, including, without limitation, that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.4           No Undisclosed Liabilities. Except (i) as reflected or reserved for in the Financial Statements, (ii) for Liabilities incurred in the Ordinary Course since the Balance Sheet Date (including as a result of the performance under any Contracts binding upon the Company as of the date hereof), none of which are Liabilities resulting from breach of contract, breach of warranties, tort, infringement or misappropriation, (iii) for Liabilities incurred in connection with the transactions contemplated by the Transaction Documents, (iv) for Liabilities that are not, individually or in the aggregate, material to the Company, there are no Liabilities of the Company of a character required under GAAP to be reflected or reserved against on a balance sheet of the Company (or disclosed in the notes thereto).

Section 4.5          Absence of Changes. Except as set forth in Section 4.5 of the Disclosure Schedule or as specifically contemplated by the Transaction Documents, since the Balance Sheet Date through the date hereof, the Company has operated the Business in the Ordinary Course in all material respects (except for any action taken in connection with any effort to sell the Company or the Business), and there has not been any change, effect, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.6            Litigation. Except as set forth in Section 4.6(a) of the Disclosure Schedule, as of the date hereof, there is no Action by any Person pending or, to the Seller’s Knowledge or Company’s Knowledge, threatened against the Seller Group (to the extent related to the Business) or the Company, in each case, that would reasonably be expected to result in damages that would exceed in any individual case, an amount of $100,000, seeks any material injunctive relief that has a reasonable chance of being successful, or would (it being understood that, for the purposes of determining such amount, any Actions relating to the same or similar matters in source or nature shall be aggregated), have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no unsatisfied or outstanding Orders against the Seller Group (to the extent related to the Business) or the Company and their respective properties or businesses that would reasonably be expected to adversely affect the Company in a material way, other than as set forth in Section 4.6(b) of the Disclosure Schedule.

Section 4.7           Approvals. Other than the expiration or termination of any applicable waiting periods under the HSR Act, the Company is not required to obtain any material Consents of, make any filings or registration with, or provide any notice to any Governmental Authority in connection with or as a condition to the execution, delivery and performance of any of the Transaction Documents or the consummation of the transactions contemplated thereby, other than (1) any Consents, filings, registration or notices the failure of which to obtain, make or give would not, in the aggregate, reasonably be expected to adversely affect the Company in a material way and (2) as would be required as a result of the identity or regulatory status of Purchaser or its Affiliates.

Section 4.8            Taxes.

(a)          All material Tax Returns that are required to be filed under Applicable Laws on or before the Closing (taking into account any extensions of time in which to file) by or with respect to each applicable member of the Seller Group (to the extent related to the Business) or the Company have been timely filed (after giving effect to any valid extensions of time in which to make such filings). All such Tax Returns are true, complete and accurate in all material respects.

(b)         All material Taxes (whether or not shown on any Tax Return) required to have been paid by or with respect to each applicable member of the Seller Group (to the extent related to the Business) or the Company have been duly and timely paid.

(c)          There are no audits, examinations, investigations, actions or proceedings for assessment or collection of any material amount of Taxes, nor has such an event been threatened in writing as of the date hereof against any member of the Seller Group (to the extent related to the Business) or the Company. All deficiencies asserted or assessments made as a result of any examination by any taxing authority of the Tax Returns of any member of the Seller Group (to the extent related to the Business) or the Company have been fully paid.

(d)          No agreements, consents or waivers of any statute of limitations or extension of time with respect to a Tax assessment or deficiency is in effect with respect to any material Taxes of any member of the Seller Group (to the extent related to the Business) or the Company, other than in the Ordinary Course.

(e)         All material Taxes which any member of the Seller Group (to the extent related to the Business) or the Company was obligated to collect, deduct or withhold from amounts paid by any customer or other third party, or owing to any employee, creditor or other third party, have been timely collected, deducted or withheld and paid to the applicable taxing authority.

(f)          There are no jurisdictions in which any member of the Seller Group (to the extent related to the Business) or the Company is required to file a Tax Return other than the jurisdictions in which such applicable entity has filed Tax Returns. Within the past three (3) years, no member of the Seller Group (to the extent related to the Business) nor the Company has received written notice from any jurisdiction in which it does not file a particular type of Tax Return or pay a particular type of Tax that it is or may be required to file such Tax Return or pay such Tax in such jurisdiction.

(g)          There are no liens for Taxes upon any of the assets of the Company or assets related to the Business (other than Permitted Liens).

(h)          The Company will not be required to include any item of income or gain in, or exclude any item of deduction or loss or other tax benefit from, taxable income for any taxable period (or portion thereof) ending after the date of this Agreement as a result of any change in method of accounting, closing agreement as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Tax law), intercompany transaction, installment sale, open transaction, prepaid amount received outside of the Ordinary Course, or deferred intercompany gain or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of applicable Tax law), in each case for a taxable period ending on or prior to the date of this Agreement. The Company is not a party to, or bound by, any Tax allocation, Tax indemnity or Tax sharing agreement (other than any such agreement entered into in the Ordinary Course, the primary subject matter of which is not Taxes). The Company has not been a member of an Affiliated Group (other than the Seller Group) and, other than the Company JV, the Company does not have any direct or indirect ownership interest in any other Person taxed as a partnership, joint venture or other “flow-through” or fiscally transparent entity. The Company does not have liability for the Taxes of any other Person by reason of Treasury Regulations Section 1.1502-6 (or any analogous provision of state, local or foreign law), contract (other than any such contract entered into in the Ordinary Course, the primary subject matter of which is not Taxes), assumption, transferee or successor liability, operation of law or otherwise (other than the members of the Seller Group). The Company has not made any election pursuant to Section 965(h)(1) of the Code to pay any “net tax liability” (as described in Section 965(h)(6) of the Code) in installments.

(i)           No member of the Seller Group (to the extent related to the Business) or the Company is subject to any private letter ruling of the IRS or any comparable rulings of any taxing authority.

(j)          The Company has not constituted either a “distributing corporation” or a “controlled” corporation (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 as relates to Section 355) (i) in the two (2) years prior to the Closing Date or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(k)          No member of the Seller Group (to the extent related to the Business) nor the Company has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) and, with respect to each transaction in which the Company has participated that is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other law.

(l)           There are no Tax credits, grants or similar amounts that are or could be subject to clawback or recapture as a result of (i) the transactions contemplated by this Agreement or (ii) a failure by the Company to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned.

(m)         No property owned by the Company or any member of the Seller Group (to the extent related to the Business) is (i) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (ii) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, (iii) “limited use property” within the meaning of Rev. Proc. 2001-28, (iv) subject to Section 168(g)(1)(A) of the Code, or (v) subject to any provision of state, local or foreign law comparable to any of the provisions listed here.

(n)         The sale of the Shares pursuant to this Agreement is not subject to the rules of Treasury Regulation Section 1.1502-36. Notwithstanding anything herein to the contrary, no attributes of the Company will be reduced or reattributed pursuant to Treasury Regulation Section 1.1502-36.

(o)          The Company receives a Schedule K-1 to IRS Form 1065 from the Company JV.

(p)          The Company has not applied for and does not expect to avail itself of relief pursuant to the CARES Act (including, without limitation, pursuant to Sections 1102 and 1106 (i.e., the Paycheck Protection Program) of, or other similar programs under the CARES Act) or any similar applicable federal, state or local law (excluding, for the avoidance of doubt, any tax provisions of general applicability such as Sections 2301 through 2308 of the CARES Act).

(q)         The Company has (i) materially complied with all legal requirements to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, materially complied with all legal requirements and duly accounted for any available tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act and (iii) has not received or claimed any tax credits under Section 2301 of the CARES Act.

(r)          The Company has not filed any amended Tax Return or other claim for a refund as a result of, or in connection with, the carry back of any net operating loss or other attribute to a year prior to the taxable year including the Closing Date under Section 172 of the Code, as amended by Section 2303 of the CARES Act, or any corresponding or similar provision of other applicable Law.

(s)          For purposes of this Section 4.8, references to any member of the Seller Group or the Company shall include any entity that was merged with or liquidated or converted into such entity. Notwithstanding anything in this Agreement to the contrary, (i) the representations and warranties made by Seller in this Section 4.8 and Section 4.9 (to the extent relating to Taxes) are the sole and exclusive representations and warranties made regarding Taxes or other Tax matters and (ii) nothing in this Section 4.8 or Section 4.9 (to the extent relating to Taxes) shall be construed as a representation or warranty regarding the amount, usability, value or condition of, or any limitations on, any Tax asset or attribute of the Company (or Purchaser or its Affiliates), or the ability of Purchaser (or its Affiliates) to rely in a taxable period (or portion thereof) beginning after the Closing Date on any Tax positions taken by the Company in a taxable period (or portion thereof) ending on or prior to the Closing Date.

Section 4.9            Employee Plans.

(a)          As of the date hereof, Section 4.9(a) of the Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each material Employee Plan, other than (x) individual at-will employment Contracts that are on substantially the forms provided to Purchaser and that do not provide for severance, retention or change in control payments or benefits, benefits or payments not generally available to all similarly situated Business Employees or employment that is not “at will” and (y) incentive compensation award Contracts on substantially the forms provided to Purchaser that do not provide for accelerated vesting, in each case, provided that the form of such Contract is set forth on the Disclosure Schedule and any such Contract that materially deviates from the scheduled form is separately scheduled. Section 4.9(a) of the Disclosure Schedule separately identifies each Company Employee Plan. No Company Employee Plan is subject to ERISA or is intended to be qualified under Section 401(a) of the Code.

(b)          With respect to each material Company Employee Plan, the Company has provided or made available to Purchaser current, accurate and, subject to compliance with Applicable Law relating to data privacy, complete copies, of (i) the plan document, including any amendments thereto (or, with respect to any such plan that is not in writing, a written description of the material terms thereof), (ii) any trust agreement or other funding arrangement, including any amendments thereto, (iii) any current summary plan description, and all summaries of material modifications thereto, and (iv) the most recent Form 5500s, annual reports, financial statements and/or actuarial reports, and (v) the most recent IRS determination, opinion or advisory letter with respect to any Company Employee Plan intended to be tax-qualified under Section 401(a) of the Code. With respect to each Employee Plan, the Company has provided or made available to Purchaser current, accurate and complete copies, of (i) the plan document or a summary of the material terms thereof and (ii) the most recent IRS determination, opinion or advisory letter with respect to any Employee Plan intended to be tax-qualified under Section 401(a) of the Code.

(c)          Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is, to the Company’s Knowledge, so qualified and has received a currently effective favorable determination from the IRS stating that such Company Employee Plan is so qualified or is entitled to rely on a favorable opinion letter issued to the prototype plan sponsor by the IRS.

(d)          Each Employee Plan has been operated and maintained in material compliance with its terms and complies in form and in operation in all material respects with all Applicable Law. There are no Actions, audits, examinations, investigations or other claims pending or, to the Company’s Knowledge, threatened with respect to any Company Employee Plan or, to the extent affecting any current or former Business Employee, any other Employee Plan (in each case, other than routine claims for benefits).

(e)          No Employee Plan is, and none of Seller, the Company or any of their respective ERISA Affiliates has during the preceding six (6) years, sponsored, contributed to, or had or has any Liability with respect to, an employee benefit plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA. No Employee Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA. Except as set forth in Section 4.9(e) of the Disclosure Schedule, no Employee Plan provides health or life insurance benefits or other welfare benefits (whether or not insured), with respect to current or former Business Employees beyond their retirement or other termination of employment, other than health continuation coverage as required by Section 4980B of the Code or similar Applicable Law, the full cost of which is borne by the current or former Business Employee, or health care coverage through the end of the calendar month in which a termination of employment occurs. The Company does not have any Liability (including any Liability on account of an ERISA Affiliate) on account of a violation of Section 4980B of the Code, Part 6 of Subtitle B of Title 1 of ERISA or similar Applicable Law. The Company does not have any liability for any Taxes under Chapter 43 of the Code (including pursuant to an indemnification obligation). The Company does not have any outstanding Liability with respect to any Employee Plan that is not a Company Employee Plan.

(f)           Except as disclosed in Section 4.9(f) of the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former Business Employee to any compensation, including severance pay or any other similar termination payment, (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such Business Employee, or (iii) result in the forfeiture of any portion of a current or former Business Employee’s compensation or benefits that is subject to vesting conditions.

(g)          None of the members of the Seller Group or the Company is a party to any Contract, arrangement or plan (including any Employee Plan) and no Business Employee is entitled to any payments or benefits that has resulted or would result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in any payment or benefit constituting an “excess parachute payments” within the meaning of Section 280G of the Code. The Company does not have any obligation to make a gross-up or similar payment in respect of any Taxes that could be incurred by a Business Employee under Section 409A or 4999 of the Code.

Section 4.10          Labor Matters.

(a)          Except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, the Company is, and since January 1, 2018 has been, in material compliance with Applicable Laws concerning labor and employment with respect to the Business Employees, including such Applicable Laws relating to wages, hours, discrimination or harassment in employment, equal employment opportunity, leave of absence, privacy rights, retaliation, and immigration. To the Company’s Knowledge, all Business Employees classified as exempt under Applicable Laws by the Seller Group or the Company satisfy the requirements of such Applicable Laws to be classified as exempt. As of the date of this Agreement, the Company, is not delinquent in any material respects in payments to any Business Employee for wages, salaries, commissions, bonuses, severance, termination pay, fees or other compensation for any services performed, or amounts required to be reimbursed to any Business Employee. Each independent contractor engaged by the Company since January 1, 2018 has satisfied the requirements of Applicable Law to be classified as an independent contractor, and, to the Company’s Knowledge, no independent contractor of the Company has made any claim, whether verbally or in writing, to the Company that he or she is (or was) or should be (or should have been) classified as, an employee of the Company. To the Company’s Knowledge, no Business Employee is or has been debarred, suspended, proposed for debarment, or excluded from participation in the bidding for or award of a contract with a Governmental Authority.

(b)          Except as set forth in Section 4.10(b) of the Disclosure Schedule, there are no collective bargaining Contracts or other labor union or works council Contracts covering any Business Employee to which the Company is a party or bound (such Contracts, the “Collective Bargaining Agreements”), to the Company’s Knowledge, no Business Employee is represented by a labor union, works council, or other employee representative body in connection with such Business Employee’s employment with the Seller Group or the Company, and there are no labor grievances pending, or, to the Company’s Knowledge, threatened against the Company pertaining to the Business Employees. To the Company’s Knowledge, since January 1, 2018, the Company: (i) has not been the subject of any Action asserting that it has committed an unfair labor practice with respect to any Business Employee, seeking to compel it to bargain with any labor organization or seeking to authorize representation of any of the Business Employees by any labor organization; (ii) has not experienced labor union organizing activity with respect to the Business Employees; and (iii) has not experienced any strikes, work stoppages, slowdowns or lockouts with respect to the Business Employees since January 1, 2018.

(c)          Since January 1, 2018, there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1998 and similar state and local laws (collectively, the “WARN Act”) by the Company or the Seller Group (to the extent related to the Business and the Business Employees), and the Company and the Seller Group (with respect to the Business and the Business Employees) are, and have been, in material compliance with the WARN Act. Except as set forth in Section 4.10(c) of the Disclosure Schedule and except as contemplated by the Collective Bargaining Agreements and/or required by applicable Law, the employment of each Business Employee is terminable by the employing entity at-will, and the Company has no obligation to provide any particular form or period of notice prior to terminating the employment of any Business Employee.

(d)          Except as set forth in Section 4.10(d) of the Disclosure Schedule, there are no Actions (including charges of unfair labor practices, discrimination, retaliation or harassment) pending, or, to the Company’s Knowledge, threatened in writing, relating to any labor and employment matters respecting any Business Employee, including, without limitation, with respect to compliance regarding wages and hours, leaves of absence, plant closing notification, employment statutes or regulations, immigration, privacy rights, labor disputes, workers’ compensation, occupational health and safety, or retaliation, harassment, or discrimination.

(e)          Each Business Employee is employed by the Company and no employee of the Company provides material services to Seller and its Affiliates that are not related to the Business. The Company does not have any liability with respect to a former employee of Seller or its Affiliates (including the Company) that is not primarily related to the Business.

(f)               The Company is, and since January 1, 2018 has been, in compliance in all material respects with all applicable health and safety laws, including the Occupational Health and Safety Act, 29 U.S.C. Sections 651-678. Except as set forth in Section 4.10(f) of the Disclosure Schedule, (i) as of the date hereof, no Action by a Governmental Authority or any other Person is pending, or, to the Company’s Knowledge, threatened in writing that asserts an actual or potential violation of or Liability under Applicable Laws relating to occupational health and safety and (ii) to the Company’s Knowledge, the Company has not received any written notice, demand, request for information or other written communication from any Governmental Authority regarding any actual or alleged violation of or failure to comply with any such Applicable Laws.

Section 4.11          No Violation of Law; Required Licenses and Permits.

(a)          Other than as set forth in Section 4.11(a) of the Disclosure Schedule, since January 1, 2018, the Company is, and has been, in material compliance with all Applicable Laws, and is not party or subject to any Order with any Governmental Authority. The Company has all material Permits necessary for the conduct of the Company’s business as presently conducted and the Company’s business is being conducted in compliance with all such Permits in all material respects. As of the date hereof, the Company has filed or caused to be filed all reports, notifications and filings with, and has paid all fees to, the applicable Governmental Authority necessary to maintain, and otherwise maintained, all of the Permits material to the operation of the Company’s business in full force and effect through Closing. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit that is material to the Company.

(b)          Since January 1, 2018, the Company has conducted all transactions and activities in all material respects in accordance with all Applicable Laws related to U.S. import, export, and sanctions laws, including, U.S. customs Applicable Laws and regulations administered by U.S. Customs and Border Protection, the Export Administration Regulations, administered by the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”), the International Traffic in Arms Regulations, administered by the U.S. Department of State’s Directorate of Defense Trade Controls, and economic sanctions laws administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) (collectively “Trade Laws”). Neither the Company nor the Business is the subject of any pending Actions or enforcement actions related to Trade Laws.

(c)          To the Company’s Knowledge, none of the Company or any of its directors, managers, officers, or employees is a Person that is: (i) organized, located, resident in or a citizen, national or the government of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or any other country embargoed or subject to substantial trade restrictions under Trade Laws; or (ii) identified on any U.S. Restricted Person Lists or any comparable list of parties subject to trade restrictions and/or sanctions imposed under Trade Laws. “U.S. Restricted Person Lists” include: (1) the list of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, and the Sectoral Sanctions Identification List, each maintained by OFAC, (2) the Denied Persons, Entity, and Unverified Lists, maintained by BIS and (3) the Debarred List, maintained by the U.S. Department of State.

Section 4.12         Real Property. As of the date hereof, Section 4.12 of the Disclosure Schedule sets forth a true, correct and complete list of (i) all real property that is owned by the Company (collectively, the “Owned Real Property”) and (ii) all real property to which the Company is a party as lessee, sublessee, licensee or occupant (collectively, the “Leased Real Property”). The Company has good and valid fee simple title to all of the Owned Real Property free and clear of any Liens (other than Permitted Liens) and has a good and valid leasehold interest in all of the Leased Real Property, free and clear of any Liens (other than Permitted Liens). The Company is not obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any real property except the Leased Real Property. As of the date hereof, Section 4.12 of the Disclosure Schedule sets forth a true, correct and complete list of each lease, sublease, license or similar occupancy agreement (each, a “Real Property Lease”) under which the Company is lessee, sublessee or licensee of, or holds, uses or operates the Leased Real Property. The Company has the right to use all of the Leased Real Property for the full term of each such Real Property Lease (and any renewal options) relating thereto. The Company has not assigned, transferred or pledged any interest in any of the Real Property Leases. The Owned Real Property and the Leased Real Property and the use and occupancy of the Owned Real Property and Leased Real Property by the Company comply in all material respects with all Applicable Laws, including zoning and building requirements, and none of the members of the Seller Group or the Company has received any notification from any Governmental Authority recommending improvement to the Owned Real Property or the Leased Real Property, which improvement was not made. Neither the whole nor any part of the Owned Real Property or Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Authority, and, to the Company’s Knowledge no such suit has been threatened. There are no leases, subleases, licenses, or other agreements granting to any Person the right of use or occupancy of any portion of the Owned Real Property and Leased Real Property (except under the Real Property Leases and except for any utility easements and/or licenses relating to services provided to any Owned Real Property or Leased Real Property). To Company’s Knowledge, (i) the buildings, structures, facilities and improvements which are under construction (collectively, “Improvements”) comply in all material respects with valid and current certificates of occupancy or similar Permits to the extent required by Applicable Laws for the use thereof, and (ii) the Improvements are in all material respects (A) in good operating condition and repair (ordinary wear and tear excepted) and (B) suitable and adequate for continued use in the manner in which they are presently being used.

Section 4.13         Personal Property. As of the date hereof, Section 4.13 of the Disclosure Schedule sets forth a true, correct and complete list of all leases to which the Company is a party relating to personal property material to the Business as presently conducted. The Company has or will have prior to the Closing good title to, or a valid and enforceable leasehold interest in, all material items of tangible personal property owned or purported to be owned by the Company in its Unaudited Financial Statements and currently used in the conduct of the Business by the Company (the “Company Tangible Properties”), free and clear of any and all Liens, other than Permitted Liens. All Company Tangible Properties that, individually or in the aggregate, are material to the operation of the Business as presently conducted are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted).

Section 4.14          Environmental Matters.

(a)          The Company is, and since January 1, 2018, has been, in compliance in all material respects with all applicable Environmental Laws.

(b)          As of the date hereof, no Action by a Governmental Authority or any other Person is pending or, to the Company’s Knowledge, threatened that asserts an actual or potential violation of or Liability under any Environmental Law by the Company or in relation to the Business, the Owned Real Property, the Leased Real Property or any real properties formerly owned, leased or operated by the Company (the “Former Real Properties”). For purposes of this Agreement, as of the date hereof the properties listed in Section 4.14(b) of the Disclosure Schedule are the only Former Real Properties.

(c)          The Company possesses all material Environmental Permits required for the conduct of the Business on the date hereof, and all such Environmental Permits are set forth in Section 4.14(c) of the Disclosure Schedule. Each such Environmental Permit is valid and in full force and effect, and the Company has timely filed with the relevant Governmental Authority any application for renewal of an Environmental Permit required to have been filed as of the date hereof.

(d)          No member of the Seller Group (to the extent related to the Business) or the Company has received any written notice, demand, request for information or other written communication from any Governmental Authority or any other Person regarding (i) any actual or alleged violation of or failure to comply with, or liability under, any Environmental Permit or any Environmental Law that has not been resolved or otherwise has any ongoing obligations; or (ii) any revocation, withdrawal, non-renewal, suspension, cancellation or termination of any Environmental Permit required for the conduct of the Business as conducted on the date hereof.

(e)           There has been no Release or exposure to any Regulated Substance by the Company in, on, at, under or from any of the Owned Real Property or Leased Real Property or to the Company’s Knowledge, at any of the Former Real Properties, or, to the Company’s Knowledge, by any other Person at any of the Owned Real Property or Leased Real Property or Former Real Property, in each case, (i) in an amount required to be reported to any Governmental Authority pursuant to any Environmental Law that was not properly reported, or (ii) in a manner that could reasonably be expected to result in material Liability to the Company under any Environmental Law.

(f)           There are no underground storage tanks or polychlorinated biphenyls (“PCBs”) or PCB-containing equipment at, on or under the Owned Real Property or the Leased Real Property and to the Company’s Knowledge, there have been no such tanks, PCBs, or PCB containing equipment at any Former Real Property that could reasonably expected to result in material liability to the Company under Environmental Law.

(g)          There are no asbestos or asbestos containing materials present in any of the Owned Real Property or the Leased Real Property in a condition requiring corrective action on the part of the Company under Environmental Laws.

(h)          (i) The Company has not used, stored or disposed of Regulated Substances within, about or beneath any of the Owned Real Property or Leased Real Property or at any Former Real Property except in compliance in all material respects with Environmental Law, and (ii) no condition exists at, under, on or emanating from the Owned Real Property or the Leased Real Property, or to the Company’s Knowledge, at any Former Real Property, that could reasonably be expected to give rise to material Liability to, the Company pursuant to Environmental Law.

(i)            All off-site treatment, storage, transport or disposal of Regulated Substances performed by the Company or, to the Company’s Knowledge, performed or arranged by a third-party on behalf of the Company, has been conducted in compliance with applicable Environmental Law in all material respects. None of the members of the Seller Group (to the extent related to the Business) or the Company has received any written notice or request for information regarding potential or alleged Liabilities under Environmental Law with respect to any off-site treatment, storage, transport, recycling or disposal of Regulated Substances.

(j)            The Company has delivered to Purchaser or provided Purchaser with access to the following described documents that are in the possession or control of the Company or any member of the Seller Group: (i) all reports of environmental site assessments pertaining to environmental conditions on or at any Owned Real Property, any Leased Real Property or to the Company’s Knowledge, any Former Real Properties prepared by third-party contractors within the past five years, (ii) all reports of audits of compliance with Environmental Law by the Company or the Business prepared within the past five years (iii) written notices of violation or Orders issued pursuant to any Environmental Law within the past five years, or which are unresolved or have any outstanding obligation, in each case, that relate to the Company, the Business, Owned Real Property, Leased Real Property or to the Company’s Knowledge, any Former Real Properties (iv) Environmental Permits required for the conduct of the Business as conducted on the date hereof.

(k)           The Company has not retained or assumed by contract or operation of law any material liabilities or obligations of any Person under any Environmental Law.

Section 4.15          Intellectual Property.

(a)           As of the date hereof, Section 4.15(a) of the Disclosure Schedule sets forth a complete and accurate list of all Registered IP and the jurisdiction in which such item of Registered IP has been registered or filed, the owner and the applicable application, registration, or serial or other similar identification number. The Company has made all filings and payments and taken all other actions required to be made or taken to maintain each item of material Registered IP in full force and effect by the applicable deadline and otherwise in accordance with Applicable Law. No interference, opposition, reissue, reexamination or other similar proceeding is pending in which any Registered IP is being contested or challenged. To the Knowledge of the Company, all of the Registered IP is valid and enforceable.

(b)           The Company is the sole and exclusive owner of the Company Owned IP, free and clear of all Liens (other than Permitted Liens). There is no pending, or to the Company’s Knowledge, threatened, claim against the Company by any third party contesting the validity, enforceability, or ownership of any Company Owned IP. No third Person, including any present or former employee, contractor, founder or consultant of the Company (each, a “Service Provider”) has any valid current or contingent right, title or interest, directly or indirectly, in whole or in part, in any material Company IP. Except as set forth in Section 4.15(b) of the Disclosure Schedule, each Service Provider that was or is involved in the development or creation of any Intellectual Property on behalf of the Company is subject to valid and enforceable written agreement pursuant to which such Service Provider assigned their rights in such Intellectual Property to the Company. To the Knowledge of the Company, no funding, facilities or personnel from any Governmental Authority, educational institution or research center was used in the development of the Company Owned IP.

(i)              Since January 1, 2018, neither the Company, the Seller Group (to the extent related to the Business) nor the operation of the Business has infringed, violated or misappropriated the Intellectual Property of any third party in any material respect. Neither the Company, the Seller Group (to the extent related to the Business) nor the operation of the Business is infringing, violating or misappropriating any Intellectual Property of any third party in any material respect;

(ii)             since January 1, 2018, no Person has asserted in a writing received by Company, Seller or its Affiliates that the operation of the Business or the Company has infringed, violated or misappropriated the Intellectual Property of any third party. There is no pending, or to the Company’s Knowledge, threatened, claim against the Company by any third party alleging that the Seller Group (to the extent related to the Business), the operation of the Business or the Company has infringed, violated or misappropriated the Intellectual Property of any third party;

(iii)            to the Company’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any of the Company Owned IP; and

(iv)            the IT Assets owned by the Company and the IT Assets to be provided during the Transition Period pursuant to the Transition Services Agreement are in good working condition to effectively operate and perform as required by the Company to conduct the Business substantially in the manner in which it is currently being conducted. Since January 1, 2018, (x) there has been no material disruption to, or material interruption in, the conduct of the Business attributable to a defect, bug, breakdown or other deficiency or failure with respect to any IT Asset; and (y) to the Knowledge of Company, there has been no unauthorized access to, or use of, any IT Asset by a third party, in each case that has had a Material Adverse Effect. Company has taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of the Business without material disruption to, or material interruption in, the conduct of the Business.

(c)           As of the date hereof, Section 4.15(c) of the Disclosure Schedule sets forth a complete and accurate list of all material Contracts under which any Person has licensed any material Intellectual Property to the Company or granted to the Company any covenant not to sue or any other right with respect to any Intellectual Property, excluding: (i) Licenses for Off-the-Shelf Software; and (ii) any non-exclusive License that is merely incidental to the transaction contemplated in the applicable Contract, the commercial purpose of which is primarily for something unrelated to Intellectual Property (“Inbound IP Contracts”).

(d)         As of the date hereof, Section 4.15(d) of the Disclosure Schedule sets forth a complete and accurate list of all material Contracts, with respect to which material Company IP is licensed by the Company to any Person or pursuant to which the Company grants to any Person any covenant not to sue or other right with respect to any Company IP, excluding any non-exclusive License that is merely incidental to the transaction contemplated in the applicable Contract the commercial purpose of which is primarily for something unrelated to Intellectual Property (“Outbound IP Contracts” and collectively with the Inbound IP Contracts, the “IP Contracts”). None of the Outbound IP Contracts would, after the Closing, obligate the find Purchaser or its Affiliates to license any Intellectual Property other than the Company IP.

(e)          Except as set forth in Section 4.15(e) of the Disclosure Schedule and except for matters specifically addressed by the Transition Services Agreement, none of the transactions contemplated hereby will alter, impair or otherwise adversely affect any rights of the Company in any Company IP.

(f)           To the Knowledge of the Company, the Intellectual Property: (i) included in the Company Owned IP; (ii) licensed to the Company pursuant to the Inbound IP Contracts; (iii) licensed to the Company pursuant to Contracts for Off-the-Shelf Software; and (iv) licensed to the Company pursuant to the Transition Services Agreement constitutes all of the Intellectual Property necessary and sufficient to conduct the Business as currently conducted following the Closing.

Section 4.16           Material Contracts.

(a)           As of the date hereof, Section 4.16(a) of the Disclosure Schedule lists, as of the date hereof, each of the following Business Contracts (each, a “Material Contract”):

(i)               any Contract involving the payment by or to the Company of more than $500,000 in any 12-month period, and which by its terms does not terminate or is not terminable without material penalty by the Company upon 90 days or less prior notice;

(ii)              any agreements between (A) the Company, on the one hand, and a Key Supplier or a Key Customer on the other hand and (B) the Company and any Key Sales Agent (as defined below);

(iii)            any Contract containing (A) covenants limiting in any material respect the freedom of the Company to compete or operate in any line of business or geographical area (which, for the avoidance of doubt, shall not include Contracts with customary employee and service provider non-solicitation or non-hire covenants), (B) a “most favored nation” provision or any exclusive dealing arrangement, in each case, in favor of any third party, or (C) a minimum purchase or sale requirement or a “take or pay” provision that required aggregate payments to or from any third party in excess of $500,000 for the 12-month period ended December 31, 2020 (each, a “Restrictive Contract”);

(iv)             IP Contracts;

(v)             any Contract relating to any indebtedness for borrowed money which creates payment obligations of the Company to any Person or which creates payment obligations from any Person to the Company, in each case, in excess of $500,000, other than Contracts entered into in the Ordinary Course;

(vi)             any Contract where the primary purpose of such Contract is to provide material indemnification rights to any third party (not including indemnification agreements with directors or officers of the Company entered into in the Ordinary Course);

(vii)            any Contract with a Governmental Authority, other than agreements with customers entered into in the Ordinary Course;

(viii)           any partnership or joint venture agreement (not including any Contracts with the Company JV);

(ix)             any Seller Guarantee and any other guarantee by the Company or the Company JV, in each case, outstanding as of the date hereof in excess of $300,000;

(x)               any Surety Bond of Company or the Company JV, in each case, outstanding as of the date hereof in excess of $300,000;

(xi)              any Real Property Lease with required future scheduled payments in excess of $100,000; and

(xii)          City of Wakeusha Tax Incremental Finance District No. 19 Development Agreement dated August 20, 2010, as amended by Amendment dated February 5, 2020 (the “Developer’s Agreement”).

(b)          Seller has made available to Purchaser true and complete copies of the Material Contracts, except as set forth in Section 4.16(b) of the Disclosure Schedule. As of the date hereof and assuming each Material Contract is binding and enforceable against the other parties thereto, each Material Contract is a valid and binding obligation of, and is an enforceable obligation against, the Company or the applicable member of the Seller Group, as applicable, subject in each case to the effect of any Enforcement Exceptions. As of the date hereof, none of the members of the Seller Group, the Company or, to the Company’s Knowledge, any other party to a Material Contract is in breach of a Material Contract in any material respect. To the Company’s Knowledge, (i) no circumstances exist that (with or without notice or lapse of time, or both) would contravene, conflict with, or result in a violation or breach of, or give the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Material Contract and (ii) no member of the Seller Group or the Company has received any written notice of the intention of any party to materially modify, terminate, or not renew (which includes proposing in writing to renew on terms materially less favorable to the Company) any Material Contract.

Section 4.17         Title to Assets. The Company has or, will have at the Closing good title to and is the sole owner of all rights, title and interest in the tangible assets purported to be transferred hereby, free and clear of all Liens, other than Permitted Liens.

Section 4.18         Inventory. The Company has or, will have at the Closing good title to and is the sole owner of all rights, title and interest in all inventory of the Company, subject to the terms of any Contracts with any customers seeking to purchase such inventory (in each case, subject to Permitted Liens).

Section 4.19        Receivables. The accounts receivable reflected on the Unaudited Financial Statements and the accounts receivable arising after the Balance Sheet Date have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the Ordinary Course.

Section 4.20         Customers, Suppliers and Distribution Agreements.

(a)           With respect to the 12-month period ending December 31, 2020, Section 4.20(a) of the Disclosure Schedule lists the 19 largest (by dollar volume of net revenue) customers of the Company (the “Key Customers”) (showing the approximate dollar volume of net revenue for each for such period). No Key Customer has terminated its relationship with the Company and, to the Knowledge of the Company, the Company has not received written notice from any such Key Customer of its intent to terminate its relationship with the Company, or to stop or materially decrease the rate of buying products or services from the Company other than in the Ordinary Course.

(b)          With respect to the 12-month period ending December 31, 2020, Section 4.20(b) of the Disclosure Schedule lists the 14 largest (by dollar volume) suppliers of the Company (the “Key Suppliers”) (showing the approximate dollar volume of spend for each for such period). No Key Supplier has terminated its relationship with the Company, and, to the Knowledge of the Company, the Company has not received written notice from any of the Key Suppliers of such Key Supplier’s intent to terminate its relationship with the Company, or to stop or materially decrease the rate of supplying products or services to the Company other than in the Ordinary Course.

(c)           With respect to the 12-month period ending December 31, 2020, Section 4.20(c) of the Disclosure Schedule lists the 11 largest (based on commissions) distribution or sales agent agreements of the Company (each a “Key Sales Agent”). No such Key Sales Agent has terminated its relationship with the Company and, to the Knowledge of the Company, the Company has not received written notice from any such Key Sales Agent of its intent to terminate its relationship with the Company or to stop or materially decrease the rate of distributing or selling, on behalf of the Company, the Company’s products or services other than in the Ordinary Course.

Section 4.21          Product Warranty and Product Liability(a). The Company has no liability for replacement or repair for products sold, rented, leased, provided, or delivered by the Company, with respect to the products manufactured or sold in connection with the Business, to customers, except (i) pursuant to Ordinary Course written warranty policies of the Company and (ii) that would not be expected to result in a material liability to, or with respect to, such products. There are no, and since January 1, 2018, there have been no product recalls with respect to products sold by the Company and to the Company’s Knowledge, no Governmental Authority is contemplating requiring or recommending a recall campaign with respect to any products sold by the Company. Except to the extent reflected as a reserve on the Unaudited Financial Statements, to the Company’s Knowledge, no circumstances exist which are reasonably likely to result in any material product liability or product warranty liability for the Company. Neither the Company nor any legal predecessor thereto manufactures, distributes or sells, or has ever manufactured, distributed or sold, products containing asbestos or asbestos containing material.

Section 4.22        Insurance. As of the date hereof, Section 4.22 of the Disclosure Schedule sets forth a list of the insurance policies held by, or for the benefit of, the Company or otherwise covering the assets, employees and operations of the Business as of the date hereof and the policy term, coverage, limits and deductibles in respect of each such insurance policy. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all material insurance policies maintained by or on behalf of Seller (to the extent related to the Business) and the Company are in full force and effect, all premiums and other payments due on such policies have been paid by Seller and the Company and all claims thereunder have been filed in due and timely fashion. To Seller’s Knowledge and the Company’s Knowledge, all claims relating to events that would have or reasonably be expected to result, individually or in the aggregate, in a material loss outside the Ordinary Course have been made.

Section 4.23        Transactions with Affiliates. As of the date hereof, Section 4.23 of the Disclosure Schedule contains a list of (i) all material Related Party Contracts, (ii) all Contracts between the Company and any present or former director, officer or employee of the Company, Seller or their Affiliates (not including any Employee Plan, Company Employee Plan, confidentiality agreement, invention assignment agreement, restrictive covenants Contract in favor of Seller and its Affiliates or any indemnification agreement with directors and officers of Seller and its Affiliates), (iii) all Shared Contracts, (iv) all counterparties to the Enterprise-Wide Contracts, (iv) all Seller Guarantees, and (v) all Surety Bonds in effect.

Section 4.24         Information Technology; Security and Privacy.

(a)          (i) All material information technology and computer systems, including Software, hardware, networks, interfaces, and related systems, relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the Business (collectively, “Company IT Systems”) have been maintained in accordance with standards set by the manufacturers or otherwise in accordance with prudent industry standards, to ensure operation, monitoring and use in the Ordinary Course and (ii) the Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the Business in all material respects in the Ordinary Course. The Company has in place a commercially reasonable disaster recovery program, including providing for the regular back-up and prompt recovery of the data and information necessary to the conduct of the Business as conducted by the Company prior to the date hereof (including such data and information that is stored on magnetic or optical media) without material disruption to, or material interruption in, the conduct of the Business prior to the date hereof.

(b)          The Company has (i) taken reasonable measures required or necessary to protect the confidentiality of its material confidential and proprietary information and trade secrets and the confidential and proprietary information and trade secrets of any third Person provided or made available to the Company and (ii) is in compliance in all material respects with a written information security program covering the Company that (A) includes safeguards for the security, confidentiality, and integrity of Company Data and (B) is designed to protect against unauthorized use, access, interruption, modification or corruption of the Company IT Systems, Company Data, and the systems of any third party service providers that have access to Company Data or Company IT Systems. Since January 1, 2018, to the Company’s Knowledge, there has been no (i) loss of, or any unauthorized access to, corruption or disclosure of the Company IT System or any Company Data, (ii) material disruption, interruption, outage or continued substandard performance affecting any Company IT System, or (iii) written complaints or notices to, or audits, proceedings or investigations conducted or claims asserted in writing by any Person against the Company regarding (x) any actual or alleged security breach or other unauthorized use, access, interruption, modification or corruption of any Company IT System or (y) the collection or use of Company Data.

(c)           Except for the services being offered under the Transition Services Agreement, the Company IT Systems are sufficient for the immediate needs of the Business, including as to capacity and ability to process current and anticipated peak volumes in a timely manner. Since January 1, 2018, there has not been any (i) material disruption, interruption, outage or continued substandard performance affecting any Company IT System, (ii) to the Company’s Knowledge, any incidents of data security breaches or other unauthorized use, access, interruption, modification or corruption of any Company IT System or any Company Data, or (iii) complaints in writing, written notices to, or audits, proceedings or investigations conducted or claims asserted by any Person against the Company regarding (x) any actual or alleged security breach or other unauthorized use, access, interruption, modification or corruption of any Company IT System or (y) the collection or use of Company Data.

Section 4.25          Pandemic Relief. The Company has not applied for, utilized, obtained, incurred, relied on or otherwise taken advantage of any loans, funding, grants of monetary assistance or relief from payment of any amounts under (i) the Small Business Administration Paycheck Protection Program or (ii) the CARES Act (other than the deferral of employment Taxes).

Section 4.26          Intercompany Accounts. As of the date hereof, Section 4.26 of the Disclosure Schedule sets forth a true and complete list of all intercompany account balances as of the Balance Sheet Date between any member of the Seller Group or any of its current or former directors, officers, partners, or Affiliates of such Person, on the one hand, and the Company on the other hand (including all Intercompany Payables and Intercompany Receivables). All such balances will be discharged as of the Closing Date and there will be no further obligations in respect thereof.

Section 4.27          Company JV.

(a)           The Company JV is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Illinois. The Company JV (i) has the requisite organizational power and authority to conduct its business as presently conducted and (ii) to the Company’s Knowledge, is duly licensed or qualified to do business as a foreign entity under the Applicable Laws of each jurisdiction where such licensure or qualification is necessary. The Company has previously made available to Purchaser a true and accurate copy of the Governing Documents of the Company JV.

(b)          Assuming the expiration or termination of any applicable waiting periods under the HSR Act, the execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated thereby, do not violate or conflict with any provision of the Governing Documents of the Company JV.

(c)           As of the date hereof, Section 4.27(c) of the Disclosure Schedule lists the amount and type of Equity Interests the Company holds in the Company JV. The Equity Interest held by the Company in the Company JV are held free and clear of any Liens, except for restrictions arising pursuant to this Agreement, the Governing Documents of the Company JV or Applicable Law. The membership interests held by Menk U.S. Holdings, Inc. (or its successor or transferee) and the Company represent all of the issued and outstanding membership interests of the Company JV, and all of such membership interests of the Company JV issued to the Company have been duly authorized and validly issued and were not issued in violation of any preemptive or other similar right. There are no outstanding options, restricted stock, restricted stock units, phantom units or other equity-related awards, warrants, rights of conversion, exchange or purchase or any similar rights in respect of the Company’s membership interests in the Company JV.

(d)           Section 4.27(d) of the Disclosure Schedule lists all Contracts currently in effect between the Company and the Company JV (the “JV Agreements”). Seller has made available to Purchaser true and complete copies of the JV Agreements. Assuming that the JV Agreements are binding and enforceable against the other parties thereto, each of the JV Agreements is a valid and binding obligation of, and is an enforceable obligation against, the Company (subject in each case to the effect of any Enforcement Exceptions). As of the date hereof, the Company is not and, to the Company’s Knowledge, no other party to any JV Agreement is in breach of any JV Agreement in any material respect. The JV Agreements are the only Contracts that exist between any member of the Seller Group or the Company, on one hand, and the Company JV or Menk U.S. Holdings, Inc., on the other hand.

(e)           The Company’s designees to the Company JV’s board of directors are set forth in Section 4.27(e) of the Disclosure Schedule.

(f)            To the JV’s Knowledge, the Company JV is not subject to any pending or threatened Actions that would reasonably be expected to result in a Material Adverse Effect or a material adverse effect on the Company JV, including those related to the products assembled, manufactured or sold by the Company JV.

(g)           To the JV’s Knowledge after due inquiry of management of the Company JV, there are no asbestos or asbestos containing materials present in any real property owned or leased by the Company JV in a condition requiring corrective action on the part of the Company under Environmental Laws and neither the Company nor any legal predecessor thereto manufactures, distributes or sells, or has ever manufactured, distributed or sold, products containing asbestos or asbestos containing material.

(h)           Notwithstanding anything to the contrary in this Article IV, unless the Company JV is expressly referenced in any representation or warranty in this Article IV, none of the other representations and warranties in this Article IV (other than this Section 4.27) shall be a representation or warranty made with respect to the Company JV and such other representation and warranty shall not be deemed to cover the Company JV or any business conducted by the Company JV.

Section 4.28         CFIUS. The Business does not produce, design, test, manufacture, fabricate or develop any critical technologies (as that term is defined in 31 C.F.R. § 800.215).

Section 4.29          Finder’s Fees. There is no investment banker, broker, finder or other financial intermediary, other than J.P. Morgan Securities LLC and its Affiliates, the fees and expenses of which will be Transaction Expenses, that has been retained by or is authorized to act on behalf of Seller or the Company who would be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.30          Private Offering. None of Seller, the Company, or their Representatives has issued, sold or offered, or solicited any offers to acquire, any security of the Company to or from any Person under circumstances that would cause the sale of the Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act. Assuming the representations of Purchaser contained in Article V are true and correct, the sale and delivery of the Shares hereunder are exempt from the registration and prospectus delivery requirements of the Securities Act.

Section 4.31         Bank Accounts. As of the date hereof, Section 4.31 of the Disclosure Schedule sets forth a true and complete list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company and those Persons authorized to sign thereon.

Section 4.32          No Other Representations or Warranties.

(a)           Neither the Company nor any of its Affiliates, partners, managers, direct or indirect equityholders, nor any of their respective Representatives nor any other Person has made any representations or warranties, written or oral, express or implied, at law or in equity of any nature whatsoever relating to the Restricted Business, the Seller Group, the Company, the Company JV, or any of their respective Restricted Businesses, assets or properties or otherwise in connection with the transactions contemplated hereby, other than those representations and warranties expressly set forth in Article III and in this Article IV (in each case, as qualified by the Disclosure Schedule), as applicable, each of which is made solely by the party specified herein and subject to the other terms and conditions of this Agreement.

(b)           Without limiting the generality of the foregoing, none of the Company or any of its Affiliates, partners, managers, direct or indirect equityholders, or any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in or any representation or warranty with respect to the completeness or accuracy of (A) the materials relating to the Restricted Business, the Seller Group, the Company or the Company JV made available to Purchaser or its Representatives, including due diligence materials, or (B) any presentation relating to the Restricted Business, the Seller Group, the Company, or the Company JV (whether such presentation was made by management of the Company or others in connection with the transactions contemplated hereby). No statement contained in any of the foregoing referenced materials or made in any such presentation shall be deemed a representation or warranty hereunder and deemed to be relied upon by Purchaser in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any teaser, offering memorandum or similar materials made available by the Company or any of its Affiliates, partners, managers, direct or indirect equityholders, or any of their respective Representatives, are not and shall not be deemed to be or to include representations or warranties of the Company, its Affiliates or any other Person, and are not and shall not be deemed to be relied upon by Purchaser in executing, delivering and performing this Agreement or any other Transaction Document or any of the transactions contemplated hereby and thereby.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 5.1            Organization, Authorization, Enforceability, Non-Contravention.

(a)           Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate or other organizational power to conduct its business as presently conducted.

(b)           Corporate Authorization. Each of Purchaser and its Affiliates that is a party to any of the Transaction Documents have full corporate or other organizational power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations under, and consummate the transactions contemplated by, each such Transaction Document. The execution, delivery and performance of this Agreement by Purchaser have been duly and validly authorized by all necessary corporate action on the part of Purchaser. The execution, delivery and performance of each of the Transaction Documents (other than this Agreement) to which Purchaser or any of its Affiliates is a party have been, or prior to Closing will have been, duly and validly authorized by all necessary corporate or other action on the part of such Person.

(c)           Binding Effect. This Agreement has been, and the other Transaction Documents will be at the Closing, duly executed and delivered by Purchaser or those of its Affiliates that are (or are contemplated to be) party thereto and, assuming due authorization, execution and delivery of this Agreement by Seller, this Agreement is a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to the Enforcement Exceptions. Each of the Transaction Documents other than this Agreement to which Purchaser or any of its Affiliates is or will be a party, when executed and delivered by such Person and assuming due authorization, execution and delivery of such document by the counterparty, will be legal, valid and binding obligations of such Person enforceable in accordance with their terms, subject to the Enforcement Exceptions.

(d)           Non-Contravention. Assuming the expiration or termination of any applicable waiting periods under the HSR Act, the execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated thereby, do not and will not (i) violate or conflict with any provision of the Governing Documents of Purchaser or any of its Affiliates, (ii) violate or conflict with any Applicable Law or Permit applicable to Purchaser or any of its Affiliates, or (iii) constitute a breach (or event which, with the giving of notice or the lapse of time, would constitute a breach) under, or give any third party any rights of termination, acceleration or cancellation of, result in the loss of a material benefit of Purchaser or its Affiliates under, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of Purchaser or any of its Affiliates, pursuant to any Contract or Order to which Purchaser or any of its Affiliates is a party, except in the cases of clauses (ii) and (iii) of this Section 5.1(d), for any such conflicts, violations, breaches, terminations, accelerations, cancellations or creations that would not be reasonably expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.2             Financing.

(a)            As of the date of this Agreement, Purchaser has delivered to Seller a true, correct and complete copy of the executed debt commitment letter (including any related exhibits, schedules, annexes, supplements and other related documents), dated as of the date of this Agreement (as the same may be amended pursuant to Section 6.19, the “Debt Commitment Letter”), from the Financing Sources party thereto (the “Lenders”), pursuant to which the Lenders have committed, subject to the terms and conditions thereof, to provide or cause to be provided debt financing in the amounts set forth therein for the purpose of funding the transactions contemplated by this Agreement (collectively, the “Debt Financing”), together with the fee letter (which may be redacted for customary economic provisions, including those related to fees, pricing, “price-flex” and other economic provisions that could not reasonably be expected to adversely affect the conditionality, enforceability, availability or aggregate principal amount of the Debt Financing) from the Financing Sources related to the Debt Financing (the “Fee Letter”). As of the date of this Agreement, other than the Debt Commitment Letter and the Fee Letter, there are no other Contracts, side letters, understandings or other arrangements, whether written or oral, relating to the Debt Financing or the Debt Commitment Letter to which Purchaser or any of its Affiliates is a party.

(b)           As of the date of this Agreement, there are no conditions precedent or other contingencies (including pursuant to any “flex” provisions) related to the funding of the full amount of the Debt Financing, other than as expressly set forth in the Debt Commitment Letter. Subject only to the satisfaction of the conditions contained in Sections 7.1 and 7.2, the Debt Financing, together with the available cash resources of the Purchaser, is sufficient to pay (i) the Purchase Price and (ii) all fees and expenses required to be paid by Purchaser in connection with the consummation of the transactions contemplated hereby, including those required to be paid at the Closing in connection with the transactions contemplated hereby and (iii) all other payment obligations of Purchaser required to be paid at the Closing in accordance with the terms of this Agreement (clauses (i) through (iii), the “Required Amount”). Purchaser acknowledges that its obligations under this Agreement are not conditioned upon or subject to its receipt of the proceeds made available under the Debt Commitment Letter or any other financing (such obligations being subject only to the satisfaction of the conditions set forth in Sections 7.1 and 7.2). Notwithstanding anything to the contrary in this Agreement, each of the Company and the Seller expressly agrees that a breach of this Section 5.2 shall not result in a failure of a condition in Section 7.3 if, notwithstanding such breach, Purchaser is, on the Closing Date, willing and able to consummate the transactions contemplated by this Agreement and tenders the Estimated Purchase Price.

(c)           As of the date of this Agreement, the Debt Commitment Letter (i) is in full force and effect, (ii) constitutes the legal, valid and binding obligation of Purchaser and, to the Knowledge of Purchaser, each other party thereto, and (iii) is enforceable in accordance with its terms against Purchaser and, to the Knowledge of Purchaser, each other party thereto, in each case, except as such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally, and/or general equitable principles.

(d)           As of the date of this Agreement, (A) neither the Debt Commitment Letter nor the Fee Letter have been modified, amended or otherwise altered (and no such modification, amendment or alteration is contemplated by Purchaser or, to the Knowledge of Purchaser, any other party thereto except (x) as expressly set forth therein in respect of the “market flex” provisions and (y) as may be contemplated to add lenders, lead arrangers or similar entities that have not executed the Debt Commitment Letter as of the date hereof), (B) Purchaser is not in default under any provision thereof, and, to the Knowledge of Purchaser, no event has occurred which, with or without notice, lapse of time or both, would (i) reasonably be expected to constitute or result in a breach or default on the part of any Person under the Debt Commitment Letter or (ii) would reasonably be expected to constitute or result in a failure to satisfy a condition precedent as set forth in the Debt Commitment Letter, and (C) none of the respective commitments contained in the Debt Commitment Letter have been withdrawn, terminated, reduced or rescinded (and no such withdrawal, termination, reduction or rescission is contemplated by Purchaser or, to the Knowledge of Purchaser, any other party thereto).

(e)           As of the date of this Agreement, the Purchaser has not received any notice or other communication from the Financing Sources with respect to (x) any actual or potential breach or default on the part of Purchaser or any other party to the Debt Commitment Letter or (y) any actual or potential failure to satisfy any condition precedent set forth in the Debt Commitment Letter. As of the date of this Agreement and assuming the accuracy in all material respects of the representations and warranties made by Seller and the Company in Article III and Article IV, respectively, and compliance by the Company and the Seller with their respective covenants and agreements herein, Purchaser (x) is not aware of any fact or occurrence that makes any of the representations or warranties of Purchaser in the Debt Commitment Letter inaccurate except where the failure of such representations and warranties to be true and correct has not prevented or materially delayed or would not reasonably be expected to prevent or materially delay Purchaser’s consummation of the transactions contemplated by this Agreement, (y) has no reason to believe that the conditions to the Debt Financing will not be satisfied, and (z) has no reason to believe that any portion of the Debt Financing necessary to pay the Required Amount will not be made available to Purchaser on the Closing Date. As of the date of this Agreement, Purchaser has fully paid (or caused to be fully paid) any and all commitment fees or other fees required by the Debt Commitment Letter or the Fee Letter to be paid by it on or prior to the date of this Agreement.

(f)            Assuming (i) satisfaction of the conditions to Purchaser’s obligation to consummate the Closing set forth in this Agreement, (ii) payment of all amounts required to be paid in connection with the consummation of the Closing as set forth in Article II hereof and the other transactions contemplated hereby, and payment of all related fees and expenses and (iii) the accuracy in all material respects of the representations and warranties of the Seller and the Company in Article III and Article IV, respectively, and compliance by the Company and the Seller with their respective covenants and agreements herein, the Purchaser and its subsidiaries (including the Company) on a consolidated basis will be Solvent as of the effective time of the Closing, and, in each case, immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent” when used with respect to any person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such person on a consolidated basis will, as of such date, exceed (i) the value of all “liabilities of such person on a consolidated basis, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, in each case, on a consolidated basis, (b) such person on a consolidated basis will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such person on a consolidated basis will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition of “Solvent”, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such person on a consolidated basis will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 5.3            Approvals. Other than the expiration or termination of any applicable waiting periods under the HSR Act, neither Purchaser nor any of its Affiliates is required to (i) obtain any Consent of, (ii) make any filing or registration with, or (iii) give any notice to, any Governmental Authority in connection with or as a condition to the execution, delivery and performance of any of the Transaction Documents or the consummation of the transactions contemplated thereby, other than any Consent, filing, registration or notice the failure of which to obtain, make or give would not have or reasonably be expected to have, individually or in the aggregate a Purchaser Material Adverse Effect. No event has occurred nor has any circumstance arisen that would reasonably be likely to result in the failure of any other authorizations to be received in a timely manner in order to permit the consummation of the transactions contemplated by this Agreement.

Section 5.4            Finder’s Fees. Except for UBS Securities LLC, whose fees will be paid by Purchaser or one of its Affiliates, there is no other investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser or its Affiliates who would be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.5             No Litigation. There is no Action by any Person pending or, to Purchaser’s Knowledge, threatened in writing against Purchaser or its Affiliates and there are no unsatisfied or outstanding Orders against Purchaser or against any of the properties or business of Purchaser that (a) challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or (b) would be reasonably expected to have a Purchaser Material Adverse Effect.

Section 5.6            Securities Law Compliance. Purchaser is financially sophisticated and is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act. Purchaser understands that the Shares have not been registered under the securities laws of any jurisdiction, including the Securities Act, and may only be transferred pursuant to registration or an applicable exemption under all Applicable Laws. Purchaser is acquiring the Shares for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of Applicable Law. Purchaser has not, directly or indirectly, offered the Shares to anyone or solicited any offer to buy the Shares from anyone, in each case that would have the effect of bringing such offer and sale of the Shares by Purchaser within the registration requirements of the Securities Act or the Applicable Laws of any other jurisdiction.

Section 5.7            Due Diligence by Purchaser. Purchaser, on behalf of itself and its Affiliates, acknowledges that it has as of the date hereof conducted an independent investigation of the Company, and the Restricted Business in making the determination to proceed with the transactions contemplated by the Transaction Documents and has relied solely on the results of its own independent investigation and the representations and warranties in Article III and Article IV (in each case, as qualified by the Disclosure Schedule) in connection with the Seller Group, the Company, the Restricted Business and the subject matter of this Agreement. Purchaser and its Affiliates have, among other things, had full access to the VDR, received the Disclosure Schedule and had access to the personnel, properties, assets, premises, books and records, and other documents and data of the Seller Group, the Company and the Restricted Business adequate for the purpose of such independent investigation and its decision to enter into this Agreement. Purchaser, its Affiliates and their respective Representatives have also received certain projections and other forecasts involving the Seller Group, the Company, and the Restricted Business (including in the “Confidential Information Memorandum” relating to the Restricted Business), including projected financial statements, cash flow items, capital expenditure budgets and certain business plan information, and acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts and, accordingly, it is not relying on them and (ii) Purchaser and its Affiliates are familiar with such uncertainties and acknowledges and agrees that Seller and its Affiliates shall have no Liability with respect to the adequacy, completeness or accuracy of all such projections and forecasts made available to Purchaser and its Affiliates. The representations and warranties of Seller in Article III and the representations and warranties of the Company in Article IV (in each case, as such representations and warranties are qualified by the Disclosure Schedule) and under any other Transaction Document constitute the sole and exclusive representations and warranties of Seller and the Company, respectively, to Purchaser in connection with the transactions contemplated by this Agreement, and Purchaser, on behalf of itself and its Affiliates, understands, acknowledges and agrees that, except as set forth in Article III and Article IV (in each case, as qualified by the Disclosure Schedule) and the representations and warranties made under each other Transaction Document, all other representations and warranties of any kind or nature, express or implied (including any relating to the future or historical financial condition, results of operations, assets or Liabilities of the Seller Group, the Company, the Restricted Business or the quality, quantity or condition of the assets of the Seller Group, the Company or the Restricted Business), are specifically disclaimed by Seller, the Company, their respective Affiliates and their respective Representatives and Purchaser agrees that it and its Affiliates are not relying on any other representations, warranties, or statements (including as to the quality, merchantability or fitness) in agreeing to acquire the Shares or in entering into any of the Transaction Documents.

Section 5.8            No Other Representations or Warranties.

(a)           Neither Purchaser nor any of its Affiliates, partners, managers, direct or indirect equityholders, nor any of their respective Representatives nor any other Person has made any representations or warranties, written or oral, express or implied, at law or in equity of any nature whatsoever relating to Purchaser or its Affiliates, or any of their respective businesses, assets or properties or otherwise in connection with the transactions contemplated hereby, other than those representations and warranties expressly set forth in this Article V, as applicable, each of which is made solely by the party specified herein and subject to the other terms and conditions of this Agreement.

(b)           Without limiting the generality of the foregoing, none of Purchaser or any of its Affiliates, partners, managers, direct or indirect equityholders, or any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in or any representation or warranty with respect to the completeness or accuracy of any materials relating to Purchaser or its Affiliates made available to Seller or its Representatives. No statement contained in any of the foregoing referenced materials shall be deemed a representation or warranty hereunder and deemed to be relied upon by Purchaser in executing, delivering and performing this Agreement and the transactions contemplated hereby.

ARTICLE VI
COVENANTS

Section 6.1            Conduct of the Business.

(a)               During the period from the date of this Agreement until the Closing (or until the earlier termination of this Agreement in accordance with Section 9.1), except (i) as required by Applicable Law or required by any Governmental Authority; (ii) as expressly permitted under any Transaction Document; (iii) as set forth in Section 6.1(a) of the Disclosure Schedule; or (iv) as otherwise consented to or waived, in each case, in writing by Purchaser (which waivers or consents shall not be unreasonably withheld), Seller (solely to the extent related to the Company or the Business) shall, and shall cause the Company to, use reasonable efforts to:

(A)            carry on the Business in the Ordinary Course;

(B)             preserve intact the business organization of the Company and maintain the relationships of the Company with its customers and suppliers and other persons having material business relationships with the Company; and

(C)             maintain its material assets in reasonably good operating order and condition, reasonable wear and tear excepted and, upon any damage, destruction or loss to any material asset, apply any insurance proceeds actually received with respect thereto to the prompt repair, replacement and restoration of such material asset (or otherwise to reserve such funds for the repair, replacement or restoration of such material asset if it is not commercially feasible to make such repair, replacement or restoration at such time).

(b)             During the period from the date of this Agreement until the Closing (or until the earlier termination of this Agreement in accordance with Section 9.1), except (i) as required by Applicable Law or required by any Governmental Authority; (ii) as expressly permitted under, any Transaction Document; (iii) as set forth in Section 6.1(b) of the Disclosure Schedule; or (iv) as otherwise consented to or waived, in each case, in writing by Purchaser (which waivers or consents shall not be unreasonably withheld), Seller (solely to the extent related to the Company or the Business) shall not, and shall cause the Company not to take any of the following actions (it being agreed that any action specifically addressed by any of the provisions below shall not constitute a breach of Section 6.1(a) unless such action is a breach of this Section 6.1(b) below):

(i)                amend or permit to be amended any provision of the Governing Documents of the Company;

(ii)            issue, sell, pledge, transfer, dispose of or encumber any Shares or pledge, transfer or dispose of or encumber any membership interest in the Company JV held by the Company; in each case, other than encumbrances that are Permitted Liens;

(iii)          other than as required by an Employee Plan or any Collective Bargaining Agreement: (A) adopt, enter into, materially modify, provide material discretionary benefits under or terminate, or commit to adopt, enter into, materially modify, provide material discretionary benefits under or terminate, any Employee Plan (or arrangement that would be an Employee Plan if in effect as of the date hereof), other than (i) any such actions to Employee Plans that are not Company Employee Plans and that apply generally to employees of Seller and its Affiliates (and not targeted at the Company) or are required by Applicable Law, and (ii) entry into offer letters and employment Contracts with Business Employees in the Ordinary Course, provided that such letters and Contracts do not provide for severance, retention or change in control payments or benefits, material benefits or material payments not generally available to all similarly situated Business Employees or employment that is not “at will”, (B) accelerate, or commit to accelerate, the vesting or payment of any compensation or benefits to any Business Employee, (C) make any grant or increase, or commit to make any grant or increase, in any form of compensation or benefits payable to any Business Employee; in each case, other than in the Ordinary Course (including, with respect to the foregoing clause (C), in connection with Seller’s compensation review and adjustment practices and in connection with annual grant cycles and other equity or equity related grant program applicable to Business Employees), (D) enter into any Collective Bargaining Agreement with any union, labor organization or other representative of Business Employees, or (E) recognize or agree to recognize any union, labor organization or other entity as a representative of any Business Employees unrepresented as of the date hereof;

(iv)             (A) hire any individual to be a Business Employee if either (1) his or her title would be at the level of Vice President or higher; or (2) his or her annual fixed compensation (including salary and guaranteed bonuses) would exceed $250,000, (B) terminate the employment of any Business Employee (other than for cause) if either (1) his or her title is at the level of Vice President or higher; or (2) his or her annual salary exceeds $250,000, (C) transfer the employment of any Business Employee or modify the responsibilities of any Business Employee such that he or she ceases to be employed by the Company or ceases to provide services primarily related to the Business other than in the Ordinary Course and at the request of such Business Employee (without any separate solicitation of Seller or its Affiliates), or (D) transfer the employment of any employee of Seller or its Affiliates who is not a Business Employee such that he or she becomes an employee of the Company or begins to provide services primarily related to the Business other than to fulfill a vacant position or need of the Company for annual fixed compensation (including salary and guaranteed bonuses) not exceeding $250,000;

(v)              except in any case (1) as may be required by Applicable Law or (2) in the Ordinary Course, (A) make or change any Tax election, (B) change any method of accounting for Tax purposes, (C) file any amended Tax Return, (D) settle any claim for any amount of Taxes or assessments relating to it, (E) surrender any right to claim a refund of any amount of Taxes paid, or (F) request any ruling or similar guidance with respect to Taxes;

(vi)            defer the withholding, deposit or payment of any Taxes pursuant to the Presidential Memorandum on “Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster” dated August 8, 2020 or pursuant to any law or guidance issued subsequent thereto, except, in each case, if such action is permitted by or pertains to Section 2306 the CARES Act;

(vii)           sell, lease, transfer or otherwise dispose of, grant a Lien on or permit a Lien to exist on, any properties or assets of the Company (including Leased Real Property or Owned Real Property) other than (A) inventory and immaterial obsolete or unused equipment in the Ordinary Course or (B) any Permitted Liens;

(viii)           other than non-exclusive Licenses in the Ordinary Course, grant to any third party any License to Company IP;

(ix)              abandon or let lapse any material Registered IP;

(x)               other than in the Ordinary Course, (A) acquire substantially all of the assets or business of any Person or any division or line of business thereof, or otherwise acquire Equity Interests in any Person or (B) enter into any new line of business that is material to the Business, taken as a whole;

(xi)               liquidate or dissolve the Company;

(xii)           amend, renew, modify or terminate any existing Material Contract, except for (A) renewals in accordance with the renewal terms of such Material Contracts, (B) renewals on terms that are, in the aggregate, not materially less favorable to the Company as the terms thereof on the date of this Agreement, or (C) terminations that are effected due to any Material Contract reaching the end of its term;

(xiii)           subject to clause (xvi) hereof, enter into a Contract that would have constituted a Material Contract if such Contract had been entered into prior to the date hereof, except for (A) Contracts entered into in the Ordinary Course that do not obligate the Company to make annual payments in excess of $500,000 and cannot be terminated without material penalty by the Company upon not more than 90 days’ notice, (B) renewals of any existing Material Contracts on terms not materially adverse to the Business when compared to the corresponding existing Material Contracts, and (C) Contracts with customers that do not constitute a Restrictive Contract;

(xiv)           acquire, directly or indirectly, any assets or properties or commit to make a capital expenditure that would be material to the Company, other than (i) raw materials and supplies in the Ordinary Course and (ii) equipment purchases and other capital investments required to be made to repair, replace, restore or otherwise maintain the assets and properties of the Company in good condition;

(xv)           make any materially adverse adjustment to the written product warranty policy of the Company in effect as of the date hereof or enter into any Material Contract containing a product warranty that is not in compliance with the Company’s written product warranty policy;

(xvi)           incur or assume any liabilities, obligations or Indebtedness or guarantee any such liabilities, obligations or Indebtedness, other than in the Ordinary Course;

(xvii)        settle or discharge any Action other than Actions solely for monetary damages that will either be (A) fully paid by the Company (or its insurance policies) as of the Closing or (B) is for an aggregate amount of less than $500,000;

(xviii)         make any change in any method of accounting or accounting practice or policy other than as required by changes in Applicable Law or GAAP that become effective after the date hereof;

(xix)           delay payment of any material liabilities when such payments would otherwise be made in the Ordinary Course, other than as a result of a dispute between the Company and the Person requesting such payment; or

(xx)             enter into a Contract to take any of the foregoing actions.

(c)            Nothing contained in this Agreement is intended to give Purchaser, directly or indirectly, the right to control or direct the Business or the Company’s operations prior to the Closing. Prior to the Closing, Seller and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Company’s operations.

(d)           Seller shall cause the Company not to consent to any Company JV action requiring the unanimous consent of the members of the Company JV without the prior written consent of Purchaser (which consent will not be unreasonably withheld or conditioned).

(e)           Notwithstanding anything to the contrary in Section 6.1(a), or any other provision of this Agreement or any other Transaction Document, neither Seller nor any of its Affiliates shall be prevented from undertaking, be required to obtain Purchaser’s consent in relation to, or incur any Liability as a result of effecting, any of the following:

(i)                the performance of an obligation under any Contract existing as at the date hereof or the settlement or forgiveness of any collections with customers of the Company (in each case, that would not be material to the Company) in the Ordinary Course;

(ii)              repaying Indebtedness or paying any amounts that, if unpaid, would constitute Transaction Expenses, declaring or distributing any cash dividends or distributions in respect of any standing shares of the Company, or the contribution of any funding to the Company or the distribution of cash from the Company to a member of the Seller Group (provided that Seller shall promptly notify Purchaser of any such repayment, declaration, distribution or contribution);

(iii)             the entrance into, renewal, amendment, modification or termination of any Contract between the Company and any member of the Seller Group or release or discharge of any Liability owed by the Company to any member of the Seller Group, or owed by to any member of the Seller Group to the Company;

(iv)             subject to Section 6.12(c), the establishment of any additional Seller Credit Support (provided that Seller acknowledges that, notwithstanding anything to the contrary herein, the Purchaser has no obligation to replace or assume any liabilities or other obligations in connection with any such additional Seller Credit Support that exists at the Closing other than Listed Seller Credit Support); or

(v)               any action taken in connection with COVID-19 Measures with the intention of minimizing any adverse effect resulting from COVID-19 (provided, that Seller shall promptly notify Purchaser of any such efforts).

Section 6.2             Reasonable Efforts.

(a)          Prior to the Closing, Seller and the Company shall use commercially reasonable efforts to make, as promptly as reasonably practicable following the date hereof, the notifications required in connection with, and shall use commercially reasonable efforts to obtain the Consents of all third parties (other than a Governmental Authority) listed in Section 6.2 of the Disclosure Schedule (such consents, the “Third Party Consents”) (in each case, not including any Shared Contracts, Enterprise-Wide Contracts or Seller Credit Support (each of which shall be governed by Section 6.12) or other agreements which are to be terminated or from which the obligations of the Company will be released it full at or prior to Closing); provided that, except as specifically set forth herein or in the Transition Services Agreement, none of Seller or any of its Affiliates (including the Company) shall have any obligation to take any Non-Required Action in order to obtain any such Third Party Consent; provided, further, that, Purchaser hereby agrees and acknowledges that neither Seller nor the Company shall be deemed to be in breach or in non-compliance with this Section 6.2 as a result of any failure to obtain any Third Party Consent.

(b)           Each Party shall use its reasonable best efforts (and shall cause its Affiliates to use their reasonable best efforts) to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Transaction Documents as promptly as practicable and in any event before the Outside Date. Each Party will cooperate fully with the other Parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each Party agrees to make, or cause to be made, as promptly as reasonably practicable, and in any event within fifteen (15) Business Days after the date of this Agreement, its respective filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and to supply, or cause to be supplied, as promptly as reasonably practicable and advisable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Purchaser shall pay all fees or other payments to any Governmental Authorities in order to obtain any such authorization, consent, order or approval (including any filing fees and other similar fees payable in connection with any filings or submissions under any Antitrust Law). No Party shall commit or agree with any Governmental Authority not to consummate the transactions contemplated hereby or agree to withdraw and refile its filing under the HSR Act or otherwise extend, toll or stay any applicable waiting period under any other applicable Antitrust Laws without the prior written consent of the other Parties.

(c)            Each Party shall, in connection with the transactions contemplated hereby: (i) provide the other Parties reasonable prior notice of, and, if in writing, furnish the other with copies of, any material communication it or any of its Affiliates receives from any Governmental Authority relating to any review or investigation of the transactions contemplated hereby under the HSR Act; (ii) permit the other Parties to review and discuss in advance, and consider in good faith any comments made by the other Parties in relation to, any material proposed written or oral communication by such Party to any Governmental Authority relating to such matters; (iii) not participate in any substantive meeting, telephone call or discussion with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, unless prohibited by such Governmental Authority or applicable Law (including the HSR Act), gives the other Parties the opportunity to attend and participate at such meeting, telephone call or discussion; (iv) subject to the Confidentiality Agreements and Section 6.6, coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act; and (v) subject to the Confidentiality Agreements and Section 6.6, provide the outside legal counsel of the other Parties with copies of all material correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that Seller and the Company, on the one hand, and Purchaser, on the other hand, shall not be required to provide the other with copies of their Notification and Report Form under the HSR Act. Notwithstanding anything to the contrary in this Section 6.2, (x) no Party hereto shall be in violation of this Agreement by virtue of providing information that is competitively sensitive to one another on an “outside counsel only” or other basis designed to ensure compliance with applicable Law (including the HSR Act), and (y) materials provided to the other Party pursuant to this Section 6.2 may be redacted (A) to remove references concerning the valuation of the Business or the Company, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable privilege or confidentiality concerns.

(d)           For purposes of this Section 6.2 “reasonable best efforts” each Party shall be deemed to require each Party to take all reasonable actions necessary to obtain any Consent, ratification, permission, exemption or waiver required under or in connection with any Applicable Laws (including the HSR Act), and to enable all waiting periods under any Applicable Laws (including the HSR Act) to expire and to avoid or eliminate each and every impediment under any Applicable Laws (including the HSR Act) asserted by any Governmental Authority, in each case, to cause the Closing and the other transactions contemplated hereby to occur in the most expeditious manner practicable (and, in any event, prior to the Outside Date). Notwithstanding anything to the contrary in this Agreement (including this Section 6.2), in no event shall anything in this Agreement require, or be construed to require, any party or their respective Affiliates to (i) divest any material assets or agree to any material restrictions on the Seller Group’s, Company’s or Purchaser’s business, in each case with respect to the Company and Purchaser, to the extent that such divestiture or restriction would prevent Purchaser from realizing the anticipated economic benefit or value that Purchaser reasonably expects to realize from the Business or (ii) take any action that would otherwise have a material adverse effect on the Company’s or Purchaser’s business or the business of any member of the Seller Group (each of clauses (i) and (ii), an “Antitrust Restraint”). For the avoidance of doubt, the divestiture of a manufacturing facility, sell-down of shares in the Purchaser or any Affiliate, or license of the intellectual property of any party or any of its Affiliate would constitute an Antitrust Restraint.

(e)               Purchaser shall not, and shall cause its Affiliates not to, enter into any agreement, transaction, or any agreement to effect any transaction (including any merger or acquisition) that could reasonably be expected to make it materially more difficult, or to materially increase the time required, to (i) obtain the expiration or termination of the waiting period under the HSR Act, or any other applicable Antitrust Laws, applicable to the transactions contemplated hereby, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated hereby, or (iii) obtain all Consents and Orders of Governmental Authorities necessary for the consummation of the transactions contemplated hereby.

Section 6.3            Delivery of Financial Statements. Prior to the Closing, Seller shall furnish to Purchaser:

(a)               the unaudited monthly balance sheet of the Company as of the last day of each fiscal month of the Company that ends during the period between the date hereof and at least 10 Business Days prior to the Closing Date and related unaudited statements of income and cash flows; provided that (i) such unaudited monthly financial statements shall be prepared on the same basis as the monthly financial statements prepared by the Company in the Ordinary Course (and may contain certain redactions for customer and vendors names and other competitively sensitive information) and (ii) Seller will provide such financial statements as soon as reasonably practicable after they become available and shall use reasonable best efforts to provide such financial statements no later than 10 Business Days after the day of such fiscal month; and

(b)               the unaudited consolidated balance sheet of the Company as of the last day of each fiscal quarter that ends during the period between the date hereof and at least 41 days prior to the Closing Date and unaudited statements of income for such fiscal quarter, including the notes thereto and all related compilations, reviews and other reports issued by the Company’s accountants with respect thereto (if any); provided that Seller will provide such financial statements as soon as reasonably practicable after they become available and shall use reasonable best efforts to provide such financial statements no later than 40 days after the last day of the fiscal quarter.

Section 6.4             Access and Information.

(a)           From the date hereof until the Closing, subject to any Applicable Law, Seller, to the extent not unreasonably disruptive to the Business Employees and the Business, shall, and shall cause its Affiliates and the Company to, afford Purchaser, its Affiliates, and their Representatives reasonable access during normal business hours upon reasonable advance notice to the Books and Records, properties, work papers prepared by Seller, its Affiliates or its Representatives, other relevant information of the Company or the Business and senior management and employees of the Company and its agents and auditors, counsel and other Representatives and to the extent in the possession of the Company or the Seller Group and to the extent reasonably required by Purchaser relating to ensuring an orderly and efficient transition of the Business to Purchaser, to prepare for the Closing, to discuss retention of senior management after the Closing and to facilitate the satisfaction of the conditions to the Closing under Article VII; in each case, to the extent such document or report is customarily prepared by or on behalf of the Company or the Seller Group prior to the date hereof provided, however, that in no event shall Purchaser have access to any information (i) that relates to any portion of the business of Seller or its Affiliates that is not being transferred pursuant to this Agreement (including any consolidated, combined, affiliated or unitary Tax Return which includes Seller or any of its Affiliates or any Tax-related work papers) or (ii) the disclosure of which would or result in (A) the waiver of any legal privilege which Seller or any of its Affiliates may possess in discharging their obligations pursuant to this Section 6.4, (B) the disclosure of any trade secrets, (C) the violation of any obligations of Seller or Seller’s Affiliates with respect to confidentiality if Seller or Seller’s Affiliates shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure (provided that Seller and its Affiliates shall not be required to take any Non-Required Action to obtain such consent) or (D) the violation of Applicable Law to which Seller or any of its Affiliates is subject. In the event that disclosing information would violate any obligation of Seller or any of its Affiliates with respect to confidentiality, the Parties shall reasonably cooperate so the information might be made available in a redacted format, or, if such redaction would result in pertinent information being omitted, Seller shall make such information available if Purchaser delivers confidentiality undertakings reasonably satisfactory to Seller and Purchaser. Notwithstanding anything to the contrary herein, the auditors and independent accountants of Seller or any of its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has entered into reasonable and customary third-party access and confidentiality agreements in form and substance acceptable to such auditors or accountants. Notwithstanding anything to the contrary herein, neither Seller nor any of its Affiliates shall be required to disclose to Purchaser or any Representative of Purchaser any consolidated, combined, affiliated or unitary Tax Return which includes Seller or any of its Affiliates or any Tax-related work papers. Purchaser agrees and acknowledges that all information made available to Purchaser and its Affiliates and their respective Representatives hereunder shall be Confidential Information, subject to Section 6.6.

(b)               With respect to all Books and Records of the Company existing as of the Closing Date and in the possession of the Company or the Purchaser or delivered pursuant to this Agreement or any ancillary agreement contemplated hereby, Purchaser shall, and shall cause the Company preserve and retain such Books and Records in accordance with policies that are no less stringent than those generally applied by Purchaser and its Affiliates with respect to their respective other businesses for at least seven years after the Closing. Following the Closing, to the extent permitted by Applicable Law, Purchaser agrees to provide (or cause its Affiliates to provide) Seller with all necessary access to all Books and Records and other documents (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters) that it acquires pursuant to this Agreement and to its assets, properties and Representatives, in each case, to the extent that such access is reasonably required by Seller or any of its Affiliates, (i) to prepare financial statements, Tax filings or regulatory filings of Seller or any of its Affiliates, (ii) to comply with the terms of any Transaction Document, any Applicable Law or request of any Governmental Authority, or (iii) to defend or prosecute any judicial, arbitral or regulatory Action to which Seller or any of its Affiliates is a party relating to the business and affairs of the Company prior to the Closing (including Actions arising from the transactions contemplated hereby or under any Transaction Documents), in each case of the foregoing clauses (i) and (ii), subject, in the case of any Confidential Information of Purchaser, the Company or any of their Affiliates, to Seller and their Representatives agreeing to maintain the confidentiality of such information (except in the case of information required to prepare Tax filings or regulatory filings of Seller or any of its Affiliates in respect of periods ending on or prior to the Closing Date); provided, however, that in no event shall Seller have access to any information, the disclosure of which would result in (A) the waiver or destruction of any legal privilege, (B) the disclosure of any trade secrets, (C) the violation of any obligations of Purchaser, the Company or their Affiliates with respect to confidentiality if Purchaser, the Company or their Affiliates shall have used commercially reasonable efforts to obtain the consent of such third party to such access or disclosure (provided that Purchaser, the Company and its Affiliates shall not be required to take any Non-Required Action to obtain such consent) or (D) a violation of Applicable Law. In the event that disclosing information would violate any obligation of Purchaser, the Company or any of its Affiliates with respect to confidentiality, the Parties shall reasonably cooperate so the information might be made available in a redacted format, or, if such redaction would result in pertinent information being omitted, Purchaser shall make such information available if Seller delivers confidentiality undertakings reasonably satisfactory to Purchaser. Notwithstanding anything to the contrary herein, the auditors and independent accountants of Purchaser or any of its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has entered into reasonable and customary third-party access and confidentiality agreements in form and substance acceptable to such auditors or accountants.

(c)               All physical access to be granted to any Person may be limited to the extent that the party granting such access determines in good faith that such limitation is necessary in light of COVID-19 or any COVID-19 Measures, including if providing such access would reasonably be expected to jeopardize the health and safety of any employee of such party.

Section 6.5                 Books and Records.

(a)               As soon as practicable following the Closing, (i) but in no event later than 15 days after the Closing Date, Seller at its sole cost and expense, shall use commercially reasonable efforts to deliver, or cause to be delivered, to the Company, in such locations in the United States as designated by the Purchaser, all Books and Records of the Company that are stock books or minute books or similar corporate records in the possession of the Seller, to the extent not otherwise in the possession of the Company, and (ii) in no event later than 60 days after the Closing Date, the Seller at its sole cost and expense, shall use commercially reasonable efforts to deliver, or cause to be delivered, to the Company, in such locations in the United States as designated by the Purchaser, all remaining Books and Records of the Company in the possession of the Seller, to the extent not otherwise in the possession of the Company. Until delivery of the Books and Records to the Company as contemplated in the foregoing, Seller shall use commercially reasonable efforts to preserve and retain such Books and Records in accordance with policies that are no less stringent than those generally applied by Seller and its Affiliates with respect to their respective other businesses.

(b)              Subject to Section 6.6(b), Seller and its Affiliates shall have the right to retain copies of all books, data, files, information, records, documents, contracts, commitments, financial, operating and other data, correspondence and other materials in any media (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters, stock books, stock ledgers, minute books, corporate seals and similar corporate records) of the Company, the Company JV and the Business relating to periods ending on or prior to the Closing Date (“Books and Records”), including all Books and Records (i) relating to information (including employment and medical records) regarding the Business Employees, (ii) as required by any legal or regulatory authority, including any Applicable Law or regulatory request or as or (iii) as may be necessary for Seller and its Affiliates to perform their respective obligations pursuant to the Transaction Documents or any other agreement between a member of the Seller Group, on the one hand, and the Company, on the other hand, that will remain in effect after the Closing, in each case subject to compliance with all Applicable Laws.

Section 6.6             Confidentiality.

(a)           Prior to the Closing, all Evaluation Material (as defined in the Confidentiality Agreements) under the Confidentiality Agreements shall be kept confidential in accordance with the terms thereof. Each party acknowledges and agrees that, on behalf of itself and its Affiliates, as applicable, as of the Closing, the Confidentiality Agreements shall cease to have any force or effect without further action.

(b)           Subject to Section 6.6(c) and Section 6.7, each Party that receives or obtains Confidential Information, or whose Representatives receive or obtain Confidential Information (collectively, the “Receiving Party”), from the other Party or any of its Representatives (collectively, the “Disclosing Party”) shall and shall instruct its Representatives in receipt of any Confidential Information to, treat such Confidential Information as confidential and shall not disclose or use any such Confidential Information except as provided herein.

(c)           Notwithstanding anything to the contrary herein, this Agreement shall not prohibit disclosure or use of any Confidential Information if and to the extent: (i) the disclosure or use is required by Applicable Law, is to a Governmental Authority with jurisdiction over the Receiving Party or its Affiliates, or is otherwise required for purposes of any Action by or before a Governmental Authority (provided that, to the extent permitted by Applicable Law and to the extent practicable, prior to such disclosure or use the Receiving Party shall (A) promptly notify the Disclosing Party of such requirement and provide the Disclosing Party with a description of Confidential Information to be disclosed and (B) reasonably cooperate in obtaining a protective order covering, or confidential treatment for, such Confidential Information; provided that the foregoing shall not apply to use of Confidential Information in Actions solely amongst the Parties hereto arising out of the Transaction Documents), (ii) is made in connection with the Tax affairs of the Receiving Party or its Affiliates or if counsel of the Receiving Party advises that such disclosure is required by (or that such disclosure is advisable as a result of) any Applicable Law, any Governmental Authority or such Receiving Party’s status as a publicly held company (including as a result of the rules and regulations under any recognized stock exchange on which the Equity Interests of such Receiving Party or any its Affiliates are listed), (iii) the disclosure is made to the Receiving Party’s Representatives on a need-to-know basis (with the understanding that the Receiving Party shall be responsible for any breach by its Representatives of this Section 6.6) and such Representative has been instructed to keep confidential such Confidential Information, (iv) the Confidential Information is or becomes generally available to the public (other than as a result of a disclosure, directly or indirectly, by the Receiving Party or its Representatives in violation of this Section 6.6), (v) the Confidential Information is already in the Receiving Party’s possession prior to receipt from the Disclosing Party or its Representative (provided that such Confidential Information is not known by the Receiving Party to be subject to another confidentiality obligation), (vi) the Confidential Information is or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party (provided that such sources are not known by the Receiving Party to be subject to another confidentiality obligation), (vii) at any time after Closing, in the case of disclosure or use by Purchaser and its Affiliates, if the Confidential Information relates exclusively to the Company and is independently developed, or (viii) the disclosure or use of such Confidential Information is made with the Disclosing Party’s prior written approval. For the avoidance of doubt, this Section 6.6 shall not prohibit sharing of Confidential Information between Seller and its Affiliates.

Section 6.7                Announcements. None of the Parties shall, and they shall cause their respective Affiliates and Representatives not to, issue any press release or make any written public announcement relating to the subject matter of this Agreement without the prior review and written approval of the other Party (which approval shall not be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing shall not prohibit such disclosure if (i) such disclosure includes information that was previously made publicly available without a violation of this Agreement or (ii) counsel of such Party advises that such disclosure is required by (or that such disclosure is advisable as a result of) any Applicable Law, any Governmental Authority or such Party’s status as a publicly held company (including as a result of the rules and regulations under any recognized stock exchange on which the Equity Interests of such Party or any its Affiliates are listed) (in which case the applicable Party will, to the extent practicable, provide prior written notice to and consult with the other Party before making the disclosure and to allow such other Party to review the text of the disclosure before it is made). Notwithstanding the foregoing, nothing in this Agreement shall prevent Seller and its Affiliates from (or place any limitations on or require notification for) publicly disclosing quarterly and annual financial statements of Seller and its Affiliates (including customary notes thereto and management’s presentations of such financial statements) as a result of Seller and its Affiliates being a publicly held company.

Section 6.8                 Insurance.

(a)               Seller shall keep, or cause to be kept, all insurance policies listed in Section 6.8(a)(i) of the Disclosure Schedule, or replacements therefor, in full force and effect through the close of business on the Closing Date. Seller shall use commercially reasonable efforts to ensure that the Company is the only named insured as of the Closing Date on each insurance policy listed in Section 6.8(a)(ii) of the Disclosure Schedule; provided, however, that Seller shall not be required to incur any Liabilities associated with the foregoing efforts. All reasonable costs or expenses that are required to be paid for removing other named insureds shall be paid by Purchaser.

(b)               Purchaser on behalf of itself and its Affiliates (including, after the Closing, the Company) acknowledges and agrees that, upon the occurrence of the Closing, the Company shall no longer be an insured party or a beneficiary under any of the insurance policies of any member of the Seller Group (other than the insurance policies set forth in Section 6.8(ii) of the Disclosure Schedule that the Company shall retain and the limited rights described in Section 6.8(c) and Section 6.8(d)).

(c)               From and after the Closing, Seller shall handle and remain liable for all worker’s compensation claims to the extent such claim arose prior to the Closing. Purchaser shall have no liability or costs with respect to any such claims, regardless of whether such claims are covered by Seller’s worker’s compensation insurance policy, are subject to any retention amount thereunder or are in excess of the corresponding amount calculated for such claims in the Workers Comp Reserve. After the Closing, Purchaser shall reasonably cooperate, or cause its Affiliate to reasonably cooperate, with the Seller and its Affiliates in resolving workers’ compensation claims of Continuing Employees, including without limitation, providing reasonable return to work options for any Continuing Employee who was subject to a claim occurrence with a date of loss prior to the Closing Date. Subject to the Applicable Law, such cooperation shall include exchanging information regarding the Continuing Employees and former Business Employees and providing necessary or reasonably requested access to personnel files and documentation. Any confidential information that is exchanged pursuant to the foregoing shall constitute Confidential Information to be kept confidential by the Parties pursuant to Section 6.6.

(d)               Prior to the Closing, Seller shall use commercially reasonable efforts to obtain a prior acts policy for general and product liability insurance on terms reasonably satisfactory to Seller and Purchaser (the “Prior Acts Policy”), which would be effective upon the Closing; provided that Purchaser shall pay for 50% of all out-of-pocket fees, expense and premiums incurred or paid by the Seller Group in acquiring such Prior Acts Policy. From and after the Closing, with respect to any other occurrence-based insurance policies under which the Company is an insured (each such policy, a “Seller Policy”), Seller agrees that the Company shall continue to have the right to submit claims under such Seller Policies to the extent arising from an act, omission, event or circumstance relating to the Company that occurred or existed prior to the Closing that is covered by such Seller Policies (each, a “Covered Insurance Claim”). Any such Covered Insurance Claim shall be subject to the terms and conditions of such Seller Policy and shall be first be made pursuant to the Prior Acts Policy and then, to the extent coverage is available, may be made under the applicable Seller Policy for any amounts in excess of the applicable retention amount under such Seller Policy. In order to make a Covered Insurance Claim, Purchaser shall provide Seller written notice of such Covered Insurance Claim, cause the Company to make a claim under the Prior Acts Policy and Seller shall provide Purchaser with access to its Seller Policy and personnel and shall process such claim under its Seller Policy. Seller and its Affiliates shall provide reasonable assistance, as may be reasonably requested by Purchaser or the Company from time to time, in submitting a Covered Insurance Claim and collecting the insurance proceeds with respect to such Covered Insurance Claims; provided, that, with respect to all Covered Insurance Claims, except workers compensation, Purchaser shall be responsible (i) for all out-of-pocket third party costs incurred by Seller and its Affiliates in pursuing such Covered Insurance Claim (including any legal fees of outside counsel and expenses incurred by Seller and its Affiliates in providing assistance in pursuing such claim) and to the extent that such costs are not paid or reimbursed to Seller or its Affiliates by the applicable insurance and (ii) for any gaps in coverage that is not covered by Prior Acts Policy but falls under the applicable deductibles or self-insured retentions of the Seller Policy. Any insurance proceeds collected by Seller or its Affiliates in respect of a Covered Insurance Claim shall be promptly paid to the Company or another Affiliate of the Company designated by Purchaser.

(e)               In respect of any claims-made insurance policies under which the Company is insured, Seller shall use commercially reasonable efforts to submit all claims known to the Seller at least two Business Days prior to the Closing Date no later than the Closing Date.

Section 6.9                 Cooperation Regarding Transition Arrangements.

(a)               Except for (i) the services being provided pursuant to the Transition Services Agreement, (ii) loss of the Company’s ability to participate in any Employee Plan or to participate in Seller’s payroll systems, (iii) coverage under any insurance policy currently covering the Company (other than the rights of the Company set forth in Section 6.8), (iv) the Seller Trademarks (the right to which will be solely governed by Section 6.10) and (iv) rights under and benefits of any Shared Contracts, Enterprise-Wide Contracts, Non-Transferred Contracts and Seller Credit Supports (which shall be governed solely by Section 6.12), Seller will use commercially reasonable efforts to cause the Company to have title to, leasehold or license interests in, or other rights to use all assets required to operate its business, as such business is operated as of the Closing Date, such that the Company may continue to operate its business in the Ordinary Course immediately after the Closing Date in the same manner as the Company was conducting such business as of immediately prior to the Closing.

(b)               Subject to Applicable Law, between the date of this Agreement and the earlier of the Closing Date and the termination of this Agreement, each Party shall reasonably cooperate with the other Parties to reasonably assist each other in planning and implementing necessary and appropriate policies, procedures and other arrangements in connection with the transition of ownership of the Company, including the services to be provided pursuant to the Transition Services Agreement and Seller shall take such steps and actions following the date hereof as are reasonably necessary, including the execution of any documents, files, registrations, or other similar items, to ensure that Registered IP is properly assigned and registered to the Company as contemplated herein and in the other Transaction Documents.

(c)             As necessary in connection therewith, each Party shall designate certain of their respective employees as “Transition Coordinators” to coordinate planning and implementation contemplated by this Section 6.9.

(d)               Prior to the Closing, each of Seller, the Company and Purchaser shall use commercially reasonable efforts to take actions to cause the Closing to occur as soon as reasonably practicable, including, with respect to Purchaser, to take actions as necessary to ensure the implementation of benefit plans and payroll covering the Continuing Employees after the Closing to the extent required immediately after the Closing.

(e)               Prior to the Closing, Seller shall use commercially reasonable efforts to cause (A) the owner of the first bank account listed on Section 4.31 of the Disclosure Schedule to be in the name of the Company and (B) the authorized signatories of each of the bank accounts of the Company specified on Section 4.31 of the Disclosure Schedule to be changed to officers of the Company.

Section 6.10               Interest in Intellectual Property; Use of Names.

(a)              Subject to the conditions and restrictions stated herein, for a period of six months after the Closing Date (“Transition Period”), Seller grants to Company a non-transferable, non-exclusive, royalty free license to use the Seller Trademarks solely to enable to transition onto Purchaser’s Trademarks or new Trademarks in an orderly manner while permitting the Company to otherwise maintain the operation of the Business in the manner it was operated prior to the Closing.

(b)               Subject to the conditions and restrictions stated herein, during the Delivery Period (defined below), Seller grants to Company a non-transferable, non-exclusive, royalty free license to use the Seller Trademarks solely in support of the delivery of transformers that are subject to written specifications contained in bona fide purchase orders from customers of the Company as of the Closing Date that include the Seller Trademarks. The “Delivery Period” shall be the period from the Closing Date to the date that is 12 months after the Closing Date. The Delivery Period and Transition Period shall run in parallel.

(c)               For the avoidance of doubt, the Seller Trademarks are owned by Seller or its Affiliates, and no ownership rights therein are transferred per this Agreement. Any use of Seller Trademarks by Company during the Delivery Period or Transition Period inures to the benefit of the Seller. All other rights and uses of the Seller Trademarks not licensed herein are reserved by Seller. Purchaser acknowledges the validity of Seller’s ownership of Seller Trademarks and agrees that it will not take any action that impairs Seller’s ownership of the Seller Trademarks. Purchaser shall not, and shall cause its Affiliates (including the Company after Closing) not to, (i) take any action that disparages, dilutes or tarnishes the goodwill associated with Seller Trademarks or the products associated with Seller Trademarks and business, (ii) challenge Seller’s title to Seller’s Trademarks and (iii) anywhere in the world apply for the registration of the Seller Trademarks nor any other trademark with the prefix, SPX or its logo, nor any trademark that is confusingly similar thereto. Seller makes no representation or warranty as to the enforceability or validity of the Seller Trademarks, nor as to whether any Seller Trademarks infringe upon or interfere with any trademarks or other proprietary rights of third parties. Purchaser and its Affiliates shall have no claims against Seller, or Affiliates thereof, for damages caused by its use of, and the cessation or termination of using the Seller Trademarks. During the Delivery Period and Transition Period, Purchaser shall give timely notice in writing to Seller of any infringement or misuse, recall notice, notice of infringement or legal suit involving Seller’s Trademarks, in each case known to Purchaser.

(d)               Purchaser shall, and shall cause its Affiliates (including, after the Closing, the Company) to, cease and discontinue all uses of the Seller Trademarks, except as provided in this Section 6.10, including by:

(i)                changing the corporate and business names and trade names of the Company to a name that does not include any Seller Trademarks and is not confusingly similar thereto and otherwise cease to refer to themselves as or do business under, the Seller Trademarks or any name that includes any Seller Trademarks;

(ii)               ceasing all use of any items or materials that bear any Seller Trademarks;

(iii)              not using websites or domain names that include any Seller’s Trademarks or reference to the Seller Trademarks, except as expressly contemplated in Section 6.10(e), and

(iv)             removing or obliterating all the Seller Trademarks from any consumer-facing signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents and other consumer-facing items and materials of the Business. Notwithstanding anything to the contrary herein, Company may, at all times after the Closing, use the Seller Trademarks to describe the history of or current state of the relationship between the Company and Seller; and (y) on tangible and intangible materials created prior to the Closing that are used by the Company for internal purposes only. Following the Closing, Seller and its Affiliates hereby covenant and agree not to directly or indirectly use (except to describe the history of or current state of the relationship between the Company and Seller), license, assign or transfer the “SPX Transformer Solutions” name or brand.

(e)               Prior to the Closing, Purchaser shall arrange for new website domains to host websites of the Company, which domains shall not include any reference to the Seller Trademarks. After the Closing, the Company shall (and Purchaser shall cause the Company to) operate its websites solely through such new website domain names (and any other domain names created after the Closing that does not include reference to any Seller Trademarks); provided that notwithstanding the foregoing, domains with reference to the Seller Trademarks may remain active for 180 days after the Closing solely for the purpose of redirecting users to the Company’s new websites.

(f)               Prior to the Closing, Seller will use commercially reasonable efforts to cause any material trademarks or patents that constitute Company Owned IP that are expired, abandoned, or that are have renewal or maintenance fees outstanding to be renewed , maintained, or revived, as applicable.

Section 6.11               Employee Matters.

(a)               Prior to the Closing Date, Seller shall, or shall cause its Affiliates (including the Company) to take all actions necessary to transfer the employment of all Inactive Company Employees to Seller or one of its Affiliates (other than the Company). Purchaser shall (or shall cause one of its Affiliates to) offer employment to any Inactive Company Employees who are able to return to active work prior to the date their employment with Seller and its Affiliates would terminate pursuant to existing policies for inactive employees.

(b)               For a period of at least 12 months following the Closing and subject to the Applicable Law of the applicable jurisdiction where such Business Employee is located, Purchaser agrees to provide or cause its Affiliates to provide each Business Employee who continues in employment with Purchaser or its Affiliates following the Closing (each, a “Continuing Employee”): (i) a base salary or wage rate and target cash incentive compensation opportunity that, in the aggregate, are no less favorable than the base salary or wage rate and target cash incentive and bonus compensation opportunity in effect for such Continuing Employee immediately prior to the Closing, and (ii) subject to any reasonable delay in establishing new employee benefits during the period where Purchaser provides such Continuing Employees benefits under the Transition Services Agreement (provided that, Purchaser must comply with the term of Section 6.11(g)), defined contribution retirement (401(k)), health and welfare benefits and other employee benefits (other than defined benefit plans, retiree welfare plans, retention or change in control benefits or equity or equity-based compensation arrangements) that, in the aggregate, are no less favorable than those in effect for the Continuing Employee immediately prior to the Closing.

(c)               Purchaser agrees to assume, or to cause its Affiliates to assume, apply and comply with any Collective Bargaining Agreement between the Company and the collective bargaining representative of any bargaining unit of the Business Employees.

(d)               Effective as of the Closing, (i) the Company shall cease to be a participating employer in each Employee Plan that is not a Company Employee Plan (and any other employee benefit or compensation plan or arrangement maintained or contributed to by Seller or its Affiliates), other than as contemplated in the Transition Services Agreement, and (ii) each Continuing Employee shall cease to be an active participant in such Employee Plans and other benefit or compensation plans and arrangements. Seller and its Affiliates shall retain all liability associated with the Employee Plans (other than Company Employee Plans) and other employee benefit or compensation plans or arrangements maintained or contributed to by Seller or its Affiliates, whether such liability arises prior to, at or after the Closing.

(e)               With respect to each benefit plan, program, practice, policy or arrangement maintained or set up by Purchaser or an Affiliate of Purchaser (including the Company) following the Closing and in which any of the Continuing Employees participate following the Closing (each, a “Purchaser Plan”), for purposes of determining eligibility to participate, vesting and accrual of and entitlement to benefits, service with Seller and its Affiliates (or predecessor employers to the extent Seller or any of its Affiliates provides past service credit) shall be treated as service with Purchaser and its Affiliates; provided, however, that service shall not be credited for purposes of accruals of benefits under a defined benefit plan or retiree welfare programs or eligibility for retirement provisions under any equity compensation arrangements or to the extent such credit would result in a duplication of benefits. Purchaser shall use commercially reasonable efforts to cause each Purchaser Plan that is a group health or welfare plan to waive for each Continuing Employee and his or her eligible dependents any eligibility waiting periods and pre-existing condition limitations (except to the extent that such requirements or limitations applied to the Business Employee prior to the Closing under comparable Employee Plans). Purchaser agrees that it will use commercially reasonable efforts to give Business Employees credit under the Purchaser Plans providing medical, dental, vision, hospital or pharmaceutical benefits in which such Business Employees participate for amounts paid prior to the Closing during the calendar year in which the Closing occurs under a corresponding Employee Plan for purposes of applying deductibles, co-payments, out-of-pocket maximums and other eligible expenses as though such amounts had been paid in accordance with the terms and conditions of the applicable Purchaser Plan (to the extent such credit would have been given for such amounts under the corresponding Employee Plan prior to the Closing). Purchaser’s obligations under this paragraph are expressly conditioned on Seller providing Purchaser or its designees with all material information reasonably requested to allow Purchaser to satisfy such obligations.

(f)                With respect to any accrued but unused vacation and paid time off to which any Continuing Employee is entitled pursuant to the vacation and paid time off policies and state and local laws applicable to such Continuing Employee immediately prior to the Closing, Purchaser shall, or shall cause its Affiliates to, assume the Liability for such accrued vacation and paid time off and allow such Continuing Employee to use such accrued vacation and paid time off in accordance with the practice and policies of Purchaser or its Affiliates.

(g)              As of the Closing Date with respect to all employees covered by a Collective Bargaining Agreement or as soon as administratively practicable thereafter with respect to all other employees, Purchaser shall cause such Continuing Employees to (i) become members of a class of employees eligible to participate in a Purchaser Plan that is a qualified arrangement under Section 401(k) of the Code (“Purchaser 401(k) Plan”) and (ii) be covered under one or more Purchaser Plans that provides for medical, dental, vision and insurance benefits. Purchaser shall use commercially reasonable efforts to cause the Purchaser 401(k) Plan to accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code).

(h)              After the Closing Date and subject to Applicable Law (including Section 409A of the Code and applicable guidance thereunder), Seller may, in its sole discretion, terminate any Employee Plan (or portion of any Company Employee Plan) providing nonqualified deferred compensation (within the meaning of Section 409A of the Code) to any Continuing Employee. In connection with such termination and in accordance with Applicable Law, Seller may accelerate the payment of any amounts it is required to pay to such Continuing Employees under such Employee Plan, with such amounts to be paid at the time determined by Seller in accordance with Applicable Law.

(i)                Notwithstanding the foregoing, nothing contained herein shall obligate Purchaser or its Affiliates to maintain the employment of any Business Employee for any specific period of time. Purchaser acknowledges and agrees that, after the Closing and except as may be contemplated under the Transition Services Agreement, the Business Employees will no longer be covered by or have access to any Employee Plans that are not Company Employee Plans. The provisions of this Section 6.11 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to (i) confer upon or give to any Person (including, for the avoidance of doubt, any Business Employee), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights, including any third-party beneficiary rights, or remedies under or by reason of any provision of this Agreement, or (ii) be construed as an amendment to any Employee Plan, Purchaser Plan or other employee benefit plan or program.

Section 6.12        Treatment of Certain Affiliate Arrangements; Replacement of Guarantees.

(a)               Subject to Applicable Law and notwithstanding anything to the contrary in Section 6.1(e)(iii), on or prior to the Closing Date, all Related Party Contracts listed in Section 6.12(a) of the Disclosure Schedule and any powers of attorney granted to any employees or representatives of the Seller Group (other than employees or representatives of the Company) shall be terminated, and all Intercompany Payables and Intercompany Receivables shall have been settled, and any related obligations fully discharged.

(b)               Enterprise-Wide Contracts. With respect to each Enterprise-Wide Contract, and to the extent requested by Purchaser, Seller shall use commercially reasonable efforts to cause the rights and benefits that were enjoyed by the Company under such Enterprise-Wide Contract to continue to be enjoyed by the Company after the Closing at Purchaser’s sole expense pursuant to the Transition Services Agreement; for a period ending on the earlier of expiration of the current term of such Enterprise-Wide Contract for the lesser of (i) nine months after the Closing and (ii) the termination of such Enterprise-Wide Contracts.

(c)               Shared Contracts. Prior to the Closing and except with respect to Shared Contracts specifically to be addressed pursuant to the Transition Services Agreement, with respect to each Shared Contract, including each of the Shared Contracts set forth in Section 6.12(c) of the Disclosure Schedule and any other Shared Contract for which Purchaser requests in writing that Seller attempt to separate, if Seller and Purchaser each mutually agree that such Shared Contract can be separated in a manner that would (i) not materially and adversely affect any of Seller and its Affiliates’ businesses (not including the business of the Company) or otherwise result in a material liability to Seller and (ii) permit the Company to have a Contract or Contracts with the applicable third party on substantially similar terms to the benefits enjoyed by the Company under such Shared Contract as of the date hereof or such other mutually agreeable terms, then Seller shall use commercially reasonable efforts to obtain the agreement of the applicable third party that is the counterparty to each such Shared Contract to permit the separation of such Shared Contract such that the Company shall have its own Contract or Contracts with such applicable third party that would permit the Company to continue operating in the Ordinary Course, with the costs and benefits under such Separated Contract allocated ratably in good faith based on the relative usage under such Shared Contract of the Company on the one hand and the Seller Group on the other hand, or as otherwise agreed in writing by Purchaser and Seller (each such Contract, a “Separated Contract”). For each Shared Contract that does not become a Separated Contract and where Seller and its Affiliates would not be in breach of such Shared Contract to assign or subcontract the benefits of such Shared Contract to the Company, Seller shall cause the rights and benefits under each such Shared Contract that were enjoyed by the Company prior to the Closing to continue to be enjoyed by the Company after the Closing pursuant to the Transition Services Agreement until the earlier of (i) 12 months after the Closing Date and (ii) the date that such Shared Contract terminates in accordance with its terms; provided that Purchaser and the Company shall be obligated to pay all expenses, fees and Liabilities incurred by the Seller Group under such Shared Contract arising from or relating to (i) the benefits being provided to the Company and such assignment and (ii) all other actions of the Company in enjoying the benefits of such Shared Contract. For the avoidance of doubt, all fees or separation costs required to be paid to a third party to cause a Shared Contract to be a Separated Contract or to assign the benefits under any Shared Contract, in each case, to the extent required by the foregoing, shall be paid by Seller (provided, set-up fees and separate costs that are addressed by the Transition Services Agreement shall be paid in accordance with the Transition Services Agreement). Each of Purchaser and Seller shall cooperate in good faith to achieve the foregoing effects, including by executing any additional agreements reasonably necessary to give effect to the foregoing agreements. Notwithstanding the foregoing, (i) with respect to any Shared Contract that is for the leasing of equipment or any other personal property, Seller may at any time prior to the Closing, purchase the equipment or property that is used by the Company under such Shared Contract and transfer title of such equipment or property to the Company in lieu of separating such Shared Contract or assigning benefits of such Shared Contract and (ii) Seller may fulfill its obligations with respect to any Shared Contract by assigning such Shared Contract to the Company.

(d)               Seller Credit Support.

(i)                 Notwithstanding anything to the contrary herein, prior to the Closing, Seller may not enter into, renew or extend any Seller Credit Support that is material to the Business individually or in the aggregate on term and conditions (not including the amount of the Seller Guarantee) that are materially less favorable to the guarantor than the forms of those Seller Guarantees that are set forth in Section 4.16(a)(ix) or Surety Bonds that are set forth in Section 4.16(a)(x), respectively of the Company Disclosure Schedule; provided that Surety Bonds issued on form documents from nationally recognized surety issuers are expressly permitted.

(ii)                A list of each such additional Seller Credit Support permitted to be incurred hereunder or otherwise approved by Purchaser shall be delivered in writing to the Purchaser at least five days prior to the Closing Date; provided that Seller may supplement such list with additional Seller Credit Supports entered into in compliance with this Agreement during such five day period prior to the Closing Date (the “Listed Seller Credit Support”). Subject to Applicable Law, within 90 days after the Closing, Purchaser shall arrange for substitute letters of credit, guarantees, surety bonds or other obligations or commitments to replace each Seller Credit Support or otherwise make Purchaser or cause its Affiliates to assume all obligations under each such Seller Credit Support, in each case, obtaining from the creditor or other counterparty a full release (in a form reasonably satisfactory to Seller) of all parties that may be liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other obligations to a counterparty in connection with amounts drawn under the applicable Seller Credit Support. Purchaser further agrees that to the extent (1) the beneficiary or counterparty under any Seller Credit Support does not accept any such substitute letter of credit, guarantee or other obligation or commitment proffered by Purchaser or (2) Purchaser is unable to obtain from the beneficiary or counterparty under any Seller Credit Support a full release (in a form reasonably satisfactory to Seller) as contemplated by this Section 6.12(d)(ii), at the request of the Seller, Purchaser shall, within 90 days after the Closing, provide Seller with letters of credit or an indemnity bond in an amount equal to the Seller’s and its Affiliates’ entire potential Liability pursuant to the immediately preceding sentence.

(iii)                To the extent Purchaser has not, as of Closing, arranged for substitute Seller Credit Support or satisfactorily replaced the Seller’s or its Affiliates’ obligation to the creditor or counterparty under the Seller Credit Support in accordance with this Section 6.12(d)(iii), the Purchaser will, from and after the Closing, (1) promptly pay directly the creditor or counterparty any and all losses incurred in connection with the Seller Credit Support after the Seller’s receipt of a written demand from such person, (2) where Seller is required to pay such losses directly to the creditor or counterparty, advance such loss amounts to Seller or its Affiliate, as applicable, prior to Seller or its Affiliate’s requirement to pay, and (3) indemnify, defend and hold harmless Seller and its Affiliates against and reimburse Seller and its Affiliates for, any and all amounts paid, in performance of such Seller Credit Support. The indemnity rights and obligations in this Section 6.12(d)(iii) shall not limit, modify or affect, or be limited, modified or affected by, the rights and obligations of the parties under Article VIII, other than the defense and notices provisions described therein.

Section 6.13        Other Transaction Documents. At the Closing, each Party shall, and shall cause its respective Affiliates to, execute each Transaction Document in the form attached hereto (other than this Agreement) to which it is contemplated to be a party.

Section 6.14        Transaction Litigation. Seller shall control the defense of Action brought by stockholders of Seller or any of their Affiliates against Seller, Company, Purchaser and/or their directors or officers relating to the transactions contemplated by the Transaction Documents (“Transaction Litigation”) commenced or threatened in writing to be commenced, after the date hereof; provided, however, that Seller (i) shall promptly provide Purchaser with copies of all written proceedings relating to such Transaction Litigation and keep Purchaser reasonably informed with respect to the status thereof, (ii) if Purchaser or any of its Affiliates are party to such Transaction Litigation, give Purchaser the opportunity to, subject to the entry into a joint defense agreement with terms mutually agreeably to the parties and at Purchaser’s expense, participate in the defense, settlement or prosecution of any such Transaction Litigation and utilizing counsel reasonably agreeable to both Purchaser and Seller, (iii) shall consider Purchaser’s views and consult with Purchaser regarding the defense or settlement of any such Transaction Litigation and (iv) shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation in a manner that imposes any material Liability on Purchaser or the Company after the Closing (excluding any settlement solely for monetary damages to be paid by Seller) without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.15        R&W Insurance. Purchaser has duly executed and delivered certain conditional binders from the applicable R&W Insurers with respect to the R&W Insurance Policy, each attached as Exhibit D (the “Conditional Binder”), with respect to the draft representation and warranty insurance policy attached to the Conditional Binder in connection with this Agreement (a “R&W Insurance Policy”). Purchaser shall not, and shall cause its Affiliates not to agree to any amendment, variation, or waiver of such Conditional Binder or R&W Insurance Policy that would increase the retention amount thereunder, modify section XII (subrogation) of the R&W Insurance Policy, reduce the aggregate coverage available thereunder or materially and adversely impact Seller (including by granting the right of indemnification, contribution, subrogation or other rights to pursue any claim against Seller to the insurer, other than for Fraud), without Seller’s prior written consent (which consent may be conditioned in Seller’s sole and absolute discretion).

Section 6.16        Non-Competition; Non-Solicitation. From the Closing Date until the date that is three (3) years from the Closing Date (the “Restricted Period”) Seller agrees it shall not, and shall cause each of its subsidiaries not to, directly or indirectly,:

(a)               own any direct or indirect interest in, manage, control any business in the United States (the “Restricted Territory”) that competes with the Restricted Business (as conducted as of the date hereof); provided, that nothing herein shall prohibit (i) Seller or any of its Affiliates from owning direct or indirect equity interests in, or being a passive owner of, not more than five percent (5%) of the outstanding stock of any class of a Person that is publicly traded so long as Seller does not have any active participation in the business of such Person; (ii) Seller and its Affiliates from acquiring any Person or the business of any Person where less than 15% of such Person’s revenues in the last fiscal year is derived from a business competitive with the Restricted Business (as conducted as of the date hereof) so long as Seller uses commercially reasonable efforts to divest substantially all of the portion of the business that is competitive with the Restricted Business within 18 months after the acquisition of such Person or such business or (iii) Seller from being acquired by or merging into any other Person that is engaged in a business that competes with the Restricted Business;

(b)               solicit, recruit or hire any Restricted Employee, provided that, the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Restricted Employees or hiring Restricted Employees who respond to such solicitations or (B) Seller or any of its subsidiaries from soliciting, recruiting or hiring any Restricted Employee who (x) has voluntarily ceased to be employed or retained by the Company for at least six months, or (y) has been terminated by Purchaser or its Affiliates (including the Company) and has ceased to be employed or retained by Purchaser or its Affiliates (including the Company). For purposes hereof, “Restricted Employee” shall mean any employee of the Company who is then employed by Purchaser or its Affiliates in connection with the Business and who is on the date hereof and on the Closing Date is (A) employed in an executive or senior managerial position, (B) in the engineering department of the Company or (C) designated by the Company as a Level 2 Employee or Level 3 Employee; or

(c)               directly or indirectly use, license, assign or transfer the Seller Trademarks in connection with the business of manufacturing, and selling medium power, large power and extra high voltage transformers, components designed for use in such transformers, and maintenance and installation services for such transformers, in each case, in the United States of America.

Section 6.17        Other Bid. Seller and the Company shall effective upon the execution hereof terminate, and direct their Representatives to terminate, any discussions or negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, any Other Bid, and shall promptly after the execution hereof request each Person that has executed a confidentiality agreement in connection with its consideration of acquiring the Company or substantially all the business or assets of the Company to return all confidential information furnished to such Person by or on behalf of the Company. Neither Seller or the Company shall, or shall authorize or permit any of their Representatives to, (i) solicit, initiate or encourage any Other Bid, (ii) enter into any Contract with respect to any Other Bid or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Other Bid. Seller and the Company promptly shall advise Purchaser orally and in writing of any Other Bid received in writing or any written inquiry with respect to or which could lead to any Other Bid and the identity of the Person making any such Other Bid or inquiry. “Other Bid” means any proposal for a merger, sale of securities, sale of substantially all assets of or similar transaction involving the Company, other than the transactions contemplated by this Agreement and each other Transaction Documents and the acquisition of materials, supplies and inventory in the Ordinary Course.

Section 6.18        Financing Cooperation.

(a)       Prior to the Closing Date, each of Seller and the Company will use its commercially reasonable efforts, and will use commercially reasonable efforts to cause each of their respective officers, employees and advisers to use commercially reasonable efforts, to provide Purchaser with cooperation reasonably requested in writing by Purchaser to assist it in connection with the arrangement and the closing of the Debt Financing, in all cases at Purchaser’s sole cost and expense (and provided that such requested cooperation is consistent with Applicable Law and does not unreasonably interfere with the operations of the Company), including using commercially reasonable efforts in connection with:

(i)       participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with rating agencies and otherwise reasonably cooperating with the marketing efforts of the Purchaser and the Financing Sources (including using commercially reasonable efforts to cause the syndication of the Debt Financing to benefit from the existing banking relationships of the Company);

(ii)       assisting Purchaser and the Financing Sources with the preparation of customary materials for rating agency presentations, bank information memoranda (confidential and public), business projections and pro forma financial statements required in connection with the Debt Financing; including by providing information and answering questions reasonably requested in writing by Purchaser to convert the Company’s financial information from GAAP to International Financial Reporting Standards (“IFRS”) (it being understood that Purchaser and not Seller or the Company shall be solely responsible for the preparation of pro forma financial statements and the conversion of any such financial information from GAAP to IFRS);

(iv) to the extent requested in writing by Purchaser, using commercially reasonable efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing, in each case as reasonably requested by Purchaser;

(iv)       (A) to the extent required by the Financing Sources in the event the Financing Sources have exercised the “flex” provision in Section 3(ii) of the Fee Letter; reasonably facilitating the pledging of the Company’s equity by providing information as requested in writing and as reasonably necessary for Purchaser to negotiate a customary pledge agreement and assisting Purchaser in connection with the delivery of the stock certificate and stock power contemplated in Section 2.5(b)(i) to the Financing Sources in lieu of to the Purchaser, if so requested in writing by Purchaser (which delivery shall be deemed to satisfy the requirements of such section), and (B) if requested in writing by Purchaser, delivery of the items required to be delivered by Seller pursuant to Sections 2.5(b)(vi), (vii) and (viii) to the Financing Sources in lieu of to the Purchaser (which delivery shall be deemed to satisfy the requirements of such sections); for the avoidance of doubt, no written request by Purchaser shall be required for the delivery of items required by Sections 2.5(b)(vi), (vii) and (viii) to the Purchaser in accordance with such sections);

(v)       providing such other customary financial and other pertinent information relating to the Company and its subsidiaries as may be reasonably requested in writing by Purchaser to satisfy its obligations and the conditions set forth in the Debt Commitment Letter, including readily available information for inclusion in, and necessary for the preparation of a confidential information memorandum and “Public” package referred to in Section 3 of the Debt Commitment Letter, together with customary representation letter and authorization letter relating to the information provided with respect to the Company and its subsidiaries and providing other marketing and rating agency materials to be used in connection with of the Debt Commitment Letter;

(vi)       furnishing Purchaser and any Financing Sources promptly, and in any event at least five (5) days prior to the Closing Date, with all necessary documentation and other information with respect to the Company required by any Governmental Authority with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001, as amended, to the extent requested by Purchaser in writing at least eight 8 days prior to the expected Closing Date, including a Beneficial Ownership Certification as defined in 31 C.F.R. §1010.230;

(vii)       having an officer of the Company execute customary representation and authorization letters with respect to the marketing materials for the Debt Financing authorizing the distribution of information to prospective lenders in form and substance reasonably satisfactory to Seller and Purchaser and provided that Seller and the Company are given a reasonable opportunity prior to execution to review and provide comments on such information distributed to prospective lenders in connection therewith (which comments shall be considered in good faith); and

(viii)      taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Purchaser to permit the consummation of the Debt Financing, by the Company concurrently with or immediately following the Closing Date.

(b)       The Company (and with respect to clause (z) below, the board of directors of the Company)_shall not be required, under the provisions of this Section 6.18 or otherwise in connection with the Debt Financing (x) to pay any commitment or other similar fee prior to the Closing that is not advanced by Purchaser, (y) to incur any expense or Liability unless such expense or liability is fully reimbursed by Purchaser upon request from the Company (and Purchaser hereby agrees to reimburse such amounts) or (z) to approve any Debt Financing or contracts related thereto prior to the Closing. Nothing contained in this Section 6.18 or otherwise shall require the Company to be an issuer, borrower or other obligor with respect to the Debt Financing prior to the Closing and, in respect of the delivery of financial information or cooperation required to create pro forma financial statements or conversion of financial information to IFRS, in each case, reasonably requested by Purchaser, the Company, its subsidiaries and Seller shall only be obligated to deliver such financial information to the extent it may be reasonably obtained from their respective books and records without undue effort or expense and without materially interfering with their respective ordinary course of operations. Purchaser shall indemnify the Company, Seller Group and their respective Representatives from and against any and all Losses, damages, awards, fines, penalties, expenses, fees, costs and amounts paid in settlement in accordance with this Agreement (including reasonable fees and reasonable expenses of counsel) suffered or incurred by them in connection with (1) any action taken by them to satisfy its obligations under this Section 6.18 or in connection with the arrangement of the Debt Financing or (2) any information utilized in connection therewith, except with respect to (A) historical information relating to the Company or its subsidiaries or other information knowingly furnished by the Company to Purchaser for use in any materials where Purchaser has to make representations as to such information or (B) to the extent arising from the bad faith, gross negligence, fraud, intentional misrepresentation or willful misconduct of the Seller, the Company or their respective Affiliates.

(c)        All material, non-public information regarding the Company provided to Purchaser or its representatives pursuant to this Section 6.18 shall be kept confidential by them in accordance with the Confidentiality Agreement and Section 6.6, except for disclosure (i) as is customarily required to be disclosed in any rating agency presentations, offering documents, private placement memoranda, bank information memoranda (confidential and public), prospectuses and similar documents related to any Debt Financing or (ii) to any Financing Sources or prospective Financing Sources, and other financial institutions and investors that are or may become parties to or investors in any Debt Financing and to any other Financing Sources and potential other Financing Sources in connection with any Debt Financing (and, in each case, to their respective counsel and auditors), in each case, subject to customary confidentiality protections.

(d)       Notwithstanding anything in this Agreement to the contrary, the Company’s or the Seller’s breach of any of its covenants required to be performed by it under this Section 6.18 will not be considered in determining the satisfaction of the conditions in Section 7.2 unless (i) Purchaser provides written notice of the alleged failure to comply, specifying that such alleged failure would reasonably be expected to cause the failure of the Debt Financing to be obtained and the steps requested to be taken to cure such alleged failure in a commercially reasonable manner consistent with this Section 6.18 and the Company failed to promptly use commercially reasonable efforts to take such steps in a manner consistent with (and to the extent such steps are required under) this Section 6.18, and (ii) the Company’s failure to comply was the proximate cause of the failure of the Debt Financing to be obtained on or before the Outside Date.

Section 6.19        Efforts to Obtain Debt Financing.

(a)       Subject to Section 6.19(d), although the parties hereto acknowledge and agree that obtaining the Debt Financing is not a condition to Closing, prior to Closing, subject to the terms and conditions of this Agreement, Purchaser shall use commercially reasonable efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to arrange, obtain and consummate the Debt Financing described in the Debt Commitment Letter on the terms and conditions described therein (including, to the extent required by the Financing Sources in order to achieve a successful syndication of the Debt Financing, the full exercise of any “flex” provisions in the Fee Letter), (ii) maintain in full force and effect the Debt Commitment Letter until the consummation of the transactions contemplated hereby and to materially comply with its obligations thereunder, (iii) negotiate and enter into definitive agreements with respect to the Debt Financing, including as contemplated in the Debt Commitment Letter, on conditions (including the “flex” provisions, if applicable) contained in the Debt Commitment Letter and Fee Letter or, if available, on other terms that are, in the aggregate, not materially less favorable to Purchaser as to the conditions contained in the Debt Commitment Letter (including the “flex” provisions, if applicable) and in any event do not contain Prohibited Terms, (iv) satisfy (or, if deemed advisable by Purchaser seek a waiver of) on a timely basis all conditions to funding in the Debt Commitment Letter, (v) fully pay, or cause to be fully paid, all commitment or other fees required to be paid by Purchaser (including its permitted successors and assigns under the Debt Commitment Letter) in connection with the Debt Financing as and when they become due, and (vi) if all conditions to the Debt Commitment Letter have been satisfied, and assuming the conditions precedent set forth in Section 7.2 are satisfied or waived, draw the full amount of the Debt Financing and cause the Financing Sources to fund the Debt Financing required to pay the Required Amount on the Closing Date.

(b)       Purchaser shall not (i) assign its rights under the Debt Commitment Letter without the prior written consent of Seller; unless such assignee shall expressly agree to be bound by the provisions of this Agreement and no such assignment shall relieve Purchaser of any of its obligations hereunder or (ii) agree to any amendments, restatements or modifications to, or grant any waivers of, any condition or other provision under the Debt Commitment Letter without the prior written consent of Seller to the extent such amendments, modifications or waivers would (A) reduce the aggregate amount of cash proceeds available from the Debt Financing to be funded on the Closing Date below an amount sufficient to pay the Required Amount, (B) prevent or materially impede or impair the ability of Purchaser to enforce its rights against other parties to the Debt Commitment Letter, Fee Letter or the definitive documentation governing the Debt Financing as so amended, replaced, supplemented or otherwise modified, relative to the ability of Purchaser to enforce its rights against such other parties to the Debt Commitment Letter and Fee Letter as in effect on the date hereof, (C) change, expand or impose new conditions precedent to the funding of the Debt Financing from those set forth in the Debt Commitment Letter on the date hereof in a manner that would prevent, materially impede, impair or delay or make less likely the Closing or (D) materially negatively affect Purchaser’s ability to consummate the transactions contemplated by this Agreement on the terms contemplated by this Agreement (the terms described in (A)-(D), collectively, the “Prohibited Terms”); provided, that, for the avoidance of doubt, nothing herein shall prohibit (x) amendments, restatements or modifications made solely to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof and (y) the replacement or amendment of the Debt Commitment Letter and the Fee Letter so long as such replaced or amended Debt Commitment Letter and Fee Letter, as applicable, does not contain Prohibited Terms.  Purchaser shall promptly provide Seller with copies of all executed amendments, modifications or replacements of the Debt Commitment Letter or definitive agreements related to the Debt Financing. Without limiting the generality of the foregoing, Purchaser shall give Seller prompt notice of the receipt of any written notice or other written communication from any Financing Source with respect to any (x) actual or alleged in writing material breach or default, termination or repudiation by any party to any of the Debt Commitment Letter or any definitive document related to the Debt Financing or any provisions of the Debt Commitment Letter or any definitive document related to the Debt Financing, or (y) of any termination, expiration, or waiver, amendment or other modification of the Debt Commitment Letter.

(c)       If any portion of the Debt Financing contemplated by the Debt Commitment Letter become unavailable on the terms and conditions contemplated thereby (including “flex” provisions, if applicable), Purchaser shall use its commercially reasonable efforts to arrange and obtain in replacement thereof alternative financing from alternative sources in an amount sufficient, together with the available cash resources of the Purchaser, to pay the Required Amount on terms and conditions (including all terms, termination rights, flex provisions and funding conditions) not materially less favorable in the aggregate to Purchaser than those included in the Debt Commitment Letter, it being understood that if Purchaser proceeds with any alternative financing, Purchaser will be subject to the same obligations with respect to such alternative financing as set forth in this Agreement with respect to the Debt Financing. Purchaser will promptly deliver to Seller true, correct and complete copies of all agreements (subject to customary redactions) pursuant to which any source has committed to provide such alternative financing.  Any reference in this Agreement to (1) the “Debt Financing” shall include any such alternative financing, (2) the “Debt Commitment Letter” shall include the commitment letter (including any related exhibits, schedules, annexes, supplements and other related documents) and the corresponding fee letter with respect to any such alternative financing, and (3) the “Financing Sources” shall include the financing institutions contemplated to provide any such alternative financing.

(d)       Purchaser expressly acknowledges and agrees that Purchaser’s obligation to hold the Closing and consummate the transactions contemplated by this Agreement shall not in any way be conditioned upon whether the Debt Financing is available or has been obtained and failure to obtain all or any portion of the Debt Financing (or any alternative financing) will not in and of itself relieve or alter Purchaser’s obligations to consummate the transactions contemplated by this Agreement upon the terms set forth in the Transaction Documents. Notwithstanding anything to the contrary in this Agreement, each of the Company and the Seller expressly agrees that a breach of this Section 6.19 shall not result in a failure of a condition in Section 7.3 if, notwithstanding such breach, Purchaser is willing and able to consummate the transactions contemplated by this Agreement, and tenders the Estimated Purchase Price, on the Closing Date.

Section 6.20        Further Assurances.

(a)       The Parties agree that, from time to time, whether before, on or after the Closing Date, each of them shall execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably requested by the other Party to carry out the purposes and intents of this Agreement.

(b)       After the Closing and giving effect to all the Transaction Documents, if (i) any member of the Seller Group receives any payments due to the Company and are paid in error to the such member of the Seller Group, Seller shall remit (or cause to be remitted) such payment to an account designated in writing by the Company and (ii) Purchaser or its Affiliates (including the Company) receives any payments due to any member of the Seller Group and are paid in error to Purchaser or such Affiliate (including the Company), Purchaser shall remit (or cause to be remitted) such payment to an account designated in writing by the Seller.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1            Conditions to Each Party’s Obligations. The obligations of the Parties to effect the Closing are subject to the satisfaction (or written waiver by each Party) on or prior to the Closing of each of the following conditions:

(a)               HSR Approval. Any applicable waiting period (or any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or shall have been terminated.

(b)               No Prohibition. There shall be no Order in effect enjoining or otherwise prohibiting the Closing and no pending Actions to enjoin or otherwise prohibit the Closing shall have been commenced and shall remain in effect by any Governmental Authority.

Section 7.2            Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the Closing is also subject to the satisfaction (or written waiver by Purchaser) on or prior to the Closing of the following conditions:

(a)               Representations, Warranties and Covenants of Company and the Seller.

(i)                 (A) Each of the representations and warranties of Seller contained in Article III shall be true and correct as of the date hereof and as of the Closing Date, as though made on the Closing Date (except to the extent such representations and warranties expressly related to a specific date in which case such representations and warranties need only to be so true and correct as of such specific date) except where failures of such representations and warranties to be true and correct have not had, individually or in the aggregate, a Seller Material Adverse Effect or a Material Adverse Effect (disregarding any limitations as to materiality or Seller Material Adverse Effect or Material Adverse Effect set forth therein); provided that the Seller Fundamental Representations shall be true and correct in all respects as of the Closing Date, as though made on the Closing Date (except to the extent such representations and warranties expressly related to a specific date in which case such representations and warranties need only to be so true and correct as of such specific date) and (B) the covenants and agreements of Seller set forth in this Agreement to be performed at or prior to the Closing shall have been duly performed in all material respects.

(A) Each of the representations and warranties of the Company and the Seller contained in Article IV shall be true and correct as of the date hereof and as of the Closing Date, as though made on the Closing Date (except to the extent such representations and warranties expressly related to a specific date in which case such representations and warranties need only to be so true and correct as of such specific date) except where failures of such representations and warranties to be true and correct have not had, individually or in the aggregate, a Material Adverse Effect (disregarding any limitations as to materiality or Material Adverse Effect set forth therein); provided that the Company Fundamental Representations shall be true and correct in all respects as of the date hereof and as of Closing Date, as though made on the Closing Date (except to the extent such representations and warranties expressly related to a specific date in which case such representations and warranties need only to be so true and correct as of such specific date); and (B) the covenants and agreements of the Company set forth in this Agreement to be performed at or prior to the Closing shall have been duly performed in all material respects.

(b)               No MAE. Since the date of this Agreement, no Material Adverse Effect shall have occurred.

(c)               Termination of Related Party Contracts. All Related Party Contracts listed in Section 6.12(a) of the Disclosure Schedule shall have been terminated and evidence of such termination delivered to Purchaser.

(d)               Notification. The Company shall have delivered notice contemplated in Section 7.2(d) of the Disclosure Schedule.

(e)               Deliveries. Seller shall have delivered, or caused to have been delivered, to Purchaser all of the documents and agreements set forth in Section 2.5(b).

Section 7.3            Conditions to Obligations of Seller. The obligation of Seller to effect the Closing is also subject to the satisfaction (or written waiver by Seller) on or prior to the Closing of the following conditions:

(a)               Representations and Warranties. (i) Each of the representations and warranties of Purchaser in Article V shall be true and correct as of the Closing Date, as though made on the Closing Date (except to the extent such representations and warranties expressly related to a specific date in which case such representations and warranties need only to be so true and correct as of such specific date) except where failures of such representations and warranties to be true and correct have not had, individually or in the aggregate, a material adverse effect on Purchaser’s ability to timely consummate the transactions in accordance with terms of this Agreement; provided that the Purchaser Fundamental Representations shall be true and correct as of the Closing Date, as though made on the Closing Date (except to the extent such representations and warranties expressly related to a specific date in which case such representations and warranties need only to be so true and correct as of such specific date) and (ii) the covenants and agreements of Purchaser set forth in this Agreement to be performed at or prior to the Closing shall have been duly performed in all material respects.

(b)               Deliveries. Purchaser shall have delivered, or caused to have been delivered, to Seller all of the documents and agreements set forth in Section 2.5(a) (other than the payments referenced in Section 2.5(a)(i), Section 2.5(a)(ii) and Section 2.5(a)(iii), which shall be delivered at Closing).

Section 7.4            Frustration of Closing Conditions. Neither Party may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s failure to perform any of its obligations under this Agreement.

ARTICLE VIII

REMEDIES

Section 8.1            Indemnification of Purchaser by Seller. Subject to the limitations on recourse and recovery set forth in this Agreement, from and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates, including their respective equityholders, officers, directors (or members of an equivalent governing body), employees, managing members, successors and assigns (each, a “Purchaser Indemnified Party”) from and against any and all Losses imposed upon or incurred by a Purchaser Indemnified Party in connection with, arising out of or resulting from:

(a)               the matter set forth in Section 8.1(a) of the Disclosure Schedule, (the “Section 8.1(a) Matter”);

(b)               the matter set forth in Section 8.1(b) of the Disclosure Schedule, (the “Section 8.1(b) Matter”);

(c)               the matter set forth in Section 8.1(c) of the Disclosure Schedule, (the “Section 8.1(c) Matter”); and

(d)               any Indemnified Taxes;

(e)               any failure of the representations and warranties in Section 4.8 (Taxes) or in the certificate delivered at Closing by the Company pursuant to Section 2.5(b)(ii) to the extent such certificate relates to Section 4.8 to be true and correct;

(f)                any failure of the representation and warranties in Section 3.2 (Capitalization) or in the certificate delivered at Closing by the Seller pursuant to Section 2.5(b)(ii) to the extent such certificate relates to Section 3.2 to be true and correct;

(g)               any Employee Plan and any other employee benefit or compensation plan, agreement or arrangements maintained, sponsored or contributed to by Seller or any of its Affiliates, in each case, other than a Company Employee Plan; and

(h)               any breach of, or failure by the Seller or the Company to perform, any of their respective covenants, agreements or obligations set forth in this Agreement to the extent such covenant, agreement or obligation is required to be performed prior to the Closing;

Section 8.2            Indemnification Procedures. This Section 8.2 shall apply, except with respect to Tax Contests, which shall be governed exclusively by Section 10.3(c).

(a)               Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof (a “Third Party Claim Notice”), but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure or delay to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually prejudiced by reason of such failure or delay. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail (taking into account the information then known by the Indemnified Party), shall include copies of all material written notices and other communications received by the Indemnified Party in respect thereof and shall indicate the estimated amount, if reasonably practicable to quantify (taking into account the information then known by the Indemnified Party), of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnified Party within 20 Business Days from the receipt of the Third Party Claim Notice, assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by its own counsel, and the Indemnified Party shall reasonably cooperate in good faith in such defense; provided that such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim (x)  that arises in connection with a criminal Action or seeks an injunction or other equitable relief against the Indemnified Party where such injunction or relief is the primary requested relief of such Third Party Claim or (y) to the extent that such Third Party Claim would be reasonably likely to result in Losses that is at least 175% of the maximum amount in respect of which the Indemnifying Party is obligated to provide indemnification under this Agreement. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.2(b), it shall have the right to take such lawful action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof as provided herein; provided that the fees and disbursements of any counsel and any expense or fees incurred as a result of the Indemnified Party so participating in such defense shall be at the expense of the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to timely notify the Indemnified Party in writing of its election to defend such Third Party Claim as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.2(b) pay, compromise and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including by making available (subject to the provisions of Section 6.6) records to the extent relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim. If the Indemnifying Party elects to defend any such Third Party Claim, the Indemnifying Party shall keep the Indemnified Party reasonably appraised at all times of the status of the Third Party Claim. Notwithstanding anything to the contrary in this Section 8.2(a), if the Seller shall have no right to assume the defense of any Third Party Claim if such Third Party Claim is covered by the R&W Insurance Policy.

(b)               Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, if the Indemnifying Party assumes the defense of a Third Party Claim pursuant to Section 8.2(a), the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed, except as provided in this Section 8.2(b) (to the extent the Indemnified Party has consent rights regarding such settlement ). If a firm offer is made to settle a Third Party Claim without any non-monetary obligation on the part of the Indemnified Party and solely for monetary damages and such monetary damages would be wholly covered by the Indemnifying Party’s indemnification obligations under this Article VIII and such settlement provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim, then the Indemnifying Party may accept and agree to such offer on behalf of the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 15 days after its receipt of such notice, the Indemnified Party may at the request of the Indemnifying Party’s request continue to contest or defend such Third Party Claim (at the Indemnified Party’s sole cost and expense), and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense of a Third Party Claim pursuant to this Section 8.2(b), to the extent it seeks indemnification in respect of such Third Party Claim under this Agreement from an Indemnifying Party, it shall not agree to any settlement of such Third Party Claim without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)               Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure or delay to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually prejudiced by reason of such failure or delay. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail (taking into account the information then known by the Indemnified Party) and shall indicate the estimated amount, if reasonably practicable to quantify (taking into account the information then known by the Indemnified Party), of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 20 Business Days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 20 Business Day period, the Indemnifying Party shall be deemed to have rejected such Direct Claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)               Notwithstanding anything in this Agreement to the contrary, with respect to any Action that is subject to the R&W Insurance Policy in excess of the retention thereunder, the terms and provisions of this Section 8.2 shall, to the extent such Action is recoverable above the retention in the R&W Insurance Policy, be subject to the terms and provisions of the R&W Insurance Policy, with the terms and provisions of such R&W Insurance Policy to control to the extent of any conflict or inconsistency with the preceding terms or the provisions of Section 8.3.

Section 8.3            Manner of Payment; R&W Policy; Additional Matters.

(a)               Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 10 Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds to the Indemnified Party.

(b)               Notwithstanding anything to the contrary in this Agreement, the R&W Insurance Policy has been purchased on behalf of Purchaser and neither Seller nor its Affiliates shall be entitled to receive any proceeds from the R&W Insurance Policy, except to the extent Purchaser or any of its Affiliates receives any proceeds thereunder in respect of a Loss previously paid or indemnified by Seller as set forth in Section 8.5(g).

Section 8.4              Survival of Indemnification Claims.

(a)               The representations and warranties of the Company or the Seller set forth in Section 3.2 (Capitalization) shall survive until the date that is earlier of (i) 60 days after the applicable statute of limitations and (b) 10 years after the Closing Date;

(b)               The Section 8.1(a) Matter and the Section 8.1(b) Matter shall survive the Closing until the date that is six (6) years after the Closing Date;

(c)               Covenants, agreements and obligations of Seller and the Company to be performed prior to the Closing shall survive until June 1, 2022.

(d)               Indemnification claims that may be made under the Section 8.1(c) Matter, Section 8.1(d), Section 8.1(e) and Section 8.1(f) shall survive the Closing until the date that is 60 days after the applicable statute of limitations with respect to such indemnifiable matter;

(e)               Any claims for indemnification under this Article VIII must be made pursuant to the applicable provisions of this Section 8.4 prior to the expiration of the applicable survival date. Without limiting the foregoing, all claims that may be made by any Purchaser Indemnified Party pursuant to Section 8.1, in each case and together with the applicable representations, warranties, covenants and agreements applicable to such claim, may be made only prior to the applicable survival date contemplated in this Section 8.4 (provided that if any claim is timely made prior to such applicable expiration date, such claim shall survive until it is fully resolved in the accordance with the terms hereof). For the avoidance of doubt, survivability of matters not addressed in this Section 8.4 are addressed by Section 11.1. The Parties intend for the survival periods in this Section 8.4 (other than with respect to matters indemnifiable under Section 8.1(d) and 8.1(e)) and in Section 11.1 to operate as a contractual statute of limitations and to shorten, replace and superseded any statute of limitations that may otherwise be applicable and the Parties acknowledge and agree that such survival periods are reasonable and appropriate.

Section 8.5            Limitation on Indemnification. Purchaser and Seller agree, for themselves and on behalf of Purchaser Indemnified Parties, respectively, that:

(a)               No Purchaser Indemnified Party will assert any claims for, nor shall any Purchaser Indemnified Party be entitled to, indemnification under the Section 8.1(a) Matter or Section 8.1(h) in respect of any Loss incurred or suffered by such Purchaser Indemnified Party that is an individual indemnifiable Loss or series of related Losses (including Losses for common claims) equal to or less than $75,000 (each such Loss in excess of such amount, a “Qualifying Loss”), following which the applicable Purchaser Indemnified Party shall be entitled to recover the total amount of Losses that constitute a Qualifying Loss, subject to the other applicable provisions hereof, including the Deductible.

(b)               No Purchaser Indemnified Party will assert any claims for, nor shall any Purchaser Indemnified Party be entitled to, indemnification under the Section 8.1(a) Matter in respect of any Losses thereunder such Section until such time as the aggregate amount of Qualifying Losses claimed under the Section 8.1(a) Matter exceeds $2,418,750 (the “Deductible”), and then only for the aggregate amount of all Losses in excess of the Deductible. For the avoidance of doubt, Purchaser shall be permitted to choose the basis of the claim for its indemnification; provided that, (i) if a Loss is specifically covered by the Section 8.1(b) Matter, Purchaser shall not seek recovery under any other indemnification rights it has under Section 8.1 and (ii) once Purchaser has sought recovery for a claim under any particular indemnification right in Section 8.1, Purchaser cannot seek recovery for the same claim under any other indemnification right in Section 8.1.

(c)               The aggregate liability of Seller in respect of all claims for indemnification pursuant to (the following amounts, collectively, the “Caps” and each, a “Cap”):

(i)                 The Section 8.1(a) Matter will not, collectively, exceed $17,500,000;

(ii)              The Section 8.1(b) Matter will not, collectively, exceed $6,000,000;

(iii)            The Section 8.1(a) Matter and Section 8.1(h) (Covenants) will not exceed $60,000,000; and

(iv)             Section 8.1 in the aggregate (other than any claims for indemnification for SPX Corporate Taxes) will not exceed the Purchase Price received by Seller.

(d)               No Purchaser Indemnified Party shall be entitled to recover any amount relating to any matter arising under one provision of this Agreement to the extent such Person has already recovered such amount with respect to such matter pursuant to such provision or any other provisions of this Agreement. No Purchaser Indemnified Party shall be entitled to indemnification for Third Party Claims with respect to any Loss until such Purchaser Indemnified Party, as applicable, has suffered actual Losses. No Purchaser Indemnified Party shall be entitled to any recovery in excess of the applicable Cap for such claim.

(e)               Notwithstanding anything to the contrary in this Agreement, for purposes of determining whether there has been a breach of or inaccuracy in a representation or warranty set forth in Section 3.2 (Capitalization), Section 4.8 (Taxes), or that is contemplated in Section 8.1(a) of the Disclosure Schedule and the amount of Losses that are the subject matter of an Action for indemnification or reimbursement hereunder with respect to such representations and warranties, such representations and warranties shall be read without regard and without giving effect to the terms “material” or “Material Adverse Effect” or similar terms, phrases or qualifiers contained in such representation or warranty.

(f)                The Losses giving rise to any indemnification obligation hereunder shall be limited to the Losses actually suffered by the Indemnified Party and shall be reduced by any insurance proceeds or other payment or monetary recoupment actually received or that are actually realized or obtained by the Indemnified Party as a result of the events giving rise to the Action for indemnification (net of any related out-of-pocket costs and expenses reasonably incurred, including the aggregate cost of pursuing any related insurance, indemnity, contribution or other similar Actions). Subject to Section 8.5(j), any Indemnified Party that becomes aware of Losses for which it intends to seek indemnification hereunder shall use commercially reasonable efforts to collect any amounts to which it may be entitled under insurance policies (including the R&W Insurance Policy) in place or from third parties (pursuant to indemnification agreements or otherwise) and shall use commercially reasonable efforts to mitigate such Losses. No Indemnified Party shall seek Losses against Seller with respect to the Section 8.1(a) Matter and the Section 8.1(b) Matter for punitive, special, or consequential damages or any damages for diminution in value or lost profits unless such damages are awarded to a third party in connection with a Third Party Claim.

(g)               If any third party recovery or insurance recovery is actually realized by an Indemnified Party after having previously received indemnity Action proceeds hereunder from an Indemnifying Party, such Indemnified Party shall promptly tender to the respective Indemnifying Party an amount equal to the lesser of (i) the aggregate amount of the recovery (net of any related out-of-pocket costs and expenses reasonably incurred, including the aggregate cost of pursuing any related insurance, indemnity, contribution or other similar Actions) and (ii) the amount paid by the Indemnifying Party, in each case subject to the rights of the R&W Insurer under the R&W Insurance Policy.

(h)               Purchaser agrees that (i) except as expressly contemplated herein, none of Seller or any of its Affiliates or their respective Representatives shall have any liability whatsoever for or under the R&W Insurance Policy or payable in respect thereof, other than the R&W Insurer’s subrogation rights with respect to Fraud and (ii) the absence of coverage under the R&W Insurance Policy or the failure of the R&W Insurance Policy to be in full force and effect for any reason shall not expand, alter, amend, change or otherwise affect the liability of Seller or any of its Affiliates or any of their respective Representatives under this Agreement.

(i)                 With respect to each indemnification obligation in this Agreement, Losses shall be calculated net of any amounts that are included in the determination of any Adjustment Item in connection with the determination of Purchase Price and net of any Tax Benefits; provided, however, that this Section 8.5(i) shall not be construed to require an Indemnified Party to make available its Tax Returns (or any other information relating to its Taxes that it deems confidential) to the Indemnifying Party or any other Person; provided, further, that no Tax Benefits shall be taken into account to reduce Losses attributable to Indemnified Taxes described in clause (d) of the definition thereof.

(j)                 The Section 8.1(a) Matter and the Section 8.1(b) Matter shall be subject to further limitations as set forth in Section 8.1(j) of the Disclosure Schedule.

(k)               Indemnification for Losses pursuant to Section 8.1(d) and (e), to the extent such Losses relate solely to costs and expenses of the Purchaser that result from the Change Request, shall not be recoverable hereunder and shall be exclusively recoverable under the Side Letter.

Section 8.6            Tax Treatment. The Parties agree to treat and report all indemnity payments as additional adjustments to the Purchase Price paid hereunder for all applicable Tax purposes to the greatest extent permitted by Applicable Law.

Section 8.7            Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement, Seller and Purchaser hereby agree that following the Closing and other than with respect to (a) claims for Fraud, (b) Losses arising under Section 2.3 (Purchase Price Adjustments), (c) seeking specific performance as contemplated in Section 11.3 and other claims available under contract with respect to covenants and agreements to be performed after the Closing, and (d) claims for certain reimbursements as provided for in the Side Letter, the sole and exclusive remedy of a Party (including against the Financing Sources) for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in this Agreement shall be the indemnification rights set forth in this Article VIII, regardless of the legal theory under which any liability or obligation may be sought to be imposed, whether sounding in Contract or tort, or whether at law or in equity, or otherwise. For avoidance of doubt claims available under contract with respect to covenants and agreements herein shall be pursued without regard to the indemnification provisions set forth herein. No Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature in connection with the Debt Financing. The parties hereto agree that the provisions of this Agreement relating to indemnification, and the limits imposed on Purchaser’s and the Purchaser Indemnified Parties’ rights and remedies with respect to this Agreement and the transactions contemplated hereby (including this Article VIII) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder. Without limiting the generality of the foregoing, the Parties hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled with respect to this Agreement and the transactions contemplated hereby.

ARTICLE IX
TERMINATION

Section 9.1            Termination. This Agreement may be terminated prior to the Closing:

(a)               by the mutual written consent of Seller, the Company and Purchaser;

(b)               by either Seller or the Company, on one hand, or Purchaser, on the other hand, if the Closing has not occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to take any action required to fulfill any of such Party’s obligations under this Agreement has caused or resulted in the failure of the Closing to occur prior to the Outside Date; provided, further, that, on a date that would otherwise have been the Outside Date, if the condition set forth in Section 7.1(a) is the only condition in Article VII (other than those conditions that by their terms are to be satisfied by actions taken at the Closing) that shall not have been satisfied or waived on or before such date, either the Seller and the Company, one the one hand, or Purchaser, on the other hand, may extend the Outside Date to a date no later than December 30, 2021 to enable such condition to be satisfied or waived, in which case the Outside Date shall be deemed for all purposes to be such later date.

(c)               by either Seller or the Company, on one hand, or Purchaser, on the other hand, upon written notice to the other, in the event of a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Purchaser (in the case of Seller or the Company) or Seller or the Company (in the case of Purchaser), which breach would, individually or in the aggregate, result in, if occurring or continuing on the Closing Date, the failure of any condition to the terminating Party’s obligations set forth in Article VII to be satisfied, and which cannot be or has not been cured within 60 days after the giving of written notice to the breaching Party of such breach (or by the Outside Date, if earlier); provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any Party if the would-be terminating Party is then in material breach of any of its representations, warranties, agreements and covenants hereunder;

(d)               by either Seller or the Company, on one hand, or Purchaser, on the other hand, if any Order enjoining any Party from consummating the transactions contemplated hereby is entered by a Governmental Authority having competent jurisdiction over the Business, the Company, Purchaser or Seller and such Order is final and nonappealable or if an Applicable Law shall have been promulgated or enacted that prohibits or otherwise makes illegal the performance of this Agreement or the transactions contemplated hereby,

(e)               by either Seller or the Company after the first Business Day following the date on which the Closing should have occurred pursuant to Section 2.4 if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), (ii) Seller and the Company confirm that all of the conditions set forth in Section 7.3 have been satisfied or waived (or would be satisfied or waived if Closing were to occur), (iii) Purchaser fails to consummate the transactions contemplated by this Agreement within one Business Day following the date on which the Closing should have occurred pursuant to Section 2.4 and (iv) Seller and the Company stood ready and willing to consummate the transactions contemplated by this Agreement on such date and through the end of such one Business Day period.

Section 9.2            Notice of Termination. If Seller or Purchaser desires to terminate this Agreement pursuant to Section 9.1, it shall give written notice of such termination to (in the case of termination by Seller or the Company) Purchaser and to (in the case of termination by Purchaser) Seller and the Company.

Section 9.3            Effect of Termination. Upon a termination of this Agreement in accordance with Section 9.1, each Party’s further rights and obligations hereunder, other than the Surviving Provisions, shall terminate, but termination shall not affect any rights or obligations of a Party which may have accrued prior to such termination and shall not relieve any Party from Liability for Fraud or any Willful Breach prior to such termination.

ARTICLE X

TAX MATTERS

Section 10.1        Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Seller. Purchaser shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns or other documentation relating to the Transfer Taxes, the expense of which shall be shared in the same manner as Transfer Taxes; provided, however, that to the extent required by Applicable Law, Seller will join in the execution of any such Tax Returns or other documents relating to Transfer Taxes, in which case, Purchaser shall provide Seller with copies of each such Tax Return or other document at least 15 days prior to the date on which such Tax Return or other document is required to be filed for their review, comment, and approval, such approval not to be unreasonably withheld, conditioned, or delayed.

Section 10.2        Seller Tax Matters. Purchaser shall not (and shall not cause or permit any Person, including the Company) to take, cause, agree to or otherwise initiate any Seller Tax Matter that could reasonably be expected to relate to Group Taxes in a Pre-Closing Period or Taxes for which Seller has an indemnification obligation under this Agreement, in each case to the extent such Seller Tax Matter could reasonably be expected to adversely affect Seller, without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Agreement, nothing shall preclude Purchaser or any of its Affiliates from filing any Tax Return with respect only to a Tax period beginning after the Closing Date, in any jurisdiction with which Purchaser reasonably believes the Company is required to make such filing under Applicable Law.

Section 10.3        Certain Tax Matters.

(a)             Filing of Tax Returns.

(i)                 Seller, at its sole cost and expense, shall timely prepare and file, or cause to be timely prepared and filed, all Tax Returns of the Company required to be filed with respect to taxable periods that end on or prior to the Closing Date and shall pay any Taxes shown as due thereon. Purchaser, at its sole cost and expense, shall timely prepare and file, or cause to be timely prepared and filed, all Tax Returns of the Company required to be filed with respect to taxable periods that begin on or before and end after the Closing Date and shall pay any Taxes shown as due thereon. Seller shall reimburse Purchaser for the pre-Closing portion of any such Taxes, as determined in accordance with Section 10.3(b).

(ii)                 Except as required by Applicable Law, all Tax Returns described in Section 10.3(a)(i) shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date). With respect to each Tax Return to be filed pursuant to Section 10.3(a)(i), the preparing party shall provide a draft copy of such Tax Return to the non-preparing party not less than fifteen (15) days prior to the due date for such Tax Return, taking into account extensions (or, if such due date is within fifteen (15) days following the Closing Date, as promptly as practicable following the Closing Date), and the preparing party shall not file any such Tax Return without the consent of the non-preparing party, such consent not to be unreasonably withheld, conditioned, or delayed.

(b)             Straddle Period Tax Allocation. Each of the Company and Purchaser will, unless prohibited by Applicable Law, close the taxable period of the Company as of the end of the day on the Closing Date. If Applicable Law does not permit the Company to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to any Straddle Period, the portion of any such Taxes attributable to the portion of such Straddle Period ending on the Closing Date will be: (i) in the case of all Taxes measured by income or receipts, on a closing of the books basis and (ii) in the case of all other Taxes, by apportioning such Taxes on a per diem basis. For purposes of this Section 10.3, any exemption, deduction, credit or other item that is calculated on an annual basis will be apportioned on a per diem basis. If the Company is a partner in a partnership, (or an owner of a similar interest with respect to which items of the entity are taken into account by the Company), the Company shall be treated, solely for purposes of determining the year to which the partnership’s or other entity’s income is allocated, as selling or exchanging its entire interest in the entity at the end of the Closing Date in accordance with the principles of Treasury Regulation Section 1.1502-76(b)(5).

(c)             Tax Contests. Purchaser shall promptly notify Seller in writing upon receipt of notice of any pending or threatened Tax Contest which could reasonably be expected to relate to Group Taxes in a Pre-Closing Period or Taxes for which Seller has an indemnification obligation under this Agreement. Seller shall control, at its expense, any such Tax Contest and employ counsel of its choice, provided however that (1) Seller shall keep Purchaser reasonably informed and consult seriously and in good faith with Purchaser and its counsel with respect to any issue relating to such Tax Contest; (2) Seller shall provide Purchaser with copies of all correspondence, notices and other written materials received from any Governmental Authorities and shall otherwise keep Purchaser and its counsel advised of significant developments in the Tax Contest and of significant communications involving representatives of the Governmental Authorities; (3) Seller shall provide Purchaser with a copy of any written submission to be sent to a Governmental Authority prior to the submission thereof and shall give serious and good faith consideration to any comments or suggested revisions that Purchaser or its counsel may have with respect thereto; and (4) Seller shall not settle such Tax Contest without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything herein to the contrary, Seller shall be entitled to control, at its expense, any Tax Contest with respect to Group Taxes involving the Company underway as of the date of this Agreement and shall be entitled to settle any such Tax Contest in its sole discretion; provided, however, Seller shall keep Purchaser reasonably informed with respect to any issue involving the Company in such Tax Contest and Seller shall provide Purchaser with copies of all material correspondence, notices and other written materials received from any Governmental Authorities with respect to the Company and shall otherwise keep Purchaser advised of significant developments in the Tax Contest and of significant communications with respect to the Company involving representatives of the Governmental Authorities.

(d)             Tax Refunds. Purchaser shall cause the amount of any and all U.S. state or local Tax refunds or credits for overpayment (including any interest paid or credited with respect thereto to the extent received from the Governmental Authority) actually received in cash or utilized as an offset against cash Tax liability of Purchaser, the Company, or any Affiliate thereof that relate to deposits for, or prior-period overpayments applied to, state or local income Taxes of the Company with respect to 2021 taxable year to be promptly paid to the Seller, less any Taxes or reasonable out-of-pocket costs incurred in connection therewith; provided, that the foregoing shall not apply to any Tax refunds or credits to the extent taken into account in determining the Purchase Price. The parties agree to treat and report (and cause their Affiliates to treat and report) any payments pursuant to this Section 10.3(d) as adjustments to the Purchase Price for all applicable Tax purposes, unless otherwise required by Applicable Law. To the extent that Purchaser has caused a Tax refund or credit to be paid to Seller, and all or a portion of such Tax refund is subsequently determined by a Governmental Authority to be due and owed to a Governmental Authority, the Seller shall return to Purchaser such amounts of such refund which have been determined, pursuant to a final determination (within the meaning of Section 1313(a) of the Code) to be due and owed to such Governmental Authority.

(e)             Assistance and Cooperation. After the Closing Date, each of Seller and Purchaser shall (and shall cause their respective Affiliates to):

(i)                 timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Transfer Taxes;

(ii)       assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 10.3(a)(i), and in connection therewith, provide the other party with any necessary powers of attorney;

(iii)       cooperate fully in preparing for and defending any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company;

(iv)       make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company; and

(v)        furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any Taxes or Tax Returns of the Company; provided, that Purchaser shall only be obligated to furnish copies of such correspondence to Seller to the extent such audit or information request relates to Group Taxes in a Pre-Closing Period or Taxes for which Seller has an indemnification obligation under this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1        Survival. Except as set forth in Section 8.4, the representations and warranties of the Parties contained in this Agreement shall terminate as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no Liability on the part of, nor shall any claim be made by, any Party or any of its Affiliates with respect to such representations and warranties contained herein except that, notwithstanding anything to the contrary herein, the limitations contained in this Section 11.1 shall not apply to any act of Fraud. Except for such covenants which expire by their terms and as set forth in Section 8.4, the covenants and agreements set forth herein which by their terms contemplated performance after the Closing shall survive the Closing until the expiration of the term of the undertaking set forth in such covenants and agreements. Notwithstanding anything to the contrary in this Agreement, the survival periods set forth in Section 8.4 or this Section 11.1 shall not affect or otherwise limit any claim made or available under the R&W Insurance Policy.

Section 11.2        Notices. All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when transmitted by electronic mail (in which case effectiveness shall be the earlier of (i) upon confirmation of receipt (excluding out-of-office or other similar automated replies) or (ii) in the event that confirmation of receipt is not delivered, if such electronic mail is sent prior to 5:00 p.m. New York time on a Business Day, on such Business Day, and if such electronic mail is sent on or after 5:00 p.m. New York time on a Business Day or sent not on a Business Day, the next Business Day), (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

if to Seller or to the Company (prior to the Closing):

SPX Corporation

6325 Ardrey Kell Road, Suite 400

Charlotte, NC 28277

Attention:      General Counsel

E-mail:           john.nurkin@spx.com

with a copy to (which shall not constitute notice):

K&L Gates LLP

300 South Tryon Street, Suite 1000

Charlotte, North Carolina 28202

Attention:      Rick Giovannelli

                      Leah Baucom

Email: Rick.  Giovannelli @klgates.com

                      Leah.Baucom@klgates.com

if to Purchaser, Guarantor or to the Company (after the Closing):

GE-Prolec Transformers, Inc., Prolec GE Internacional, S. de R.L. de C.V. or SPX Transformer Solutions, Inc., (as applicable)

c/o Prolec GE Internacional, S. De R.L. De C.V.

Blvd. Carlos Salinas de Gortari Km 9.25

66600 Apodaca, Mexico

Attention:      Jorge Enrique Sepúlveda Lugo

Email:           Jorgeenrique.sepulveda@prolecge.com

and

Xignux, SA de CV

Ave. Pedro Ramírez Vázquez 200-2

66278 San Pedro Garza Garcia Nuevo León

Attention:      Teresa Elizabeth Villarreal Torres

Email:            Teresa.Villarreal.Torres@xignux.com

with a copy (which shall not constitute notice):

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attention:      Alyssa A. Grikscheit

E-mail:          agrikscheit@sidley.com

Section 11.3        Specific Performance. Each Party acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Agreement and that, in view of the uniqueness of the subject matter of this Agreement, the remedy at law for any breach, or threatened breach, of any of such provisions would be inadequate and, accordingly, agrees that the other Party, in addition to any other rights or remedies which it may have, shall be entitled to specific performance of this Agreement and any of the terms of this Agreement (including the obligations of Purchaser under Section 2.4 and 2.5 and the obligations of the Parties under Sections 6.4, 6.5, 6.6, 6.8, 6.10, 6.11, 6.16, 6.17, 6.18 and 6.19) and such other equitable and injunctive relief available to the Parties from any arbitral tribunal of competent jurisdiction to compel specific performance of, or restrain any Party from violating, any of such provisions. In connection with any Action for equitable and injunctive relief permitted hereunder, each Party hereby waives any claim or defense that a remedy at law alone is adequate and, to the maximum extent permitted by Applicable Law, agrees to have each provision of this Agreement (including the obligations of Purchaser under Section 2.4 and 2.5 and the obligations of the Parties under Sections 6.4, 6.5, 6.6, 6.8, 6.10, 6.11, 6.16, 6.17, 6.18 and 6.19) specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of equitable and injunctive relief against it enjoining or restraining any breach or threatened breach of any provision of this Agreement.

Section 11.4        Entire Agreement; Severability; Amendments and Waivers.

(a)               This Agreement (including the Disclosure Schedule), the other Transaction Documents and the Confidentiality Agreements constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

(b)               If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

(c)               Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party or, in the case of a waiver, by each Party against whom the waiver is to be effective. Notwithstanding anything to the contrary contained herein, this Section 11.4, and Sections 8.8, 11.7, 11.9, 11.10 and 11.14 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplement, waived or otherwise modified in any manner that is materially adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

(d)               No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(e)               Purchaser acknowledges and agrees that, except for the representations and warranties contained in Article III and Article IV (in each case, as qualified by the Disclosure Schedule), neither Seller nor any of its Affiliates is making any representation or warranty regarding any documents, projections, forecasts, statement or other information made, communicated or furnished (orally, in writing, in the VDR, in management presentations (including any questions posed and answers given and any related discussions, whether formal or informal) or otherwise) to Purchaser, any of its Affiliates, or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to such Person by any Representatives of Seller or any of its Affiliates). No Person makes any representations or warranties by or on behalf of Seller or any of its Affiliates to Purchaser regarding the probable success or profitability of the Company, the Company JV or the Restricted Business. Purchaser acknowledges that it has not been induced to enter this Agreement by any representation, warranty, assurance, commitment, statement or undertaking not expressly incorporated into this Agreement and agrees that it will not contend to the contrary.

(f)                If there is any inconsistency between the terms of this Agreement and any other Transaction Document, this Agreement shall prevail (as between the Parties and as between any of Seller’s Affiliates and any of Purchaser’s Affiliates) to the extent of the inconsistency, unless otherwise expressly agreed.

Section 11.5        Expenses. Except as otherwise provided herein or in any Transaction Document, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby including all third-party legal, accounting, financial advisory, consulting or other fees and expenses incurred in connection with the transactions contemplated by this Agreement, shall be paid by the Party incurring such cost or expense.

Section 11.6        Disclosure Schedule. The Disclosure Schedule is hereby incorporated in and made a part of this Agreement as if set forth in full herein and any capitalized terms used in the Disclosure Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific fact or item in the Disclosure Schedule is intended or will be deemed to imply that such amount, or higher or lower amounts, or the fact or item so included or other facts or items, are or are not material or would or would not constitute a Material Adverse Effect, a Seller Material Adverse Effect or a Purchaser Material Adverse Effect. Unless this Agreement specifically provides otherwise, neither the specification of any fact, item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific fact, item or matter in the Disclosure Schedule is intended or will be deemed to imply that such fact, item or matter, or other facts, items or matters, are or are not in the Ordinary Course. The inclusion of any fact or item in the Disclosure Schedule shall not constitute, or be deemed to be, an admission by any Party to any third party of any fact, item or matter whatsoever (including any violation, noncompliance with, or Liability or obligation under, applicable Law, other requirement or breach of Contract). Certain facts, items and matters disclosed in the Disclosure Schedule have been disclosed for informational purposes only. No exceptions to any representations or warranties disclosed on one section of the Disclosure Schedule shall constitute an exception to any other representations or warranties made in the Agreement, unless the exception is disclosed as provided in the Agreement on each such other applicable section of the Disclosure Schedule or cross referenced in such other applicable section; provided, however, that the information and disclosures contained in any section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedule as though fully set forth in such section for which applicability of such information and disclosure is reasonably apparent on the face of such disclosure without investigation or reference to underlying documentation.

Section 11.7        Binding Effect; Benefit; Assignment.

(a)               The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. The provisions this Section 11.7 and Sections 8.8 (to the extent applicable to the Financing Sources), 11.4, 11.9, 11.10 and 11.14 will inure to the benefit of the Financing Sources and their successors and assigns, each of whom are intended to be third party beneficiaries thereof (it being understood and agreed that the provisions of such Sections will be enforceable by the Financing Sources and their respective successors and assigns). Except expressly provided herein, no provision of this Agreement is intended to confer any rights, benefits, remedies, claims or Liabilities hereunder upon any Person other than the Parties and their respective successors and assigns. In no event shall any Person be liable for the Fraud of any other Person and a claim for Fraud may only be asserted against the Person that committed such Fraud.

(b)               Except as otherwise expressly provided in this Agreement, no Party may, without the prior written consent of the other Party, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement; provided that Purchaser may, following notice in writing to Seller no later than three (3) Business Days prior to the effective date of the assignment, assign any or all of its rights, benefits and obligations under this Agreement to one or more of its direct or indirect, wholly owned subsidiaries or one of its Affiliates; provided that any such assignment shall not (1) result in any delay in the consummation of the transactions contemplated hereby or (2) relieve Purchaser of its obligations hereunder. Any attempted assignment in violation of this Section 11.7 shall be null and void.

Section 11.8        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (including in respect of the statute of limitations or other limitations period applicable to any claim, controversy or dispute hereunder), without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

Section 11.9        Jurisdiction. Each of Seller (on behalf of itself and the other Seller Related Parties) and the other Parties agrees that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated thereby or involving the Financing Sources arising out of or relating to the Debt Financing, the Debt Commitment Letter or the transactions contemplated thereby, shall be brought in any federal court located in the State of New York or any New York state court, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 11.2 shall be deemed effective service of process on such Party.

Section 11.10    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THE DEBT FINANCING OR THE DEBT COMMITMENT LETTER, AND THE TRANSACTIONS CONTEMPLATED THEREBY OR THE OTHER AGREEMENTS TO BE ENTERED INTO IN CONNECTION HEREWITH, AND THE OTHER TRANSACTIONS CONTEMPLATED BY ANY OF THE FOREGOING OR THE ACTIONS, INCLUDING COUNTERCLAIMS, OF THE PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT OR THEREOF.

Section 11.11    Consent to Representation. If Seller so desires, without the need for any consent or waiver by the Company, Purchaser or any other Person, each of the Legal Advisors shall be permitted to represent Seller and its Affiliates after the Closing in connection with any matter, including any matter related to the transactions contemplated by this Agreement, any other Transaction Documents or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, each of the Legal Advisors shall be permitted to represent Seller, any of its Representatives and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary Action) with Purchaser, the Company, or any of their Representatives or Affiliates under or relating to the transactions contemplated by this Agreement, any other Transaction Documents, and any related matter, including with respect to any indemnification claims hereunder or any claims arising out of alleged Fraud or other similar matters. Purchaser and the Company further consents and agrees to, and agrees to cause any of their respective Affiliates to, consent and agree to, the communication by each Legal Advisor to Seller and its Affiliates in connection with any such representation of any fact known to such Legal Advisor arising by reason of such Legal Advisor’s prior representation of the Company. Any representation of the Company or any of its Affiliates after the Closing shall not affect the foregoing provisions hereof.

Section 11.12    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF or DocuSign format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 11.13    Payments. Except to the extent otherwise expressly provided in this Agreement, all payments to be made under this Agreement shall be made in full, without any set-off or deduction for or on account of any counterclaim. Any payment to be made under this Agreement shall be effected by crediting for same day value the account specified by the Party entitled to the payment on or before the due date for payment.

Section 11.14    Financing Sources Provisions. Notwithstanding anything herein to the contrary, each of Seller (on behalf of itself and the other Seller Related Parties) and the other Parties hereby agrees that (a) no Financing Source shall have any liability hereunder (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or losses arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach (provided that nothing in this Section 11.14 shall limit the liability or obligations of the Financing Sources under the Debt Commitment Letter or the documents governing any credit facilities provided by any Financing Source to Purchaser), (b) only Purchaser (including its permitted successors and assigns under the Debt Commitment Letter) and the other parties to the Debt Commitment Letter at their own direction shall be permitted to bring any claim against a Financing Source for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of the Debt Commitment Letter, (c) no amendment or waiver of this Section 11.14 shall be effective to the extent such amendment is adverse to the Financing Sources without the prior written consent of the Financing Sources. This Section 11.14 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.

Section 11.15    Privilege.

(a)               Purchaser further agrees, on behalf of itself and its Affiliates, that all communications in any form or format between or among any Legal Advisor and Seller, its Affiliates or any of their respective Representatives, that relate to this Agreement (or any alternative transaction) in the course of the negotiation, documentation and consummation of the transactions contemplated hereby (collectively, the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto belong solely to Seller and its Affiliates (not including the Company or the Company JV), shall be controlled by Seller (on behalf of itself and its Affiliates) and shall not pass to or be claimed by Purchaser or its Affiliates (including the Company and the Company JV). Notwithstanding the foregoing, if a dispute arises with a third party (other than Seller and its Affiliates), Purchaser or the Company may assert the attorney-client privilege to prevent the disclosure of the Privileged Communications to such third party; provided, that neither Purchaser nor the Company may waive such privilege without the prior written consent of Seller.

(b)               To the extent that files or other materials maintained by Legal Advisor constitute Privileged Communications that are property of its clients, only Seller and its Affiliates (not including the Company or the Company JV) shall hold such property rights and Legal Advisor shall have no duty to reveal or disclose such Privileged Communications by reason of any attorney-client relationship between Legal Advisor and the Company or the Company JV.

Section 11.16    Limited Guarantee.

(a)               Guarantor hereby unconditionally and irrevocably guarantees to Seller (i) the payment in full when due of all amounts payable by Purchaser under or pursuant to this Agreement, including in relation to Section 2.2, upon the satisfaction of the conditions set forth in Section 7.1 and Section 7.2 (in each case of the foregoing, other than those conditions that by their nature are to be satisfied at the Closing), and the failure of Purchaser to consummate the Closing (and pay the Final Purchase Price to the Seller) on the date it is required to consummate the Closing as determined in accordance with Section 2.4 (determined assuming satisfaction of all conditions set forth in Section 7.3), (ii) that Purchaser shall perform when due all of its obligations, covenants and agreements under or pursuant to this Agreement that are required to be performed at or prior to the Closing and (iii) if this Agreement is terminated in accordance with Section 9.1 and to the extent Purchaser has any Liabilities pursuant to Section 9.3, all Losses of Seller and its Affiliates arising from any breach by Purchaser of its obligations, covenants and agreements under or pursuant to this Agreement (the foregoing clauses (i), (ii) and (iii), the “Guaranteed Obligations”).

(b)               Guarantor agrees that the guarantee contemplated in this Section 11.17 (the “Guarantee”) is a guarantee of performance and payment and not of collection. To the fullest extent permitted by applicable Law, Guarantor waives presentment to, demand of payment from and protests to any other Person of any of the Guaranteed Obligations and also waives promptness, diligence, notice of acceptance of this Guarantee and of the Guaranteed Obligations and notice of protest for nonpayment. The Guaranteed Obligations shall not be subject to release or discharge, in whole or in part, and shall not be affected by (i) any change in corporate existence, structure or ownership of Guarantor, Purchaser or any other Person (ii) the adequacy of any other means Seller may have of obtaining payment related to the Guaranteed Obligations from any other Person, (iii) any suretyship defense of a guarantor, (iv) any defense or set-off, counterclaim, recoupment and (v) any invalidity, illegality or unenforceability of this Guarantee; provided that if Purchaser fulfills any of the Guaranteed Obligations that is not later rescinded, Guarantor shall not have separate liability for such Guaranteed Obligation.

(c)               Guarantor hereby makes all of the representations set forth in Section 5.1 (Organization, Authorization, Enforceability, Non-Contravention) as if such representations and warranties were made by Guarantor and applied to Guarantor, mutatis mutandis; provided, that it is understood that Guarantor is a Mexican corporation rather than a Delaware corporation, for purposes of the representation in Section 5.1 and the reference to “good standing” is deemed to be eliminated therefrom.

(d)               Without the prior written consent of Seller, Guarantor may not assign its obligations under this Guarantee for any reason.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SPX CORPORATION

By:	/s/ John W. Nurkin
	Name:	John W. Nurkin
	Title:	Vice President, Secretary & General Counsel

SPX TRANSFORMER SOLUTIONS, INC.

By:	/s/ John W. Nurkin
	Name:	John W. Nurkin
	Title:	Vice President, Secretary & General Counsel

GE-PROLEC TRANSFORMERS, INC.

By:	/s/ Oscar de J. Martinez Treviño
	Name:	Oscar de J. Martinez Treviño
	Title:	Corporate Development VP

By:	/s/ Teresa Elizabeth Villarreal Torres

	Name:	Teresa Elizabeth Villarreal Torres
	Title:	General Counsel

solely for the purpose of Section 11.16,

Prolec GE Internacional, S. de R.L. de C.V.

By:	/s/ Oscar de J. Martinez Treviño
	Name:	Oscar de J. Martinez Treviño
	Title:	Corporate Development VP

By:	/s/ Teresa Elizabeth Villarreal Torres
	Name:	Teresa Elizabeth Villarreal Torres
	Title:	General Counsel